      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 9, 2000

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                    COLO.COM
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

            CALIFORNIA                            4813                            94-3272783
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                                    COLO.COM
                      2000 SIERRA POINT PARKWAY, SUITE 601
                           BRISBANE, CALIFORNIA 94005
                                 (650) 292-2656
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                CHARLES M. SKIBO
                            CHIEF EXECUTIVE OFFICER
                                    COLO.COM
                      2000 SIERRA POINT PARKWAY, SUITE 601
                           BRISBANE, CALIFORNIA 94005
                                 (650) 292-2656
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:
                             MARIO M. ROSATI, ESQ.
                             MICHAEL S. DORF, ESQ.
                          ALEXANDER D. PHILLIPS, ESQ.
                              JUDY G. HAMEL, ESQ.
                             MARK A. METCALF, ESQ.
                        WILSON SONSINI GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION
                               650 PAGE MILL ROAD
                              PALO ALTO, CA 94304
                                 (650) 493-9300

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                PROPOSED MAXIMUM        PROPOSED MAXIMUM
TITLE OF EACH CLASS OF                     AMOUNT TO BE          OFFERING PRICE        AGGREGATE OFFERING          AMOUNT OF
SECURITIES TO BE REGISTERED                REGISTERED(1)          PER UNIT(1)               PRICE(1)           REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
13 7/8% Senior Notes due 2010, Series
  B...................................     $300,000,000               100%               $300,000,000.00          $79,200.00
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(f) under the Securities Act of 1933.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     The information in this preliminary prospectus is not complete and may be changed. We may not exchange these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell or exchange these securities and it is not soliciting an offer to buy or exchange these securities in any state where the offer or sale is not permitted.

                   SUBJECT TO COMPLETION, DATED JUNE 9, 2000.

                                [colo.com logo]

          Exchange Offer For $300,000,000 of 13 7/8% Senior Notes Due 2010.

                            Terms of Exchange Offer

EXCHANGE OFFER

     We will exchange new notes that are registered under the Securities Act for old notes that were sold on March 10, 2000.

     All outstanding notes that are validly tendered and not validly withdrawn will be exchanged.

     We will receive no proceeds from the exchange offer.

EXCHANGE OFFER EXPIRATION

                , 2000 at 5:00 p.m., New York City time.

OLD NOTES

     On March 10, 2000, we issued and sold $300.0 million of 13 7/8% Senior Notes due 2010.

     If you tender your old notes in the exchange offer, interest will cease to accrue before your new notes are issued. If you do not tender in the exchange offer, your old notes will continue to be subject to the same terms and restrictions except that we will not be required to register your old notes under the Securities Act.

COLO.COM

     2000 Sierra Point Parkway, Suite 601, Brisbane, California 94005, (650) 292-2656.

NEW NOTES

     Identical to the old notes except that the new notes will be registered under the Securities Act.

     -  Maturity: March 15, 2010.

    - Change of Control: You can require us to purchase your notes at 101% of the principal amount.

     - Interest: Paid every six months on March 15 and September 15, starting September 15, 2000.

     - Redemption by COLO.COM: Anytime on or after March 15, 2005, except that redemptions for a portion of the notes may be made at any time prior to March 15, 2003 with the cash proceeds of specified capital stock sales.

     -  Ranking: The new notes will be general unsecured obligations, ranking:

        -  equally with all our senior unsecured indebtedness;

        -  senior to all our subordinated indebtedness; and

        - junior to all our secured indebtedness and liabilities of our subsidiaries.

     Investment in the notes to be issued in the exchange offer involves risks. See the risk factors section beginning on page 8.

     This prospectus and the accompanying letter of transmittal are first being
mailed to holders of outstanding notes on or about                , 2000.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is                , 2000.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................    1
Risk Factors................................................    8
Forward-Looking Statements..................................   20
Use of Proceeds.............................................   21
Trademarks..................................................   21
Capitalization..............................................   22
Selected Consolidated Financial Data........................   24
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   26
Business....................................................   34
Management..................................................   46
Related Party Transactions..................................   53
Principal Stockholders......................................   55
Description of Other Indebtedness...........................   58
The Exchange Offer..........................................   59
Description of the Notes....................................   69
Material United States Federal Income Tax Considerations....  108
Plan of Distribution........................................  113
Legal Matters...............................................  113
Experts.....................................................  114
Available Information.......................................  114
Index to Consolidated Financial Statements and Schedule.....  F-1

     Until              , 2000 (90 days after the date of this prospectus), all
dealers that buy, sell or trade these securities, whether or not participating in this exchange offer, may be required to deliver a prospectus. This is in addition to dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

     The following summary highlights information we present more fully elsewhere in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of factors described under the heading "Risk Factors" and elsewhere in this prospectus.

                                    COLO.COM

     We are rapidly deploying an international platform of colocation facilities, called Neutral Optical Hubs, in which our customers can install equipment, connect to a choice of network providers and connect with our other customers. We believe our Neutral Optical Hubs will be best-in-class facilities that will offer a broad choice of network providers and the most flexible technology protocols. Our carrier neutral facilities enable our target customers to use any of the network providers available at our facilities to deliver high quality, broadband services and applications to their end users. We are not a communications carrier, and because our facilities are carrier neutral, our customers will be able to connect their communications equipment located in our facilities to any of the carriers that are connected to our facilities. As of May 31, 2000, we had signed contracts with 53 customers to locate equipment in one or more Neutral Optical Hubs, including:

     - Internet-based businesses, such as Campsix, Inc., RateXchange Corporation and ShockWave.com, Inc.

     - Application service providers, such as Evolve Software, Inc. and Musicbank, Incorporated;

     - Internet service providers, such as InterNAP Network Services Corporation, Madge Networks, N.V., The Masterlink Group, Inc. and SAVVIS Communications Corporation;

     - Competitive local phone companies, such as Mpower Communications Corp., Telseon Inc. and 2nd Century Communications Inc.; and

     - Other voice and data communications companies, such as NeuMedia Inc.

     The deregulation of the telecommunications industry and the significant growth in Internet users and bandwidth intensive applications has increased the demand for the existing communications infrastructure. This demand has strained the performance of the infrastructure, leading to problems with latency, data loss and security. These and other problems are impacting the ability of our target customers to effectively use the Internet for new services such as voice-over-Internet protocol and some applications that use streaming and broadcast capabilities. Content distribution companies and advanced switch providers have been able to improve existing bottlenecks and network congestion through technology, but depend on others to provide facilities and interconnect networks.

     Internet-based businesses, application service providers, Internet service providers, competitive local phone companies and other voice and data communications companies, which are our target customers, are increasingly turning to colocation options as the need to be close to their end users and the cost of building in-house facilities increases. These target customers have traditionally had limited colocation choices in carrier operated facilities, carrier hotels or web-hosting facilities. International Data Corporation predicts that the U.S. market for Internet hosting, which consists of shared server hosting, several categories of dedicated server hosting and related services, will grow from an estimated $3.7 billion in 2000 to $18.9 billion in 2003. Within this market, IDC predicts that the market for colocation services will be one of the fastest growing segments, growing from an estimated $710 million in 2000 to $4.2 billion in 2003.

     We believe that our carrier neutral colocation solution addresses the limitations of the traditional alternatives. Our customers will be able to purchase a variety of colocation, cross connection and technical support services in all facilities across our broad geographic presence. We believe our solution provides the foundation for building networks that enable customers to locate equipment close to end users, thereby enhancing performance and enabling them to provide more competitive service offerings. Our Neutral Optical Hubs will offer a number of compelling advantages to our customers, including:

     - International platform and rapid time to market;

     - Network and service neutrality;

     - Cost savings;

     - Best-in-class facilities; and

     - Superior customer service

     To achieve our goal of becoming the premier, international, single-source supplier for carrier-neutral colocation facilities to our targeted customer base, our strategy is to:

     - Be first-to-market with broad geographic presence;

     - Maintain neutrality;

     - Strategically deploy multiple Neutral Optical Hubs in certain geographic regions;

     - Enter into strategic and commercial relationships to extend sales reach;

     - Expand our service offerings and enable marketplace exchanges; and

     - Build the COLO.COM brand.

     We intend to have at least 40 Neutral Optical Hubs generating revenue or ready for carriers and customers to install their equipment by the end of 2000. As of May 31, 2000, we had signed leases for 46 facilities in the United States and Europe totaling more than 1.1 million square feet, of which 11 facilities in the U.S. were ready for carriers and customers to install their equipment. We believe our Neutral Optical Hubs will become the preferred platform for companies that want to enhance service for their end users, will facilitate business-to-business commerce among our customers and will enable the convergence of Internet and telecommunication services.

                            ------------------------

     We were incorporated in California under the name Colomotion, Inc. in April 1997 and changed our name to COLO.COM in July 1999. Our principal executive office is located at 2000 Sierra Point Parkway, Brisbane, California 94005, and our telephone number is (650) 292-2656. Our corporate website is www.colo.com. The information contained on our website is not incorporated by reference into this prospectus.

                               THE EXCHANGE OFFER

SECURITIES OFFERED.........  $300.0 million aggregate principal amount of
                             13 7/8% Senior Notes due 2010, Series B. The terms of the new notes and the old notes are identical except for transfer restrictions and registration rights relating to the old notes that will not be applicable to the new notes. The old notes and the new notes are collectively referred to as the notes.

ISSUANCE OF OLD NOTES......  $300.0 million aggregate principal amount of
                             13 7/8% Senior Notes due 2010, Series A were issued on March 10, 2000 to Goldman, Sachs & Co., Bear, Stearns & Co. Inc., Chase Securities Inc., Deutsche Bank Securities Inc., Warburg Dillon Read, LLC and Jefferies & Company, Inc., which placed the old notes with qualified institutional buyers.

THE EXCHANGE OFFER.........  We are offering to exchange $1,000 principal amount of new notes for each $1,000 principal amount of old notes. Old notes may only be exchanged in $1,000 principal amount increments. There are $300.0 million aggregate principal amount of old notes outstanding.

CONDITIONS TO THE EXCHANGE
  OFFER....................  The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered for exchange. However, the exchange offer is subject to customary conditions, which may be waived by us. See "The Exchange Offer -- Conditions to the Exchange Offer."

PROCEDURES FOR TENDERING...  If you want to tender your old notes in the exchange offer, you must complete and sign the letter of transmittal according to the instructions contained in this prospectus and the letter of transmittal. You must then mail, fax or hand deliver the letter of transmittal, together with any other required documents, to the exchange agent, either with the old notes to be tendered or in compliance with the specified procedures for guaranteed delivery of old notes. You should allow sufficient time to ensure timely delivery. Some brokers, dealers, commercial banks, trust companies and other nominees may also effect tenders by book-entry transfer. If you own old notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you are urged to contract that person promptly if you wish to tender old notes in the exchange offer. Letters of transmittal and certificates representing the old notes should not be sent to COLO.COM. These documents should be sent only to the exchange agent. Questions regarding how to tender and requests for information should also be directed to the exchange agent.

                             If you hold old notes through The Depositary Trust Company and wish to accept the exchange offer, you must do so pursuant to the book-entry transfer facility's procedures for book-entry transfer (or other applicable procedures), all in accordance with this prospectus and the letter of transmittal.

                             See "The Exchange Offer Procedures for Tendering Old Notes."

EXPIRATION DATE;
  WITHDRAWAL...............  The exchange offer will expire on the earlier of
                             5:00 p.m. New York City time, on              ,
                             2000 or the date when all old notes have been tendered, or a later date and time to which it may be extended. However, it may not be extended beyond
                                            , 2000. We will accept for exchange
                             any and all old notes that are validly tendered in the exchange offer prior to 5:00 p.m., New York City time, on the expiration date. The tender of old notes may be withdrawn at any time prior to the expiration date. Any old note not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer. The new notes issued in the exchange offer will be delivered promptly following the expiration date. See "The Exchange
                             Offer -- Terms of the Exchange Offer; Period for Tendering Old Notes" and "-- Withdrawals of Tenders."

GUARANTEED DELIVERY
  PROCEDURES...............  If you wish to tender your old notes and (1) your old notes are not immediately available or (2) you cannot deliver your old notes together with the letter of transmittal to the exchange agent prior to the expiration date, you may tender your old notes according to the guaranteed delivery procedures contained in the letter of transmittal. See "The Exchange Offer -- Procedures for Tendering Old Notes -- Guaranteed Delivery Procedures."

TAX CONSIDERATIONS.........  For U.S. federal income tax purposes, the exchange of old notes for new notes should not be considered a sale or exchange or otherwise a taxable event to the holders of notes. See "Material United States Federal Income Tax Considerations."

USE OF PROCEEDS............  We will receive no proceeds from the exchange offer.

APPRAISAL RIGHTS...........  Holders of old notes will not have dissenters'
                             rights or appraisal rights in connection with the exchange offer.

EXCHANGE AGENT.............  State Street Bank & Trust Company of California,
                             National Association is serving as exchange agent in connection with the exchange offer for the notes.

RESALES OF NEW NOTES.......  Based on an interpretation by the Securities and
                             Exchange Commission set forth in no-action letters issued to third parties, we believe that you may resell or otherwise transfer new notes issued in the exchange offer in exchange for old notes without restrictions under the federal securities laws.

                             However, there are exceptions to this general statement. You may not freely transfer the new notes if:

                             - you are an affiliate of COLO.COM;

                             - you did not acquire the new notes in the ordinary
                               course of your business;

                             - you have engaged in, intend to engage in, or have
                               an arrangement or understanding with any person to participate in the distribution of the new notes; or

                             - you are a broker-dealer who acquired the old
                               notes directly from us.

                             Any holder subject to any of the exceptions above and each participating broker-dealer that receives new notes for its own account in the exchange offer in exchange for old notes that were acquired as a result of market making, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the new notes.

CONSEQUENCES OF NOT
  EXCHANGING THE OLD
  NOTES....................  If you do not tender your old notes or your old notes are not properly tendered, the existing transfer restrictions will continue to apply. The old notes are currently eligible for sale pursuant to Rule 144A through the PORTAL Market. Because we anticipate that most holders will elect to exchange old notes for new notes due to the absence of restrictions on the resale of new notes under the Securities Act in most cases, we anticipate that the liquidity of the market for any old notes remaining after the consummation of the exchange offer will be substantially limited. See "Risk Factors -- There could be negative consequences to you if you do not exchange your old notes for new notes" and "The Exchange Offer -- Consequences of Failure to Exchange Old Notes."

                      SUMMARY DESCRIPTION OF THE NEW NOTES

     The terms of the new notes and the old notes are identical in all respects, except that the terms of the new notes do not include the transfer restrictions and registration rights relating to the old notes. The old notes and the new notes are referred to collectively as the notes.

     The new notes will bear interest from the most recent date to which interest has been paid on the old notes. Accordingly, registered holders of new notes on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date on which interest has been paid. Old notes accepted for exchange will cease to accrue interest from and after the date of completion of the exchange offer. Holders of old notes whose old notes are accepted for exchange will not receive any payment in respect of interest on the old notes otherwise payable on any interest payment date that occurs on or after completion of the exchange offer.

NOTES OFFERED..............  $300.0 million aggregate principal amount of
                             13 7/8% Senior Notes due 2010, Series B.

MATURITY...................  March 15, 2010

INTEREST...................  The notes will bear interest at the rate of
                             13 7/8%. We will pay interest on the notes in cash, semiannually in arrears, on each March 15 and September 15, commencing September 15, 2000.

ESCROW PROCEEDS............  We have used a portion of the proceeds from the sale of the old notes to purchase U.S. government securities which were placed in an escrow account. The scheduled interest and principal payments on the U.S. government securities placed in the escrow account will be sufficient to pay the first four scheduled interest payments on the notes. The notes are secured by a lien on the securities in the escrow account.

RANKING....................  The notes are unsecured (except as described in
                             "-- Escrow Proceeds" above) senior obligations and:

                             - rank equal in right of payment with all of our
                               existing and future unsecured senior debt;

                             - are effectively subordinated to any of our
                               secured debt to the extent of the value of the assets which secure such debt; and

                             - are effectively subordinated to the existing and
                               future debt and other liabilities (including trade payables) of our subsidiaries or any future subsidiaries.

                             As of March 31, 2000, we had:

                             - no unsecured debt that would have ranked equally
                               with the notes in right of payment;

                             - $3.4 million of secured debt that would have
                               effectively ranked senior to the notes to the extent of the value of the assets securing such debt; and

                             - no debt or other liabilities (including trade
                               payables) of our subsidiaries that would have effectively ranked senior to the notes.

SINKING FUND...............  None.

OPTIONAL REDEMPTION........  We may redeem all or a portion of the notes at any time on or after March 15, 2005, at the redemption prices set forth in this prospectus under the caption "Description of the Notes -- Optional Redemption", plus accrued interest, if any, to the date of redemption. In addition, before March 15, 2003, we may redeem up to 35% of the aggregate principal amount of the old notes with the proceeds from certain sales of our capital stock.

MANDATORY OFFER TO
  REPURCHASE...............  If we experience specific kinds of changes of control, we must offer to repurchase the notes at a redemption price equal to 101% of the aggregate principal amount of the notes repurchased, plus accrued interest, if any, to the date of repurchase. See "Description of the
                             Notes -- Repurchase at the Option of Holders Upon a Change of Control."

BASIC COVENANTS OF THE
  INDENTURE................  We have issued the notes under an indenture. The indenture, among other things, restricts our ability and the ability of our subsidiaries and any future subsidiaries to:

                             - incur debt and issue certain types of preferred
                               stock;

                             - pay dividends or repurchase stock;

                             - repay subordinated debt;

                             - make certain investments;

                             - create restrictions on the ability of our
                               subsidiaries to make certain payments to us;

                             - enter into transactions with stockholders and
                               affiliates;

                             - create liens;

                             - engage in sale-leaseback transactions;

                             - issue capital stock of our subsidiaries;

                             - transfer or sell assets; and

                             - consolidate, merge or sell all or substantially
                               all of our assets.

                             These covenants are subject to important exceptions, including the right to incur an unlimited amount of purchase money debt. For more details, see "Description of the
                             Notes -- Covenants."

     For details of the notes, see the section "Description of the Notes" later in this prospectus.

                                  RISK FACTORS

     You should carefully consider the following risk factors and all other information contained in this prospectus before tendering your old notes in the exchange offer. Risks and uncertainties, in addition to those we describe below, that are not presently known to us or that we believe are immaterial may also impair our business operations. These risks could, if they occur, harm our business and our operating results.

THERE COULD BE NEGATIVE CONSEQUENCES TO YOU IF YOU DO NOT EXCHANGE YOUR OLD NOTES FOR NEW NOTES.

     Any old notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount of old notes outstanding. Because we anticipate that most holders will elect to exchange their old notes for new notes due to the absence of most restrictions on the resale of new notes, we anticipate that the liquidity of the market for any old notes remaining outstanding after the exchange offer may be substantially limited. Following the consummation of the exchange offer, holders who did not tender their old notes generally will not have any further registration rights under the registration rights agreement, and these old notes will continue to be subject to restrictions on transfer. The old notes are currently eligible for sale under Rule 144A through the PORTAL Market.

     As a result of making the exchange offer, we will have fulfilled our obligations under the registration rights agreement. Holders who do not tender their old notes generally will not have any further registration rights or rights to receive the liquidated damages specified in the registration rights agreement for our failure to register the new notes.

     The old notes that are not exchanged for new notes will remain restricted securities. Accordingly, the old notes may be resold only:

     - to COLO.COM or one of its subsidiaries;

     - to a qualified institutional buyer;

     - to an institutional accredited investor;

     - to a party outside the United States under Regulation S under the Securities Act;

     - under an exemption from registration provided by Rule 144 under the Securities Act; or

     - under an effective registration statement.

WE ARE A NEW COMPANY AND FACE ALL OF THE RISKS OF A START-UP COMPANY IN A NEW AND RAPIDLY EVOLVING MARKET.

     We will encounter challenges and difficulties frequently experienced by early-stage companies in new and rapidly evolving markets, including

     - a lack of operating experience;

     - increasing net losses and negative cash flows;

     - lack of sufficient customers;

     - insufficient revenue or cash flow to be self sustaining;

     - high capital expenditures;

     - an unproven business model; and

     - difficulties in managing rapid growth.

We can not assure you that we will ever be successful.

WE MAY NOT SUCCEED BECAUSE OF OUR LIMITED EXPERIENCE.

     Because we are a new company, we have limited experience in designing, building and operating Neutral Optical Hubs. As of May 31, 2000, eight of our Neutral Optical Hubs were generating revenue, including our first facility located in San Francisco (Mission Street) that we intend to close. Our buildout plan requires that we identify, lease and construct multiple facilities at the same time. We intend to have at least 40 Neutral Optical Hubs generating revenue or ready for carriers and customers to install their equipment in metropolitan areas by the end of 2000. This business plan is based on our assumption that it will take approximately ten months from the date that we enter into a lease until the date a new Neutral Optical Hub begins generating revenue. Although we have successfully met this time frame for all of our facilities (excluding our first facility located in San Francisco (Mission Street)) which were generating revenue as of May 31, 2000, we have previously experienced and may continue to experience unforeseen delays and expenses in connection with our facility buildout program. In addition, we have not yet demonstrated that we are able to manage the buildout of multiple facilities at the same time. Accordingly, we cannot assure you that we will successfully complete the implementation of our buildout plan within our proposed time frame. In addition, our lack of experience could result in increased operating and capital costs and delays in our expansion strategy. Our lack of operating experience could also result in service interruptions for our customers. In addition, our long-term business strategy calls for us to eventually offer higher margin value-added services to our customers. However, we do not currently provide such services, and have no experience in developing, implementing and marketing such services. Accordingly, we can not assure you that we will be successful at providing these additional services, or that they will not result in additional losses. We may not successfully address any or all of the risks posed by our lack of experience, and our failure to do so would seriously harm our business and operating results.

WE MUST BUILD OUT NEW FACILITIES VERY RAPIDLY IN ORDER TO MAKE PAYMENTS ON THE NOTES AND TO EXECUTE OUR BUSINESS PLAN.

     We have had very low revenues and significant losses to date, and we must build out new facilities very rapidly in order to generate sufficient revenues to be able to make payments on the notes. In addition, we must build out new facilities very rapidly in order to execute our business strategy, which is based upon gaining a first-to-market advantage in the new market for neutral colocation facilities. To accomplish this goal, we intend to have at least 40 Neutral Optical Hubs generating revenue or ready for carriers and customers to install their equipment in metropolitan areas by the end of 2000 and intend to open numerous facilities in subsequent years. Among other things, our aggressive buildout strategy will require us to rapidly:

     - locate and secure suitable sites for our Neutral Optical Hubs;

     - acquire and install equipment for each of our facilities, including heat, ventilation and air-conditioning systems, electrical power supply and backup systems, fire detection and suppression systems, equipment monitoring and 24 x 7 security systems;

     - hire technical personnel for each of our facilities; and

     - connect a variety of network providers to each of our facilities.

     We have very limited experience doing this. In addition, our existing and prospective customers expect us to provide broad geographic coverage in the near future. As a result, delays in successfully completing our buildout strategy could impair important relationships, damage our reputation and have a material adverse effect on our results of operations.

WE HAVE INCURRED LOSSES SINCE INCEPTION AND WE EXPECT FUTURE LOSSES.

     We have generally experienced increasing quarterly operating losses and negative cash flows since inception. As of March 31, 2000, we had cumulative net losses of $22.4 million and cumulative cash used in operating activities of $14.0 million. We expect that our net losses and negative cash flows will increase significantly for the foreseeable future. We cannot assure you that we will be able to achieve operating income or positive cash flows in the future. If we cannot, we would not be able to meet our working capital requirements or make interest and principal payments on our debt, including the notes.

WE WILL NEED SIGNIFICANT ADDITIONAL FUNDS WHICH WE MAY NOT BE ABLE TO OBTAIN.

     To complete the implementation of our intended buildout plan within our proposed time frame and to fund our anticipated operating losses, we will need to raise funds through additional private or public equity or debt financings. We currently anticipate that our available cash resources will be sufficient to meet our anticipated operating losses, interest expense and capital expenditure requirements through at least the completion of our facilities that are currently under construction. We do not currently have the cash resources to complete all of the facilities for which we have leased sites or to complete our intended 40 facility buildout plan for fiscal year 2000. However, we do not intend to begin construction of facilities that we do not then have sufficient resources to complete. We anticipate that we may incur a substantial amount of additional debt under a credit facility that we may enter into during 2000. Financing may not be available to us at the time we need it, or if it is available, it may only be available on terms that are unfavorable to us. If we cannot raise sufficient additional funds on acceptable terms we may need to delay or abandon some or all of our development and expansion plans or otherwise forego market opportunities, and we may incur additional losses if we need to terminate any leases or abandon or delay the completion of any facilities under construction. Equity financing would dilute the ownership interest of our current stockholders. Debt financing would increase our interest expense.

     The anticipated timing and amount of our capital requirements is forward-looking and therefore inherently uncertain. It may take longer than we anticipate to build out our Neutral Optical Hubs. We also do not know how long our sales cycle will be, but it is likely to be lengthy. Once a particular facility is generating revenue, we expect that it will take an extended period of time before it will have enough business to provide sufficient revenue to cover its expenses. Growth in the number of our facilities is likely to increase the amount and duration of losses and our financing needs. Our future capital requirements may therefore vary significantly from what we currently project and may be affected by unforeseen delays and expenses and a lengthier than anticipated sales cycle. If we encounter any of these problems or if we have underestimated our working capital, operating losses or capital expenditure requirements, we may require significantly more financing than we currently anticipate.

OUR MARKET IS NEW AND WE DO NOT KNOW IF THERE IS SUFFICIENT DEMAND FOR OUR SERVICES.

     Because the market for neutral colocation facilities is just developing, we do not know whether there will be sufficient demand for our services. Although a number of emerging companies are developing similar businesses, we are not aware of any company that has successfully executed a business plan like ours. We will make large capital expenditures and incur substantial losses before we have much information about the actual level of demand for our services. If there is not as much demand as we expect, our revenues may be insufficient to cover our costs and expenses, we may not be able to make payments on the notes and the value of our common stock could be significantly decreased.

WE EXPECT COMPETITION TO BE INTENSE.

     The market for colocation services is expanding. The main barriers to entry are access to capital, the time needed to assemble a management team and build out facilities, and the ability to secure a first-to-market advantage. We have targeted the developing neutral colocation segment of the broader market for colocation services. Although there are a number of companies developing businesses similar to ours, in most metropolitan areas there are currently a limited number of providers of neutral colocation facilities operating. We expect other companies to enter this market segment if there is sufficient demand for neutral colocation services.

     A substantial portion of the costs and expenses of a neutral colocation facility are fixed. Once a facility is built and staffed, the marginal cost of providing colocation space to a customer is relatively low. Therefore, if there is more than one neutral colocation facility in a metropolitan area, there may be price competition. If there is significant excess capacity in a metropolitan area, this could lead to increased price competition and lower margins.

     If we are unable to rapidly roll out our Neutral Optical Hubs, we may lose our first-to-market advantage and other companies may be able to attract the same customers that we are targeting. Once a potential customer is located in a competitor's facility, it will be extremely difficult to convince that potential customer to relocate to our Neutral Optical Hubs because moving out of an existing facility could result in service interruptions and significant costs to reconfigure network connections.

     In addition to competing with other neutral colocation providers, we will compete with traditional colocation providers, including local phone companies, long distance phone companies, Internet service providers and web hosting facilities. Most of these competitors have greater resources, more customers, longer operating histories, greater brand recognition and more established relationships than we have. We believe our neutrality provides us with an advantage over these competitors. However, these competitors could offer colocation on neutral terms, and may start doing so in the metropolitan areas where we establish operations. If this occurs, we could face increased price competition.

     The Telecommunications Act requires incumbent local exchange carriers to provide non-discriminatory colocation to telecommunications carriers that wish to interconnect with the incumbent local exchange carrier's networks or obtain access to incumbent local exchange carrier-provided unbundled network elements. In 1996, the Federal Communications Commission adopted initial rules to implement this provision and, in 1999, adopted additional rules that should significantly lower the cost and increase the attractiveness of incumbent local exchange carrier-provided colocation facilities. Consequently, colocation offered by incumbent local exchange carriers may become more competitive with our service offerings.

     Telephone and Internet companies with which we compete will be able to provide our target customers with additional benefits, including bundled communication services, and may do so at reduced prices or in a manner that is more attractive to our potential customers than obtaining space in our Neutral Optical Hubs. If these competitors were to provide communication services at reduced prices together with colocation space, it may lower the total price of these services in a fashion that we cannot match.

     Our competitors include:

     - carriers, such as AT&T, Level 3 Communications, MCI WorldCom, Qwest Communications International, Inc. and Sprint, which offer colocation as a byproduct of offering access to their networks;

     - web-hosting facilities offered by Digital Island, Inc. and Exodus Communications, Inc.;

     - network access points, such as Neutral Nap, PAIX, and Equinix, Inc.;

     - carrier hotels, such as One Wilshire in Los Angeles, the Westin Building in Seattle and 60 Hudson in New York, which offer physical space for lease, incumbent local exchange carriers; and

     - other domestic and international companies offering central office-like facilities, such as Switch and Data Facilities Co., CO Space, Inc., InFlow, Inc., Telehouse International Corporation of America and TelePlace in the U.S., CityReach International, DigiPlex S.A., Global Reach, IX Europe, iaxis, InterXion Netherlands BV and Redbus Interhouse in Europe, and iAsiaWorks, Inc. in Asia.

     Several of our competitors are our customers or our potential customers.

WE MUST MANAGE OUR GROWTH AND EXPANSION EFFECTIVELY.

     We are experiencing, and expect to continue to experience, rapid growth with respect to the buildout of our Neutral Optical Hubs, expansion of our customer base and increasing the number of our employees. This growth has placed, and we expect it will continue to place a significant strain on our financial, management, operational and other systems and resources, and we cannot assure you that our systems, resources, procedures and controls will be adequate to support further expansion of our operations. Any failure to manage growth effectively could seriously harm our business and operating results. To succeed, we will need to:

     - maintain close coordination among our executive, technical, accounting, finance, marketing, sales, real estate, construction and operations organizations;

     - improve our operating, administrative, financial and accounting procedures and controls; and

     - implement sophisticated management information systems, including construction management, billing, budget, sales administration and tracking, human resources and customer support systems, and systems that enable us to monitor our operations.

     We introduced a new management team and replaced substantially all of our accounting and finance staff in 1999. In connection with the audit of our financial statements for the period from our inception (April 2, 1997) to December 31, 1997 and the year ended December 31, 1998, our independent accountants reported on certain material weaknesses in the system of internal accounting and financial controls maintained by our former management, which included deficiencies in the maintenance of supporting documentation and approvals for disbursements, processes for authorizing significant contracts and reconciliation of general ledger accounts, and also reported certain unauthorized stock transactions. During 1999, in addition to hiring new accounting and financial personnel, our new management team implemented a number of internal accounting polices and procedures to strengthen our system of internal controls. We believe that these new policies and procedures have resolved all of the material weaknesses reported in connection with our 1998 audit. We can not assure you that we will not experience any deficiencies in our system of internal controls in the future. For example, despite our strengthened internal control policies and procedures, we discovered an undocumented transaction involving an option for the purchase of 5,000 shares of our common stock in mid-1999.

OUR BUSINESS IS DIFFICULT TO EVALUATE BECAUSE WE HAVE A SHORT OPERATING HISTORY.

     We were founded under prior management in April 1997 and opened our first facility in San Francisco (Mission Street) in January 1998. As of May 31, 2000, this facility was one of eight of our Neutral Optical Hubs generating revenue. Our new management has decided to close this facility because it does not meet our technical best-in-class criteria. Our operating history through December 31, 1999 consists of less than two years of operations of a single facility which has relatively few customers and which is scheduled to be closed. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a further description of the costs associated with the closure of this facility. As a result, you have limited financial and operating data about our company upon which to evaluate our business operations and our prospects. Furthermore, the business of providing neutral colocation facilities is a new industry. Although a number of emerging companies are developing similar businesses, we are not aware of any company that has successfully executed a business plan like ours. Accordingly, neither we nor you have the benefit of a comparable historical business model in order to analyze our business plan and prospects.

WE HAVE A NEW MANAGEMENT TEAM, AND WE DEPEND ON OUR ABILITY TO ATTRACT AND RETAIN KEY PERSONNEL.

     Nearly all of our management team joined us in 1999 and 2000. Although our management team has significant business experience, the members of the team have worked together for only a brief period of time. Our ability to effectively execute our business strategy depends in large part on our new management team's ability to operate effectively together. If our executives are unable to do so, our business and results of operations may be materially and adversely affected.

     Our success also depends in significant part upon the continued services of our key technical, sales and senior management personnel. If we lose one or more of our key employees, we may not be able to find a replacement and our business and operating results could be adversely affected. In particular, our performance depends upon the continued service of Charles M. Skibo, our chairman and chief executive officer. Mr. Skibo joined us in January 1999 and has been instrumental in designing and leading the execution of our business strategy. The loss of Mr. Skibo's services would have a material and adverse effect on our business.

     Although most of our senior management personnel are in place, we will need to hire additional key personnel in positions related to our strategy of rapid expansion, including mid-level headquarters staff and qualified technical personnel at each of our Neutral Optical Hubs. We estimate that we will need to hire at least 300 additional employees in executive, technical, accounting, finance, marketing, sales, customer service, real estate, construction management and operational positions by the end of 2000. As of May 31, 2000, we had 234 employees, compared to 11 employees at December 31, 1998. Our future success will depend upon our ability to identify, hire, integrate and retain and train these new employees. In addition, due to generally tight labor markets, our industry, in particular, suffers from a lack of available qualified personnel. We may not be successful in attracting, assimilating or retaining qualified personnel.

OUR SUBSTANTIAL AMOUNT OF DEBT COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER OUR OUTSTANDING INDEBTEDNESS, INCLUDING THE NOTES.

     We have a substantial amount of debt, with an approximate total indebtedness of $303.4 million as of March 31, 2000. In addition, we anticipate that we may incur a substantial amount of additional debt under a credit facility that we may enter into during 2000. This substantial level of debt could have important consequences to you. For example, it could:

     - make it more difficult for us to satisfy our obligations with respect to our outstanding debt, including the notes;

     - increase our vulnerability to general adverse economic and industry conditions or difficulties that our business may experience;

     - require us to dedicate a substantial portion of our cash flow from operations, if any, to payments on our debt, thereby reducing the availability of funds for working capital, operating losses, capital expenditures and other general corporate requirements;

     - limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate or in taking advantage of significant business opportunities that may arise;

     - place us at a competitive disadvantage compared to our competitors that have less debt or leverage; and

     - limit our ability to engage in certain business activities, including, among other things, our ability to borrow additional funds or make certain investments due to the financial and restrictive covenants in our debt.

     Any of the above factors could have a material adverse effect on our business, financial condition and results of operations.

     We and our subsidiaries and any future subsidiaries may incur substantial amounts of additional debt in the future, including an unlimited amount of purchase money debt and up to $200.0 million of debt under credit facilities, which may be secured. The terms of the indenture governing our senior notes limit, but do not prohibit, us or our subsidiaries and any future subsidiaries from doing so. If we or our subsidiaries and any future subsidiaries incur more debt, the related risks described above could intensify, and it could be more difficult for us to satisfy our obligations under our senior notes. See "Capitalization," "Selected Consolidated Financial Data," "Description of Other Indebtedness," and "Description of the Notes."

SERVICE AND OTHER INTERRUPTIONS COULD LEAD TO SIGNIFICANT COSTS AND DISRUPTIONS WHICH COULD REDUCE OUR REVENUE AND HARM OUR BUSINESS REPUTATION AND FINANCIAL RESULTS.

     Service interruptions are a very serious concern for our prospective customers and a service interruption or breach of security could be very costly to us and very damaging to our reputation. Our facilities and customers' equipment are vulnerable to damage from human error, physical or electronic security breaches, power loss, other facility failures, fire, earthquake, water damage, sabotage, vandalism and similar events. In addition, our customers would be adversely affected by the failure of carriers to provide network access to our facilities as a result of any of these events. Moreover, we are using an internally developed, standard facility design and are installing substantially the same equipment at each of our facilities. Any latent flaws in our design or equipment would affect most or all of our facilities. Although we have designed our facilities to exacting standards, any of these events or other unanticipated problems at one or more of our facilities could interrupt our customers' ability to provide their services from our facilities. This could damage our reputation, make it difficult to attract new customers and cause our existing customers to seek to terminate their contracts with us.

     We face the risk that too many customers may want to enter our facilities at the same time. Our business plan calls for a substantial percentage of available facility space to be occupied within the first year after a facility is operational. However, only a limited number of customers will be physically able to install equipment in a facility at the same time. Thus, we may be unable to accommodate our customers' needs as quickly as they would like. This could result in damage to our reputation and a reduction in the amount of, or delay in receiving, revenue from the affected customers.

WE DEPEND ON THIRD PARTIES, INCLUDING NETWORK OWNERS WITH WHOM WE COMPETE, TO PROVIDE NETWORK CONNECTIONS TO OUR NEUTRAL OPTICAL HUBS.

     We are not a communications carrier, and therefore, we rely on third parties to provide our customers with access to voice, data and Internet networks. We need to secure relationships with third party network providers to offer our customers a choice of cost-effective access to networks from our Neutral Optical Hubs. Our facilities will not be attractive to our customers without these connections. We intend to rely primarily on revenue opportunities from our existing and prospective customers to encourage carriers to incur the expenses required to connect from their points of presence to our Neutral Optical Hubs. Carriers will likely evaluate the revenue opportunity of a Neutral Optical Hub based on their estimates of demand. Many of these carriers have their own colocation facilities and may therefore be reluctant to provide network services at our Neutral Optical Hubs. As a result, carriers may elect not to connect their services to our Neutral Optical Hubs. If numerous carriers do not connect to our Neutral Optical Hubs, our business may fail.

     In order to attract carriers to connect to our facilities, we plan to place circuit orders with multiple carriers prior to completing construction of each facility. These orders will generally require us to pay an installation fee and a minimum monthly charge for periods anticipated to be approximately one to three years. We expect that as customers connect to these carriers, these circuits and the related monthly charges will be assigned to these customers and thereby reduce our obligations to the carriers. However, we cannot assure you that we will be successful in assigning these commitments to our customers or that we will not be required to make substantial payments to carriers before we begin generating revenues from our customers. In addition, we may need to provide additional incentives to attract carriers to connect to our facilities. We believe that once the first carriers connect to any given facility, other carriers will be more likely to do so. In the event that we experience delays in installing customers in our facilities, or those customers do not want services from the carriers which we have brought into a facility, we may be required to make substantial payments to these carriers. As of May 31, 2000, we had placed orders with multiple carriers to connect to 24 of our facilities, with aggregate monthly service charges of approximately $550,000. In addition, 11 of our facilities either had carriers installed or connections on order without monthly service charges.

     The construction required to connect multiple carriers to our Neutral Optical Hubs is complex and involves factors outside of our control, including the availability of local building permits, regulatory processes and the availability of the carrier's construction resources and vendor equipment. Therefore, there may be delays in obtaining access.

OUR ABILITY TO FILL OUR NEUTRAL OPTICAL HUBS IS LIMITED BY THE AVAILABILITY OF ELECTRICAL POWER.

     The availability of an adequate supply of electrical power and the infrastructure to deliver that power is critical to our ability to attract new customers and achieve our projected results. We rely on third parties to provide electrical power to our Neutral Optical Hubs, and cannot be sure that these parties will provide adequate electrical power to our Neutral Optical Hubs or that we will have the necessary infrastructure to deliver adequate electrical power to our users. Even if the utility company provides adequate power to the building, we still must rely on the landlord to provide adequate electrical power to our Neutral Optical Hub. If the amount of electrical power delivered to our facilities is inadequate to support our customer requirements or does not occur in a timely manner, our operating results and cash flow may be materially and adversely affected. In addition, the amount of space required to house generators and batteries limits the amount of sellable space that we have in each of our Neutral Optical Hubs and restricts our ability to expand the facilities. Our electrical power specifications are based upon the expected mix of customers and the expected mix of their equipment. Technological change could also increase the power requirements of customer equipment. As a result, a different mix of customers or equipment or different specifications of our customers equipment than what we expect could cause us to run out of available power before a facility is fully filled thus reducing our anticipated revenue stream or requiring us to incur additional costs to increase the amount of available power and potentially reducing the amount of saleable space.

OUR REVENUES FROM EACH NEUTRAL OPTICAL HUB WILL BE AFFECTED BY A MIX OF CUSTOMERS WITH LARGE AND SMALL DEMANDS FOR SPACE.

     Customers will have specific requirements for the configuration of their space which we may inaccurately predict. We build our sites anticipating roughly an equal mix of custom fit cage space that is designed to meet the specifications of our customers with demands for larger space and pre-configured cabinet and cage space that is designed for customers with demands for small and medium sized space. If we fail to meet our anticipated customer mix, we may incur significant costs to retrofit our facilities. We expect our large customers to purchase large amounts of cage space and outfit it to meet their own specifications. Our preconfigured cage space is available in 10' x 12', 10' x 10' and 8' x 7' sizes, and our cabinets are designed to fit standard size Internet (19-inch) and telecommunications (23-inch) mounts. We expect that some significant larger customers will drive early revenue and occupancy within each of our facilities and help us attract smaller customers. If we fail to attract enough large customers, we may not be able to increase our revenues quickly enough and may fail to establish ourselves as a credible service provider. We also expect that we will be able to fill our custom cage space much more quickly than our pre-configured cabinet and cage space. On the other hand, if we sell more than the expected amount of our space to large customers, we will have less space available to sell, on a potentially higher margin basis, to smaller customers. As a result, if we are unable to achieve a desirable mix of large and small customers, our financial results may be adversely affected.

WE MAY CONTINUE TO HAVE CUSTOMER CONCENTRATION.

     To date, we have relied upon a very small number of customers for most of our revenue. We expect that we will continue to rely upon a limited number of customers for a high percentage of our revenue on a per-facility basis and may also continue to have customer concentration company-wide. As a result of this concentration of our customer base, a loss of or decrease in business from one or more of our customers in any single facility could have a material and adverse effect on that facility, and a loss of or decrease in business from one or more of our significant customers that have entered into contracts covering multiple facilities could have a material and adverse effect on our business, prospects, financial condition and results of operations. In addition, since customers entering into contracts covering multiple facilities will have a significant impact on our revenue, they may force us into concessions that will reduce our profit margins.

WE MAY HAVE DIFFICULTY COLLECTING PAYMENTS FROM SOME OF OUR CUSTOMERS.

     We anticipate that a number of our customers will be start-up companies. There is a risk that these companies will experience difficulty paying their bills, including money owed to us for our services. Although we believe that the difficulties and service interruptions associated with relocating communications equipment may lead these customers to give greater priority to paying for our services, we might not be able to collect all of the money owed to us by some of these customers. We intend to remove customers that do not pay us in a timely manner. However, we may have difficulty collecting from or removing these customers.

WE MUST RESPOND TO EVOLVING INDUSTRY STANDARDS.

     The demand for our Neutral Optical Hubs will be affected by evolving industry standards and changes in customer demands. Our success will partially depend on our ability to address the increasingly sophisticated and varied needs of our existing and prospective customers. Future advances in technology may not be beneficial to, or compatible with, our business, and we may not be able to incorporate advances on a cost-effective and timely basis. For example, although we have taken steps to incorporate wireless communications capabilities into our facilities, the further development of this technology could lead to a reduced need for our other products and services. If customer requirements for electrical power increase and we are unable to meet this demand it will have a material and adverse impact on our business. If evolving industry standards result in substantial changes in the standard size specifications of our customers' equipment, and thereby result in the need for different dimensions of cage or cabinet space, we may need to incur additional costs to retrofit our facilities and our financial results may be adversely impacted.

WE MUST LOCATE AND SECURE SUITABLE SITES.

     We need sites that meet specific infrastructure requirements such as access to multiple communication carriers, a significant supply of electrical power, high ceilings, and the capability for heavy floor loading. In many markets, the supply of facilities with these characteristics is very limited and is in very high demand. In addition, the completion of lease transactions requires timely and successful negotiations with landlords. Our ability to secure leases rapidly can be affected by poor landlord responses. If we are not able to locate and secure suitable sites for our Neutral Optical Hubs in the markets that we intend to enter, we will not be able to complete the implementation of our buildout plan within our proposed time frame, and our business and results of operations may be adversely affected.

WE FACE RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS THAT COULD HARM OUR BUSINESS.

     A component of our strategy is to expand into international markets, including Europe and Asia-Pacific. International expansion is important to our customers who want a colocation provider with broad geographic coverage. Because our management has limited experience in conducting business outside the U.S. and may not know particular factors that affect our business in foreign countries, we will be subject to greater risks there. In addition, we anticipate that market and regulatory acceptance of the services provided by our Neutral Optical Hubs will be slower outside the U.S. As a result, we could suffer material harm to our business, including increased costs, longer sales cycles and diversion of management's attention, if we experience difficulty in dealing with some of the risks inherent in conducting our business internationally. Some of these risks include:

     - increased leasing costs and expenses;

     - difficulty or increased costs of constructing Neutral Optical Hubs;

     - longer construction times and sales cycles;

     - difficulty of securing relationships with third party network owners;

     - business practices and protectionist laws that favor local competition;

     - changes in regulatory requirements, tariffs and other trade barriers;

     - challenges in staffing and managing foreign operations, including differences in employment laws and practices;

     - difficulties associated with enforcing agreements through foreign legal systems; and

     - fluctuations in currency exchange rates and imposition of currency exchange controls.

     In addition, in order to develop or expand our international operations, we may acquire complementary businesses or enter into joint ventures or outsourcing agreements with third parties. Thus, we may depend on third parties to be successful in our international operations.

WE MAY MAKE ACQUISITIONS, WHICH POSE INTEGRATION AND OTHER RISKS.

     We may seek to acquire other colocation providers or additional colocation facilities from other companies. As a result of these acquisitions, we may:

     - pay too much;

     - be required to incur significant expenditures to retrofit the acquired facility to bring it up to our standards;

     - have difficulty assimilating customers, technology and personnel from acquired businesses;

     - create goodwill that would reduce our earnings, if any, as it is amortized; and

     - have to make write-offs of acquired assets.

     We may also acquire colocation facilities or operators of colocation facilities in foreign countries to expand our international operations. These acquisitions would also pose the risks discussed above under "We face risks associated with international operations that could harm our business." In addition, we might issue common stock to pay for some or all of the purchase price for acquired businesses. That would dilute the ownership interests of our current stockholders. Currently, we have no present understandings, commitments or agreements with respect to any such acquisitions.

LEGISLATION AND GOVERNMENT REGULATION COULD ADVERSELY IMPACT OUR BUSINESS PLAN AND OUR OPERATING RESULTS.

     Changes in the regulatory environment could affect our operating results by increasing competition, decreasing revenue, increasing costs or impairing our ability to offer services. The provision of basic telecommunications services is subject to significant regulation at the federal and state level. The Federal Communications Commission regulates telecommunications carriers that provide interstate and international common carrier services. State public utilities commissions exercise jurisdiction over intrastate basic telecommunications services but do not regulate most enhanced services, which involve more than the pure transmission of customer provided information. Many of our customers, competitors and vendors, especially incumbent local exchange carriers, are subject to federal and state regulations. These regulations change from time to time in ways that are difficult for us to predict. Although we believe the services we provide today are not subject to any regulation by the Federal Communications Commission or the state public utilities commissions, changes in regulation or new legislation may increase the regulation of our current services. In addition, our intended expansion into international markets could subject us to regulatory requirements of foreign jurisdictions.

WE MAY BE SUBJECT TO ENVIRONMENTAL RISKS INHERENT IN THE ON-SITE STORAGE OF DIESEL FUEL AND BATTERIES.

     Our Neutral Optical Hubs contain tanks for the storage of diesel fuel and significant quantities of lead acid batteries to provide back-up power generation and uninterrupted operation of our customers' equipment. We maintain an environmental compliance program that includes the implementation of required technical and operational procedures designed to minimize the potential for leaks and spills, maintenance of records and manufacturer's recommended preventative maintenance. However, we cannot assure you that these systems will at all times remain free from leaks or that the use of these systems will not result in spills. Any leak or spill, depending on such factors as the material involved, quantity and environmental setting, could result in interruptions to our operations and expenditures that could have a material adverse effect on our business, financial condition and results of operations.

YOU MAY FIND IT DIFFICULT TO SELL YOUR NOTES.

     The old notes are eligible for trading in the PORTAL Market. There is no existing trading market for the new notes and we cannot be sure that any market for the new notes will develop, that the holders of the new notes will be able to sell their notes or that the prices at which any sales that are made will be favorable. If a market for the notes were to develop, the notes could trade at prices that may be higher or lower than the exchange tender price of the old notes. Prevailing market prices from time to time will depend on many factors, including then existing interest rates, our operating results and cash flow and the market for similar securities.

     In addition, the liquidity of, and trading markets for, the new notes may be adversely affected by declines in the market for high-yield securities generally. A decline may aversely affect liquidity and trading markets independent of our financial performance or prospects.

OUR SIGNIFICANT STOCKHOLDERS CAN EXERT CONTROL OVER US, AND MAY NOT MAKE DECISIONS THAT ARE IN THE BEST INTERESTS OF HOLDERS OF THE NOTES OR OF OUR STOCKHOLDERS.

     As of May 31, 2000, our officers, directors and principal stockholders (greater than 5% stockholders) together controlled approximately 58.0% of our outstanding common stock. As a result, these stockholders, if they act together, are able to exert a significant degree of influence over our management and affairs and over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control of COLO.COM, even when such a change may be in the best interests of all stockholders.

IT MAY BE DIFFICULT FOR A THIRD PARTY TO ACQUIRE US DUE TO ANTI-TAKEOVER PROVISIONS.

     Provisions of our amended and restated articles of incorporation require approval by holders of a majority of our preferred stock prior to a merger, reorganization, sale of control or any transaction in which more than 50% of our voting power is disposed of, or the sale of all or substantially all of our assets. These provisions could make it more difficult for a third party to acquire us, even if doing so would be beneficial to holders of the notes or our stockholders.

     In addition, at some point following the exchange offer, we intend to change our state of incorporation from California to Delaware. In the course of this reincorporation, we expect to adopt provisions in our certificate of incorporation and bylaws that would create shares of undesignated preferred stock, create a classified board of directors, eliminate the right of stockholders to call a special meeting of stockholders, require stockholders to comply with advance notice requirements before raising a matter at a meeting of stockholders and eliminate the ability of stockholders to take action by written consent. As a Delaware corporation, we would also be subject to the Delaware anti-takeover statute contained in Section 203 of the Delaware General Corporation Law. Any of these provisions, or others that we may adopt, could make it more difficult for a third party to acquire us, even if doing so would be beneficial to holders of the notes or our stockholders.

THE NOTES ARE EFFECTIVELY SUBORDINATED TO OUR SECURED DEBT AND ALL OF THE LIABILITIES OF OUR SUBSIDIARIES.

     The notes are general unsecured senior obligations and rank equally in right of payment with all our existing and future senior indebtedness. The notes are effectively subordinated to our secured debt to the extent of the value of the assets securing that debt. We anticipate that all of the obligations under any credit facility that we may enter into in the future will be secured. In a bankruptcy, liquidation or reorganization of our company, our assets securing other indebtedness will be available to pay obligations on the notes only after all indebtedness secured by these assets has been paid in full, at which point there may not be sufficient proceeds remaining to pay amounts due on the notes then outstanding. The notes are also effectively subordinated to all liabilities, including trade payables and lease obligations, of our subsidiaries or any future subsidiaries. Any right we may have to receive assets of our subsidiaries or future subsidiaries upon liquidation or reorganization will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors. As of March 31, 2000, we had approximately $3.4 million of outstanding secured debt and our subsidiaries had no outstanding debt. The indenture governing the notes contains limitations on our ability and the ability of our subsidiaries to incur additional debt. However, these limitations are subject to a number of exceptions, and we and our subsidiaries or any future subsidiaries may incur significant additional debt in the future, including debt to which the holders of the notes would be effectively subordinated.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements that relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "intend," "potential" or "continue."

     In addition, these forward-looking statements include statements regarding the following:

     - our business strategy;

     - our future operations;

     - our financial position and estimated revenues;

     - our expected cost and timing of leasing, constructing and equipping each new facility; and

     - our prospects, plans and objectives of management.

     These statements are only predictions.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus or to conform these statements to actual results.

                                USE OF PROCEEDS

     We will not receive any proceeds from the issuance of the new notes offered in the exchange offer. In consideration for issuing the new notes, we will receive in exchange old notes in like principal amount, the terms of which are identical in all respects to the new notes except for transfer restrictions and registration rights. The old notes surrendered in exchange for new notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the new notes will not result in any increase in our indebtedness.

     The net proceeds from the sale of the old notes, after deducting the underwriting discounts and offering expenses, was approximately $290.3 million. We used a portion of the proceeds to purchase U.S. government securities which were placed in an escrow account and pledged for the benefit of the holders of the notes to secure our first four scheduled interest payments on the notes. We expect to use the remaining net proceeds to fund capital expenditures in the leasing and buildout of colocation facilities in the U.S. and internationally, to provide working capital, including expenses associated with sales and marketing activities, to fund operating losses, for general corporate purposes and potentially to fund acquisitions. The amounts that we will actually expend will vary significantly depending on a number of factors, including revenue growth, if any, capital expenditures, the amount of cash generated by our operations, any additional financing that we may obtain and the use of proceeds of any such financing and other factors, many of which are beyond our control. Additionally, if we determine that it would be in our best interests, we may modify the number, selection and timing of entry into various geographic markets that we may enter. Accordingly, we retain broad discretion in the allocation of the net proceeds from the sale of the old notes. Although we may use a portion of the net proceeds to pursue acquisitions of businesses complementary to ours or additional colocation facilities from other companies, there are no present understandings, commitments or agreements with respect to any such acquisitions. Pending use of the net proceeds as outlined above, we will invest these funds in short-term, interest bearing, investment-grade securities to the extent permitted by the covenants governing our outstanding senior notes and our existing debt and any statistical asset tests imposed by the Investment Company Act of 1940.

                                   TRADEMARKS

     We own applications for federal registration and claim rights in the service marks COLO.COM(SM), Neutral Optical Hub(SM) and NOH(SM). This prospectus also refers to service marks, trade names and trademarks of other companies.

                                 CAPITALIZATION

     The following unaudited table sets forth the actual cash, investments and capitalization of COLO.COM at March 31, 2000.

     Please read this table in conjunction with our consolidated financial statements, the notes to those statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included later in this prospectus.

                                                                MARCH 31,
                                                                   2000
                                                              --------------
                                                               (UNAUDITED)
                                                              (IN THOUSANDS,
                                                               EXCEPT SHARE
                                                                  DATA)
Cash and cash equivalents...................................     $381,010
Restricted cash and cash equivalents........................        3,765
                                                                 ========
Restricted investments......................................       77,729
                                                                 ========
Current portion of notes payable, net of discount(1)........          478
                                                                 ========
Long term obligations, net of current portion:
  Notes payable, net of discount(1).........................        1,287
  13 7/8% senior notes due 2010, net of discount(1).........      216,468
                                                                 --------
  Total long-term debt......................................      217,755
Stockholder's equity:
  Series A preferred stock, no par value; 5,250,000 shares
     authorized; 4,261,730 shares issued and outstanding....        2,079
  Series B preferred stock, no par value; 24,500,000 shares
     authorized; 24,500,000 shares issued and outstanding...       12,219
  Series C preferred stock, no par value; 21,000,000 shares
     authorized; 20,408,164 shares issued and
     outstanding(2).........................................      194,056
  Common stock, no par value; 81,000,000 shares authorized;
     13,557,555 shares issued and outstanding(3)............       26,003
Warrants(4).................................................       88,460
Deferred compensation.......................................      (19,698)
Notes receivable from stockholders..........................       (1,377)
Accumulated deficit.........................................      (22,410)
                                                                 --------
     Total stockholders' equity.............................      279,332
                                                                 --------
     Total capitalization...................................     $497,087
                                                                 ========

-------------------------
(1) The unamortized portion of the estimated fair value of warrants issued in connection with financing transactions is recorded as a discount to the related note payable. The actual amount payable on these notes as of March 31, 2000 is $303.4 million.

(2) Excludes 601,655 shares of Series C preferred stock issuable upon the exercise of currently exercisable warrants outstanding as of March 31, 2000 with a weighted average per share exercise price of $8.35 and per share exercise prices ranging from $6.44 to $10.00.

(3) Excludes:

     - 2,860,550 shares of common stock reserved for issuance upon exercise of outstanding vested and unvested options as of March 31, 2000 with a weighted average per share exercise price of $2.22 and per share exercise prices ranging from $0.05 to $5.00;

     - 530,000 shares of common stock issuable upon the exercise of currently exercisable warrants outstanding as of March 31, 2000 with a per share exercise price of $0.05; and

     - 5,991,540 shares of common stock reserved for issuance upon exercise of the warrants sold in our senior notes offering in March 2000, with a per share exercise price of $0.01. These warrants will become exercisable upon the earlier of (a) March 10, 2001 or (b) 180 days following the closing of our initial public offering.

(4) Reflects the value assigned to warrants issued in connection with our senior notes offering and other financing transactions. The value assigned to the warrants was calculated using the Black-Scholes pricing model (see Notes 6 and 8 to Consolidated Financial Statements).

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data should be read in conjunction with our consolidated financial statements and the notes to those statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included later in this prospectus. The following selected consolidated financial data for the period from our inception (April 2, 1997) to December 31, 1997 and for the years ended December 31, 1998 and 1999 has been derived from our audited consolidated financial statements included in the back of this prospectus. The statements of operations data for the three months ended March 31, 1999 and 2000 and the balance sheet data as of March 31, 2000 are derived from our unaudited financial statements included in the back of this prospectus. In management's opinion, the unaudited financial statements include all adjustments, consisting of only normal recurring adjustments, which we consider necessary for a fair presentation of our financial position and results of operations as of this date and for these periods. The results of operations for the three months ended March 31, 2000 are not necessarily indicative of the results to be expected for the entire year.

     In the following table, "EBITDA" consists of net loss excluding net interest, income taxes, depreciation and amortization, and deferred compensation. We have included EBITDA because we believe it is a widely used financial indicator of a company's ability to service debt, fund capital expenditures and expand its business. However, EBITDA is not calculated in the same way by all companies and is neither a measurement required by, nor represents cash flow from operations as defined by, generally accepted accounting principles. We have presented EBITDA to enhance your understanding of our operating results. You should not construe it as an alternative to net loss, as an indicator of operating performance or as an alternative to cash flow as a measure of liquidity. EBITDA in the following table is calculated differently than in the covenants under the indenture governing the notes. With respect to the caption entitled "Deficiency of earnings available to cover fixed charges," earnings available to cover fixed charges consists of net loss before provision for taxes plus fixed charges, and fixed charges consist of interest and amortization of debt discount and expense (including amounts capitalized) and one-third of rental expense, which is the portion of rental expense we believe to be representative of interest.

                                                 PERIOD FROM          YEAR ENDED       THREE MONTHS ENDED
                                                  INCEPTION          DECEMBER 31,          MARCH 31,
                                                (APRIL 2) TO      ------------------   ------------------
                                              DECEMBER 31, 1997    1998       1999      1999       2000
                                              -----------------   -------   --------   -------   --------
                                                                                          (UNAUDITED)
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
Revenue.....................................       $   31         $   190   $    218   $    55   $    192
Operating costs and expenses:
  Cost of revenue...........................           92             342        762       164      3,521
Selling, general and administrative.........           14           1,388      6,526       409      5,464
Deferred compensation.......................           --              --      1,248        --      2,258
Depreciation and amortization...............            2              10        139        50        561
  Loss on lease and leasehold improvements..           --              --        921       610         --
                                                   ------         -------   --------   -------   --------
    Total operating costs and expenses......          108           1,740      9,596     1,233     11,804
                                                   ------         -------   --------   -------   --------
Loss from operations........................          (77)         (1,550)    (9,378)   (1,178)   (11,612)
Interest income.............................           --               7        491         2      2,659
Interest expense(1).........................           (1)            (10)        --        --     (2,939)
                                                   ------         -------   --------   -------   --------
Net loss....................................       $  (78)        $(1,553)  $ (8,887)  $(1,176)  $(11,892)
                                                   ======         =======   ========   =======   ========
Basic and diluted net loss per share........       $(0.03)        $ (0.28)  $  (1.86)  $ (0.26)  $  (1.49)
                                                   ======         =======   ========   =======   ========
Shares used in computing basic and diluted
  net loss per share........................        2,612           5,554      4,771     4,461      7,985
                                                   ======         =======   ========   =======   ========

                                                 PERIOD FROM          YEAR ENDED       THREE MONTHS ENDED
                                                  INCEPTION          DECEMBER 31,          MARCH 31,
                                                (APRIL 2) TO      ------------------   ------------------
                                              DECEMBER 31, 1997    1998       1999      1999       2000
                                              -----------------   -------   --------   -------   --------
                                                                                          (UNAUDITED)
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
OTHER FINANCIAL DATA:
EBITDA......................................       $  (75)        $(1,540)  $ (7,991)  $(1,128)  $ (8,793)
Depreciation and amortization...............            2              10        139        50        561
Capital expenditures........................           71             436     12,430        73     35,734
Net cash used in operating activities.......          (66)         (1,280)    (7,739)     (485)    (4,932)
Net cash used in investing activities.......          (71)           (436)   (11,994)      (73)   (97,489)
Net cash provided by financing activities...          172           1,819    218,007       515    285,019
Deficiency of earnings available to cover
  fixed charges.............................          (78)         (1,553)    (9,900)   (1,171)   (12,717)

                                                                    DECEMBER 31,
                                                              -------------------------    MARCH 31,
                                                                 1998          1999          2000
                                                              -----------   -----------   -----------
                                                                                          (UNAUDITED)
                                                                          (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................     $138        $198,412      $381,010
Property and equipment, net.................................      495          13,195        49,033
Restricted cash and cash equivalents(2).....................       --           2,162         3,765
Restricted investments(3)...................................       --              --        77,729
Total assets................................................      888         215,742       525,108
Current portion of notes payable, net of discount(4)........       --           1,464           478
Non-current liabilities, net of discount on long term notes
  payable(4)................................................       --           1,918       219,041
Total stockholders' equity..................................      476         202,688       279,332

-------------------------
(1) Excludes interest of $930,000 in 1999 and $591,000 in the three months ended March 31, 2000, which has been capitalized as a component of construction in progress, in accordance with generally accepted accounting principles.

(2) Reflects funds set aside as collateral for letters of credit issued under building lease agreements.

(3) Reflects investments set aside as collateral for the first four interest payments relating to our senior notes.

(4) The unamortized portion of the estimated fair value of warrants issued in connection with financing transactions is recorded as a discount to the related note payable. The actual amount payable on these obligations at March 31, 2000 is $303.4 million.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with our consolidated financial statements and the notes to those statements included later in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this prospectus, particularly in "Risk Factors."

OVERVIEW

     We are creating an international platform of colocation facilities, which we refer to as Neutral Optical Hubs, in which our customers can install equipment, connect to a choice of network providers and connect with our other customers to deliver high quality, broadband services and applications to their end users. We offer our customers best-in-class facilities, which provide environmentally and physically secure centers to deploy their equipment, the opportunity to interconnect with outside carriers and with our other customers, and technical assistance and consulting services. Our colocation, cross connection and service products will scale with our customers' needs both within facilities and across our international solution. We are not a communications carrier, and because our facilities are carrier neutral, our customers will be able to connect their communications equipment located in our facilities to any of the carriers that are connected to our facilities.

     Since our inception in April 1997, our principal activities have included developing our business plan, raising capital, hiring management and other key personnel, developing our site selection criteria and our standard facility design, locating and securing sites, designing and constructing our Neutral Optical Hubs, and sales and marketing activities. We have generally experienced increasing quarterly operating losses and negative cash flows since inception, and we expect that our net losses and negative cash flows will increase significantly for the foreseeable future.

     As of May 31, 2000, we had entered into leases for 46 sites in the United States and Europe, of which 15 facilities were under construction and 11 facilities were ready for carriers and customers to install their equipment, of which seven facilities were generating revenue (excluding our first facility located in San Francisco (Mission Street)). We intend to have at least 40 Neutral Optical Hubs generating revenue or ready for carriers and customers to install their equipment in metropolitan areas by the end of 2000. As a result of this buildout strategy, we will significantly increase our cost of revenue and selling, general and administrative expenses.

     On average, we expect a new domestic facility of 25,000 square feet to cost approximately $10 million to construct and equip. Our business plan assumes that it will take approximately ten months from the date that we enter into a lease until the date a new Neutral Optical Hub begins generating revenue. Although we have successfully met this time frame for all of our facilities (excluding our first facility located in San Francisco (Mission Street)) which were generating revenue as of May 31, 2000, we have previously experienced and may continue to experience unforeseen delays and expenses in connection with our facility buildout program. In addition, we have not yet demonstrated that we are able to manage the buildout of multiple facilities at the same time. We also do not know how long our sales cycle will be, but it is likely to be lengthy. Once a particular facility is generating revenue, we expect that it will take an extended period of time before it will have enough business to provide sufficient revenue to cover its expenses. We expect that it will cost more and take longer to construct, equip and begin generating revenue in international locations. In order to attract carriers to connect to our facilities we plan to place circuit orders with approximately three carriers prior to completing construction of a facility. These orders will generally require us to pay an installation fee and a minimum monthly charge for periods anticipated to be approximately one to three years. As of May 31, 2000, we had placed orders with multiple carriers to connect to 24 of our facilities, with aggregate monthly service charges of approximately $550,000. These charges become payable as carriers complete their connections to each facility. We expect that as customers connect to these carriers, these circuits and the related monthly charges will be assigned to these customers and thereby reduce our obligations to the carriers. However, we cannot assure you that we will be successful in assigning these commitments to our customers or that we will not be required to make substantial payments to carriers before we begin generating revenues from our customers. In addition, we may need to provide additional incentives to attract carriers to connect to our facilities. If we accelerate our expansion plans or develop additional facilities, this will likely increase the amount and duration of losses and our financing needs. In addition to the 24 facilities with carrier service orders to be charged, 11 facilities either had carriers installed or connections on order without monthly service charges.

     In early 1999, our new management team determined that our first facility located in San Francisco (Mission Street) and the adjoining expansion site did not meet our technical criteria and decided to close it. As a result, we recognized a charge of $921,000 in 1999 for the writedown of the leasehold improvements related to this facility, the termination of the lease on the adjacent expansion site and forfeiture of a security deposit and prepaid rent. We have offered to move customers from this facility to either of our new facilities in San Francisco (Townsend Street) or Emeryville, California in the first half of 2000. We have made arrangements with all of the customers at our San Francisco (Mission Street) facility to relocate to other facilities. We accounted for the writedown of leasehold improvements and cancellation of the lease in 1999, but may be required to incur additional expenses in 2000 for costs related to this facility closure and in connection with relocating customers.

FACTORS AFFECTING FUTURE OPERATIONS

     REVENUE. We enter into contracts with our customers that typically have terms between one and ten years with varying renewal periods. Our revenue consists primarily of:

     - monthly fees for colocation services;

     - monthly fees for cross connecting our customers to communication carriers and other customers;

     - fees for technical support services; and

     - fees for installation services.

     Our revenue will increase as we open additional Neutral Optical Hubs. Over time, we intend to build upon our present service offerings by providing additional value-added services and eventually enabling customers to buy, sell and exchange services within each facility. Revenue for services other than installation is recognized as services are provided. Advance payments received from customers are deferred and recognized as revenue on a straight-line basis over the period in which service is provided.

     In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 101 (SAB 101), "Revenue Recognition in Financial Statements." SAB 101 summarizes the SEC's view in applying generally accepted accounting principles to selected revenue recognition issues. As of January 1, 2000, we began to recognize installation revenue over the life of the customer contract. The cost associated with customer installation and other services is expensed as incurred. There is no material impact on prior years' statements.

     COST OF REVENUE. Cost of revenue has historically consisted primarily of site-related employee salaries and benefits, rental payments on our Neutral Optical Hubs, payments for equipment, connectivity charges and other site-related operating expenses. We expect our cost of revenue to increase both in dollar amounts and as a percentage of revenue for the foreseeable future as a result of our buildout strategy.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses consist primarily of headquarters-related employee salaries and benefits, consulting fees, travel costs, sales commissions, rental payments and other occupancy costs at our headquarters location. We expect our selling, general and administrative expenses to increase both in dollar amounts and as a percentage of revenue for the foreseeable future as we build the infrastructure necessary to support our anticipated growth. However, we expect these expenses to eventually decline as a percentage of our revenue as we roll out additional Neutral Optical Hubs.

     DEFERRED COMPENSATION. In connection with the grant of certain stock options at various dates in 1999 and 2000, we recorded deferred compensation under stockholders' equity, representing the difference between the estimated fair value for accounting purposes of our stock on the dates of grant and the exercise prices. We are amortizing this deferred compensation amount over the vesting period of the underlying options or upon the lapsing of the restrictions on the applicable shares. We recorded a stock-based compensation expense resulting from the amortization of this deferred compensation amount in 1999 and the first quarter of 2000, and will recognize additional stock-based compensation expense in future periods as we amortize the $19.7 million deferred compensation remaining in stockholders' equity at March 31, 2000. All deferred compensation relates to selling, general and administrative expenses.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense consists of depreciation of capitalized construction costs, leasehold improvements, site equipment, furniture, fixtures and computer and office equipment and amortization of other assets. Capitalized costs include construction, cabling and on-site construction management costs as well as rent, utilities, direct costs and interest accrued during the construction phase. Depreciation of these costs begins once construction is complete and the facility is ready for carriers and customers to install their equipment.

     INTEREST INCOME. Interest income has been generated primarily from the unspent proceeds of our common and preferred stock offerings, our senior notes and funds received from various financing arrangements.

     INTEREST EXPENSE. Interest expense includes interest paid in cash as well as the amortization of the value of warrants issued in connection with our debt facilities and the amortization of deferred financing costs incurred in conjunction with our senior notes offering. We amortize the value of these warrants over the commitment period of the credit facility or the period in which the debt is outstanding. In accordance with generally accepted accounting principles, certain interest expense incurred during construction of our facilities is capitalized as a component of construction in progress.

     INCOME TAXES. We have operated at a net loss since inception and as a result we do not have a provision for income taxes. Deferred tax assets resulting from net operating losses and other temporary differences have been fully reserved.

RESULTS OF OPERATIONS

QUARTERS ENDED MARCH 31, 1999 AND 2000

     REVENUE. Our revenue increased 249% from $55,000 in the three months ended March 31, 1999 to $192,000 in the three months ended March 31, 2000. The increase in revenue resulted primarily from one customer at one of our Neutral Optical Hubs. The majority of this revenue is related to monthly fees for colocation services.

     COST OF REVENUE. Our cost of revenue increased 2,047% from $164,000 in the three months ended March 31, 1999 to $3.5 million in the three months ended March 31, 2000. This increase was primarily the result of increased headcount and site expenses, consisting of rent, utilities and other related costs at our Neutral Optical Hubs as well as a one-time non cash charge of $2.3 million for warrants issued to NEXTLINK.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Our selling, general and administrative expenses increased 1,236% from $409,000 in the three months ended March 31, 1999 to $5.5 million in the three months ended March 31, 2000. The increase was primarily due to an increase in headcount and related costs. We hired additional personnel in anticipation of future growth and increased the number of employees who perform headquarters-based functions. Our headcount increased from 11 at March 31, 1999 to 161 at March 31, 2000. Our occupancy and rental costs increased as a result of the expansion of our corporate office to accommodate our larger headcount.

     DEFERRED COMPENSATION. Amortization of deferred compensation increased from $0 in the three months ended March 31, 1999 to $2.3 million in the three months ended March 31, 2000. The increase was due to the increase in deferred compensation in connection with the grant of stock options subsequent to March 31, 1999. All deferred compensation relates to selling, general and administrative expenses.

     DEPRECIATION AND AMORTIZATION. Our depreciation and amortization expenses have increased 1,022% from $50,000 in the three months ended March 31, 1999 to $561,000 in the three months ended March 31, 2000. The increase was the result of the commencement of depreciation at three additional Neutral Optical Hubs in the first quarter of 2000. The increase is also due to additional computer equipment and office furniture at our expanded corporate office.

     LOSS ON LEASE AND LEASEHOLD IMPROVEMENTS. Our costs associated with the loss on lease and leasehold improvements decreased from $610,000 in the three months ended March 31, 1999 to $0 in the three months ended March 31, 2000. In early 1999, our new management team determined that our first facility located in San Francisco (Mission Street) and the adjacent expansion site did not meet our technical criteria and decided to close it. As a result, we recognized a charge of $610,000 in the three months ended March 31, 1999.

     INTEREST INCOME. Our interest income increased 132,850% from $2,000 in the three months ended March 31, 1999 to $2.7 million in the three months ended March 31, 2000. This increase was due to interest earnings on the net proceeds of our Series C preferred stock offering in December 1999 and our senior notes offering in March 2000.

     INTEREST EXPENSE. Our interest expense increased from $0 in the three months ended March 31, 1999 to $2.9 million in the three months ended March 31, 2000. The increase was due to accrued interest on the $300 million of senior notes issued in March 2000 and our other financing vehicles. An additional $591,000 of interest is capitalized and included as construction in progress in the first quarter of 2000.

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YEARS ENDED DECEMBER 31, 1998 AND 1999

     REVENUE. Our revenue increased 15% from $190,000 in 1998 to $218,000 in 1999. This increase came from additional customers at our San Francisco (Mission Street) facility as well as increased technical support services provided to customers.

     COST OF REVENUE. Our cost of revenue increased 123% from $342,000 in 1998 to $762,000 in 1999. This increase was primarily the result of increased headcount at our new Neutral Optical Hubs and variable costs related to the increased headcount.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Our selling, general and administrative expenses increased 370% from $1.4 million in 1998 to $6.5 million in 1999. This increase was primarily the result of increased salaries and related expenses. We hired additional personnel in anticipation of future growth and increased the number of employees who perform headquarters-based functions from nine at December 31, 1998 to 64 at December 31, 1999. Our occupancy and rental costs increased as a result of the expansion of our corporate office to accommodate our larger headcount. Additionally, consulting costs increased as we developed our site selection criteria and standardized facility design, located and secured sites and evaluated our compensation structure.

     DEFERRED COMPENSATION. Amortization of deferred compensation increased from $0 in 1998 to $1.2 million in 1999. The increase was due to the increase in deferred compensation in connection with the grant of stock options in 1999. All deferred compensation relates to selling, general and administrative expenses.

     DEPRECIATION AND AMORTIZATION. Our depreciation and amortization expense increased 1,290% from $10,000 in 1998 to $139,000 in 1999. This increase was primarily the result of depreciation on computer and office furniture and equipment at our expanded corporate office and depreciation associated with leasehold improvements at our existing San Francisco (Mission Street) facility.

     LOSS ON LEASE AND LEASEHOLD IMPROVEMENTS. Our costs associated with the loss on lease and leasehold improvements increased from $0 in 1998 to $921,000 in 1999. In early 1999, our new management team determined that our first facility located in San Francisco (Mission Street) and the adjacent expansion site did not meet our technical criteria and decided to close it. As a result, we recognized a charge of $921,000 in 1999, which consisted of $449,000 in the writedown of the leasehold improvements related to this facility and $472,000 for the termination of the lease on the expansion site and related legal costs, and forfeiture of a security deposit and prepaid rent.

     INTEREST INCOME. Our interest income increased 6,914% from $7,000 in 1998 to $491,000 in 1999. This change was primarily the result of interest earnings on the unspent proceeds of our Series B preferred stock offering in April 1999 and Series C preferred stock offering in December 1999.

     INTEREST EXPENSE. Our interest expense decreased from $10,000 in 1998 to $0 in 1999. This change is primarily the result of capitalizing interest costs incurred during the construction of various Neutral Optical Hubs in 1999.

FOR THE PERIOD FROM INCEPTION (APRIL 2, 1997) TO DECEMBER 31, 1997 AND FOR THE YEAR ENDED DECEMBER 31, 1998

     REVENUE. Our revenue increased 513% from $31,000 in 1997 to $190,000 in 1998. This increase was due to the fact that our first facility opened in January 1998, and we recognized minimal revenue from consulting services prior to the opening of this facility.

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     COST OF REVENUE. Our cost of revenue increased 272% from $92,000 in 1997 to
$342,000 in 1998. This increase was primarily the result of increased salaries and consulting costs in connection with the increased headcount concurrent with opening our first facility in January 1998. Rent and other costs have also increased as a result of opening of our first facility in January 1998.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Our selling, general and administrative expenses increased 9,814% from $14,000 in 1997 to $1.4 million in 1998. This increase was primarily the result of increased salaries and related expenses, higher marketing costs associated with our initial marketing efforts and consulting expenses incurred to support our growing business. In anticipation of future growth, we increased the number of employees who perform headquarters-based functions from two at December 31, 1997 to nine at December 31, 1998. Our travel and occupancy costs also increased as a result of the increase in personnel.

     DEPRECIATION AND AMORTIZATION. Our depreciation and amortization expense increased 400% from $2,000 in 1997 to $10,000 in 1998. This increase was primarily the result of the expansion of our corporate office as well as the purchase of computer equipment necessary to support our business, as well as the depreciation of leasehold improvements related to our San Francisco (Mission Street) facility.

     INTEREST INCOME. Our interest income increased from $0 in 1997 to $7,000 in 1998. This change was primarily the result of interest earnings on the unspent proceeds of our sale of common stock and short-term borrowings during 1998.

     INTEREST EXPENSE. Our interest expense increased 900% from $1,000 in 1997 to $10,000 in 1998. This change is primarily the result of additional interest expense on short-term borrowings in 1998.

LIQUIDITY AND CAPITAL RESOURCES

     Since inception, we have financed our business primarily from approximately $498.3 million of net proceeds from the sale of our preferred stock to venture capital firms and other individual, institutional and strategic investors and issuance of our senior notes. In 1998 and 1999, we received approximately $2.0 million in net proceeds from the sale of our Series A preferred stock. In April 1999, we received $12.2 million in net proceeds from the sale of our Series B preferred stock. In December 1999, we received $193.6 million in net proceeds from the sale of our Series C preferred stock. In March 2000, we received $290.3 million of net proceeds from the issuance of our senior notes.

     Our capital expenditures were approximately $71,000 in 1997, $436,000 in 1998, $12.4 million in 1999 and $35.7 million in the three months ended March 31, 2000. These expenditures were incurred primarily to build out our colocation facilities and corporate office. Our capital expenditures will be substantially higher in future periods in connection with the construction of Neutral Optical Hubs in the U.S. and internationally. As of March 31, 2000, we had committed capital expenditures of approximately $52.7 million relating to the build out of our Neutral Optical Hubs. For fiscal year 2000, we plan to make total capital expenditures estimated in excess of $400 million, primarily to build out 40 Neutral Optical Hubs, to expand our headquarters and to install and upgrade our information systems. We will need to raise additional funds in fiscal year 2000 to complete this capital expenditure program. If we are unable to raise these additional funds, we will have to build out fewer Neutral Optical Hubs. We will also need to fund our net losses, which we expect will increase substantially.

     As of March 31, 2000, we are obligated to make minimum base payments on non-cancelable leases for 36 Neutral Optical Hub sites and our corporate office of $9.7 million in the
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last nine months of 2000, $17.3 million in 2001, $18.2 million in 2002, $18.7 million in 2003, $18.4 million in 2004 and $122.5 million in subsequent years. Our lease obligations will increase substantially in future periods as we enter into additional leases. In order to attract a carrier to connect to one of our facilities, we plan to place circuit orders with approximately three carriers prior to completing construction of that facility. These orders will generally require us to pay an installation fee and a minimum monthly charge for periods anticipated to be approximately one to three years. In the event that we experience delays in installing customers in our facilities, we may be required to make substantial payments to these carriers. As of May 31, 2000, we had placed orders with multiple carriers to connect to 24 facilities with monthly service charges of approximately $550,000. This monthly cost is subject to decrease as customers move into the Neutral Optical Hubs and assume these obligations.

     Net cash used in operating activities was $66,000 in 1997, $1.3 million in 1998, $7.7 million in 1999 and $4.9 million in the three months ended March 31, 2000. Net cash used in operating activities in each of these periods was primarily due to our net losses and increases in deposits, prepaid and other current assets, offset in part by depreciation and increases in accounts payable, accrued expenses, deferred compensation and the loss on lease and leasehold improvements.

     Net cash used in investing activities was $71,000 in 1997, $436,000 in 1998, $12.0 million in 1999 and $97.5 million in the three months ended March 31, 2000. Net cash used in investing activities in each of these periods was primarily used to fund capital expenditures. In 1999 and the three months ended March 31, 2000, we also set aside funds as collateral for letters of credit issued under building lease agreements. In March 2000, we set aside approximately $77.7 million of funds as collateral for the first four interest payments of the senior notes under the terms of that offering.

     Net cash provided by financing activities was $172,000 in 1997, $1.8 million in 1998, $218.0 million in 1999 and $285.0 million in the three months ended March 31, 2000. In 1997, this amount consisted primarily of $119,000 in net proceeds from our issuance of notes payable and $53,000 from our sale of common stock. In 1998, this amount included primarily $2.0 million in net proceeds from our issuance of Series A preferred stock, offset in part by $160,000 from our repayment of notes payable and $30,000 from our repurchase of common stock. Net cash provided by financing activities in 1999 consisted primarily of $12.2 million in net proceeds from our Series B preferred stock financing, $193.6 million in net proceeds from our Series C preferred stock financing, $6.1 million in net borrowings under our loan facilities and revolving line of credit and $205,000 from our sale of common stock. Net cash provided by financing activities in the three months ended March 31, 2000 consisted primarily of $290.3 million in net proceeds from our senior notes offering, less preferred stock issuance costs of $5.9 million, which were paid during the three months ended March 31, 2000.

     We have an equipment and tenant improvement financing agreement with MMC/GATX Partnership and other lenders. This agreement provides financing of up to $17.0 million for construction costs and the purchase of equipment at our Los Angeles and Vienna, Virginia, facilities. Amounts may be borrowed under this agreement through December 31, 2001, subject to certain conditions. The interest rate is set at the applicable U.S. treasury note yield to maturity plus 3.93%. The principal and interest on each advance is payable in 42 equal monthly installments commencing on the first day of the month immediately following the advance date, plus a final payment of 10% of the original advance. This agreement is secured by all tangible and intangible assets relating to the specific facilities funded by the lender. As of March 31, 2000, we had outstanding borrowings of $1.2 million under this facility, and $15.7 million was available for future borrowing, subject to certain conditions.

     We have an equipment and tenant improvement financing agreement with Comdisco, Inc. This agreement provides financing of up to $7.0 million for construction costs and the purchase of equipment at our Chicago and Emeryville, California facilities. Amounts may be borrowed
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

under this agreement through August 31, 2000, subject to certain conditions. The credit line bears interest at 8.25%. The principal and interest on each advance is payable in 42 equal monthly installments commencing on the first day of the month immediately following the advance date, plus a final payment of 15% of the original advance. This agreement is secured by all tangible and intangible assets relating to the specific facilities funded by the lender. As of March 31, 2000, we had outstanding borrowings of $2.2 million under this facility, and $4.6 million was available for future borrowing, subject to certain conditions.

     We currently anticipate that our available cash resources will be sufficient to meet our anticipated operating losses, interest expense and capital expenditure requirements through at least the completion of our facilities that are currently under construction. We do not currently have the cash resources to complete all of the facilities for which we have leased sites or to complete our intended 40 facility buildout plan for fiscal year 2000. We are able to control the deployment of our facilities and do not intend to begin construction on a facility unless we have the capital available to complete construction. We will need to raise additional funds in order to complete our intended buildout plan within our proposed time frame and to fund our anticipated operating losses, to develop new or enhance existing services or applications, or to respond to competitive pressures. We anticipate that we may incur a substantial amount of additional debt under a credit facility that we may enter into during 2000. If we cannot raise sufficient additional funds on acceptable terms, we may need to delay or abandon some or all of our development and expansion plans or otherwise forego market opportunities, and we may incur additional losses if we need to terminate any leases or abandon or delay the completion of any facilities under construction. See "Risk Factors -- We will need significant additional funds, which we may not be able to obtain."

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Our exposure to market risk for changes in interest rates relates primarily to our investment portfolio. We do not use derivative financial instruments in our investment portfolio. We place our investments with high quality issuing institutions in the U.S. and, by policy, limit the amount of risk by investing primarily in demand deposits and government securities. We do not have a significant amount of floating rate debt, and do not believe that an increase or decrease in interest rates would significantly increase or decrease our interest expense on debt obligations. We do not currently have any significant foreign operations and thus are not currently materially exposed to foreign currency fluctuations.

RECENT ACCOUNTING PRONOUNCEMENTS

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which provides guidance on the capitalization of the costs incurred for computer software developed or obtained for internal use. We adopted the new standard in 1999, although the impact on our 1999 financial statements was not significant.

     In April 1998, the AICPA issued SOP 98-5, "Reporting on the Costs of Start-Up Activities." SOP 98-5 requires that all start-up costs related to new operations must be expensed as incurred. In addition, all start-up costs that were capitalized in the past must be written off when SOP 98-5 is adopted. Adoption of this statement in fiscal 1999 did not have a material impact on our consolidated financial statements; we have historically expensed all of our startup costs as incurred.

     In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities," which establishes accounting and reporting standards of derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. Subsequently, in June 1999, the FASB issued SFAS No. 137, "Accounting for Derivatives and Hedging Activities -- Deferral of the Effective Date of SFAS No. 133," which amended SFAS No. 133. We do not currently engage in derivative activity and do not expect the adoption of this standard to have a material effect on our results of operations, financial position or cash flows.
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                                    BUSINESS

     We are creating an international platform of colocation facilities, which we refer to as Neutral Optical Hubs, in which our customers can install equipment, connect to a choice of network providers and connect with our other customers to deliver high quality, broadband services and applications to their end users. We believe our Neutral Optical Hubs will be best-in-class facilities that will offer a broad choice of network providers and the most flexible technology protocols that allow our target customers to deliver high quality, broadband services and applications to their end users. We are not a communications carrier, and because our facilities are carrier neutral, our customers will be able to connect their communications equipment located in our facilities to any of the carriers that are connected to our facilities. As of May 31, 2000, we had signed contracts with 53 customers to locate equipment in one or more Neutral Optical Hubs. Our customers currently include:

     - Internet-based businesses, such as Campsix, Inc., RateXchange Corporation and ShockWave.com, Inc.;

     - Application service providers, such as Evolve Software, Inc. and Musicbank, Incorporated;

     - Internet service providers, such as InterNAP Network Services Corporation; Madge Networks, N.V., The Masterlink Group, Inc. and SAVVIS Communications Corporation;

     - Competitive local phone companies, such as Mpower Communications Corp., Telseon Inc. and 2nd Century Communications Inc.; and

     - Other voice and data communications companies, such as NeuMedia Inc.

     We intend to have at least 40 Neutral Optical Hubs generating revenue or ready for carriers and customers to install their equipment in metropolitan areas by the end of 2000, including multiple facilities in certain geographic regions. With this broad footprint and proximity to our customers' end users, we believe our Neutral Optical Hubs will become the preferred platform for companies that want to optimize service for their end users and will facilitate business-to-business commerce among our customers. As of May 31, 2000, we had signed leases for 46 facilities in the United States and Europe totaling more than 1.1 million square feet, of which we had 11 facilities in the U.S. ready for carriers and customers to install their equipment.

MARKET OPPORTUNITY

     The deregulation of the telecommunications industry and the significant growth in Internet users and bandwidth intensive applications has increased the demand for and strained the performance of the existing communications infrastructure. According to International Data Corporation, the number of Internet users worldwide is expected to grow from 160 million at the end of 1998 to 500 million at the end of 2003. This rapid growth has resulted in performance problems across the Internet, including problems with latency, data loss and security. These and other problems are impacting the ability of our target customers to effectively use the Internet for new services such as voice-over-Internet protocol and some applications that use streaming and broadcast capabilities. Content distribution companies and advanced switch providers have been able to improve existing bottlenecks and network congestion through technology, but depend on others to provide facilities and interconnect networks.

     Internet-based businesses, application service providers, Internet service providers, competitive local phone companies and other voice and data communications companies all face challenges to effectively provide high-quality services due to the inadequacies of the present infrastructure. Internet-based businesses and application service providers need reliable,

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high-performance delivery of their products and services. This need is growing as bandwidth intensive applications increase, end-users become more sophisticated and performance expectations increase. Internet service providers require sophisticated user connections and peering arrangements in order to deliver their services to the broadest array of customers by the most efficient means of transport. Competitive local phone companies need broadly distributed local access to successfully deliver their services and are still dependent on the incumbent local phone companies for access. Other voice and data communications companies need to stay competitive in a market with many emerging providers and technologies. While attempting to keep pace with new technology and deliver quality services, each of these businesses rely on an infrastructure that is not designed for current demands.

     In order to enhance performance, businesses require a systems architecture and platform that is distributed close to their end users. Our target customers have traditionally had the limited choices of building their own facilities or colocating their equipment in carrier operated facilities, carrier hotels or web-hosting facilities. Building a facility can take a substantial amount of time, capital and expertise that would be better focused on the core business. In an attempt to improve their service performance and focus on their core competencies, many Internet-based businesses, application service providers, Internet service providers, competitive local phone companies and network providers have turned to colocation, which enables them to outsource key components of their operations.

     The current options available for colocation services all have limitations that restrict our target customers from providing the necessary service offerings that their customers demand. The following are the current colocation alternatives:

     CARRIERS. Historically, carrier colocation facilities have provided limited support of customers' equipment, limited or no flexibility in carrier choice, and limited availability of space, resulting in dependence on a specific carrier and higher costs. For example, local phone companies' central offices provide interconnection to only their networks and do not provide the scalability essential to our target customers.

     CARRIER HOTELS. These facilities may offer flexibility in choice of carrier and interconnection among tenants, but typically provide limited support and coordination of network services. In addition, they are typically single site facilities which do not provide our customers a solution for widespread network deployment.

     WEB-HOSTING FACILITIES. These facilities typically create dependence on the services and the network provided by the facility operator. In addition, these facilities do not typically accommodate customers in the telecommunications industry. In some instances, these operators may require customers to use their services exclusively, which may result in higher prices and limited flexibility in network deployment for our target customers.

     IDC predicts that the U.S. market for Internet hosting, consisting of shared server hosting, several categories of dedicated server hosting, including the colocation market in which we compete, and related services, will grow from an estimated $3.7 billion in 2000 to $18.9 billion in 2003. Within this market, IDC predicts that the market for colocation services, will be one of the fastest growing segments growing from an estimated $710 million in 2000 to $4.2 billion in 2003. However, all of these estimates include charges for bandwidth, which we do not provide. Although we are not aware of any similar forecast for growth in the overall telecommunications services provider market or in the market for colocation of telecommunications equipment, we expect the growth of these markets to be significant.

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THE COLO.COM SOLUTION

     We believe that our neutral colocation solution addresses the limitations of the traditional alternatives. We will provide customers with cabinet, pre-configured and custom cage space for their equipment, connections to a choice of carriers and technical services and support in all facilities across our broad geographic presence. Our solution is carrier neutral, cost-effective, flexible and scalable, and our facilities will be widely deployed and staffed with trained Internet and telecommunications technicians. We believe our solution provides the foundation for building networks that enable customers to locate equipment close to end users, thereby enhancing performance and enabling them to provide more competitive service offerings to their end users. Our Neutral Optical Hubs will offer a number of compelling advantages to our customers, including:

     INTERNATIONAL PLATFORM AND RAPID TIME TO MARKET. We believe that the ability to rapidly deploy equipment close to their end users is a critical success factor for our customers. We intend to have at least 40 Neutral Optical Hubs generating revenue or ready for carriers and customers to install their equipment by the end of 2000, including multiple locations in certain metropolitan areas. With such a broad footprint and proximity to our customers' end users, we offer to our customers the ability to accelerate the deployment and expansion of their services. By using our Neutral Optical Hubs, we enable our customers to better focus on their core competencies.

     NETWORK AND SERVICE NEUTRALITY. Our Neutral Optical Hub solution is designed to offer our customers choices in network and service providers to enable them to meet current and future market needs and technology demands. Each Neutral Optical Hub will have multiple carrier and connectivity options to provide a solution that meets each customer's network objectives. We will offer connectivity choice and flexibility from longhaul to local, Internet protocol to wireless and dark fiber to gigabit ethernet. We also offer our customers choice in managed services and network integration, both through our own services and those developed through strategic relationships with third party service providers.

     COST SAVINGS. Because our facilities are neutral and will have a diverse population of carriers and service providers, we expect that our customers will be able to obtain competitive pricing and benefit from the aggregated purchasing power of colocating with many other high bandwidth users. In addition, we expect that our professional service offerings will help our customers manage their equipment in our facilities and reduce their overhead expenses.

     BEST-IN-CLASS FACILITIES. We believe that our Neutral Optical Hubs will be superior or equal to other colocation alternatives. We have designed our facilities to offer our customers technologically advanced, redundant systems intended to provide uninterruptible electrical power availability, temperature and humidity control, fire detection and suppression systems and security systems. Our facilities are engineered to conform to a high set of standards that define a rigid and extensive set of performance, quality, environmental and safety requirements.

     SUPERIOR CUSTOMER SERVICE. Substantially all of our facilities have technicians, who are trained in Internet and telecommunications networks and equipment, available on site 24 hours a day, seven days a week. Our technicians are available to assist our customers in diagnosing and repairing customers' network equipment problems and installing customer equipment. We also may offer customers access to experienced network technicians to help configure and test networks as well as for more technically complex tasks. Each of our Neutral Optical Hubs has an operations control center that monitors all aspects of the facility through a comprehensive facility management system.

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OUR STRATEGY

     To achieve our goal of becoming the premier, international, single-source supplier of carrier neutral colocation facilities to our targeted customer base, our strategy is to:

     BE FIRST-TO-MARKET WITH BROAD GEOGRAPHIC PRESENCE. Our strategy is to be first-to-market with a broad geographic presence to provide a Neutral Optical Hub solution to Internet-based businesses, application service providers, Internet service providers, competitive local exchange phone companies and other voice and data communications companies. We intend to quickly build Neutral Optical Hubs in metropolitan areas across North America and eventually Europe and Asia to become the first provider of carrier neutral colocation facilities with a broad domestic and international presence.

     MAINTAIN NEUTRALITY. We are not a communications carrier. We believe that by operating carrier neutral facilities, we will be able to offer our target customers the opportunity to select among many network providers and to negotiate terms with the providers of their choice. We also believe that by remaining neutral, we will be more likely to attract multiple carriers to connect to our facilities. In addition, we intend to continue to offer our customers choice in managed services and network integration through services developed through strategic relationships with third party service providers.

     STRATEGICALLY DEPLOY MULTIPLE NEUTRAL OPTICAL HUBS IN CERTAIN GEOGRAPHIC REGIONS. We believe that by deploying multiple Neutral Optical Hubs in one geographic region, we will provide the foundation for networks that enable customers to locate equipment in closer proximity to end users, thereby enhancing performance and enabling them to provide more competitive service offerings. We also believe this strategy will enable us to establish a market presence more quickly and provide benefits from being on different power grids and with better access to local telecom facilities.

     ENTER INTO STRATEGIC AND COMMERCIAL RELATIONSHIPS TO EXTEND OUR SALES REACH. We intend to enter into strategic and commercial relationships with companies such as communications service providers, who may attract additional customers, and communications equipment companies, who may both locate equipment in our sites and resell our space. We believe that such relationships are valuable because they could accelerate our revenue growth, support our Neutral Optical Hub branding process, decrease our cost of sales, extend our sales reach and contribute to further network provider diversity within our facilities.

     EXPAND OUR SERVICE OFFERINGS AND ENABLE MARKETPLACE EXCHANGES. Over time, we intend to expand upon our current service offerings by providing additional value-added services, either through internal development, acquisitions or partnerships. These future service offerings may include developing switching capabilities among customers, more efficient distribution of content from peering points to end users, and an expanded scope of technical services for network consulting and support. Some of these additional service offerings may eventually enable our customers to efficiently buy, sell and exchange services with other customers within the same facility, thereby making our Neutral Optical Hubs more attractive as commerce centers for growth and interconnection of voice and data networks. In addition, because our Neutral Optical Hubs will house both Internet and telecommunications network equipment, we may eventually provide our customers with a platform on which Internet and telecommunications customers may connect to each other to provide integrated voice, data and Internet services, facilitating future applications.

     BUILD THE COLO.COM BRAND. We intend to build recognition of the COLO.COM brand through our best-in-class facility design, direct and indirect channel sales, and an aggressive communications strategy including public relations campaigns, industry trade show participation, channel marketing programs and targeted advertising programs. In particular, we have designed our Neutral Optical Hubs to provide a standardized layout, color scheme and overall recognizable look and feel.

SERVICE OFFERINGS

     We offer our customers best-in-class colocation facilities, which provide environmentally and physically secure centers to deploy their equipment, the opportunity to interconnect with outside carriers and with our other customers, and technical assistance and consulting services. The colocation, cross connection and service and support offerings can grow with our customers' needs. Our current offerings and their benefits include:

----------------------------------------------------------------------------------------------
          OFFERINGS                      DESCRIPTION                   CUSTOMER BENEFIT
----------------------------------------------------------------------------------------------
 COLOCATION
    - Cabinets (designed to     - Customer controlled, secure   - Security
fit standard Internet or          equipment areas in multiple
telecom size equipment)         size offerings                  - Flexibility of size
    - Cages (available in
      preconfigured sizes or
      custom sizes)
----------------------------------------------------------------------------------------------
 CROSS CONNECTIONS
    - DS-1                      - Connects customers to         - Choice of carriers and
                                  carriers and other customers    negotiated terms
    - DS-3
    - Demuxed DS-3
    - Single-mode fiber
    - Multi-mode fiber
    - 10/100 ethernet
----------------------------------------------------------------------------------------------
 SERVICE AND SUPPORT
    - Long-term contracts       - 24 x 7 on-site technical      - No necessity to hire staff
                                  support                       to support equipment located
    - Hourly service                                                at our Neutral Optical
                                - Technical support services,       Hubs
                                  including status reporting,
                                  cross connection testing,     - Fast response to customers'
                                  and smart hands                 equipment and network
                                                                  problems
                                - Installation of colocation
                                  equipment and cross
                                  connections
                                - Comprehensive tracking of
                                  service requests
                                - Conference facilities
----------------------------------------------------------------------------------------------

     Our pre-packaged service options vary based on the number of hours of technical support requested. In the future, we plan to build upon our present offerings by providing additional value-added services, either directly or through partnerships. These future service offerings may include developing switching capabilities among customers, more efficient distribution of content from peering points to end users, web-enabled remote monitoring of customer equipment, and an expanded scope of technical services for network consulting and support.

     OPERATIONS CONTROL CENTERS AND FACILITIES MONITORING

     Each Neutral Optical Hub has an operations control center that monitors all aspects of the facility through a comprehensive facility management system. This system collects data on more than 200 variables per location and provides real time monitoring of all aspects of facility health, including customer power utilization, power trend analysis and power-based alarming. We are currently developing a web extension of this architecture to provide a common set of customer-viewable facility metrics, power utilization reports, power trend reports, and to allow both distributed and centralized monitoring of our facilities. We believe that this management flexibility will allow individual Neutral Optical Hubs to be self-supporting, supported from a "sister site," or supported from our corporate headquarters in Brisbane, California.

     CUSTOMER SERVICE

     We believe that customer satisfaction is a critical component to growing our business. We have designed a comprehensive customer service program that focuses on the customer deployment process and post-deployment requests through our 24 x 7 customer service center.

     Customer deployment phase: We assign a dedicated account specialist to each customer/account to ensure that the processing of each customer order and installation is handled expeditiously. Account specialists will be highly versed in their assigned accounts and will be personally responsible to support the customer.

     Customer post-deployment: Once the installation process is complete, customers can make service requests through our customer service center (1-877-FYI-COLO). Based on the nature of the call, a customer service representative will expedite a service request ticket to one of our 24 x 7 on-site support staff.

     On-site support services: Our Internet and telecommunications network and equipment trained technicians are available at all times to assist our customers in diagnosing and repairing network equipment problems and installing equipment. We also may offer customers access to experienced network technicians to help configure and test networks as well as for more technically complex tasks.

CUSTOMERS

     Our target customers are Internet-based businesses, application service providers, Internet service providers, competitive local phone companies and other voice and data communications companies. Our customers include:

     INTERNET BASED BUSINESSES

     - Campsix, Inc., a business-to-business Internet incubator.

     - RateXchange Corporation, a centralized, online marketplace that brings buyers and sellers of telecom capacity together.

     - Shockwave.com, Inc., the provider of Shockwave Player, a Web standard for entertaining, engaging and rich media playback.

     APPLICATION SERVICE PROVIDERS

     - Evolve Software, Inc., a provider of solutions that automate the service chain.

     - Musicbank, Incorporated, a streaming music service for major record labels, music retailers, artists and the general public.

     INTERNET SERVICE PROVIDERS

     - InterNAP Network Services Corporation, a provider of Internet connectivity services targeted at businesses seeking to maximize the performance of Internet-based applications.

     - Madge Networks N.V., a networking and Internet services provider, specializing in managed networks, Web and application hosting, enterprise local area networking products and video networking.

     - The Masterlink Group, Inc., an Internet services company, providing professional website development and design services, website hosting, e-commerce development tools, Internet access, and database integration services.

     - SAVVIS Communications Corporation, a global internetworking solutions provider offering high-quality, high-speed Internet and networking services to corporate users, web centric companies and local/regional Internet service providers. Together with its parent company, Bridge Information Systems, a provider of financial news and information, SAVVIS provides bundled content, security and managed data networking services.

     COMPETITIVE LOCAL PHONE COMPANIES

     - Mpower Communications Corp. (formerly MGC Communications, Inc.), a provider of facilities based integrated communication services including Internet, voice over DSL, local phone service, custom calling features and long distance services to small and medium size businesses.

     - Telseon Inc. (formerly Cmetric), a provider of gigabit bandwidth fiber-based data services to enterprises, Internet service providers, and network provider partners by exploiting ethernet and fiber optics technology.

     - 2nd Century Communications Inc., a provider of advanced computing applications integrated with voice and data communications over a unified network to small and medium-sized businesses.

     NETWORK PROVIDERS

     - NeuMedia Inc., a provider of fiber optic network services.

     In the three months ended March 31, 2000, our three largest customers were Mpower, IXNet, Inc. and Megawatts, from whom we received approximately 61%, 18% and 5% of our revenue, respectively. In 1999, our three largest customers were IXNet, Megawats and KIVEX, from whom we received approximately 56%, 23% and 11% of our revenue, respectively. In 1998, our three largest customers were MediaOne Group, Inc., Megawats and IXNet from whom we received approximately 34%, 31% and 11% of our revenue, respectively.

SALES AND MARKETING

     DIRECT SALES FORCE. We have a direct sales force to market our Neutral Optical Hub solution to our target customers. We are organizing our sales force along both account-specific and geographic lines. We have six sales regions in the U.S. and intend to establish two additional international sales regions. Each region will have a sales director, sales representatives and sales engineers who handle the technical issues that may arise in our sales process. At May 31, 2000, we employed 62 people in our sales and sales engineering divisions, and we intend to continue to grow our sales force rapidly.

     INDIRECT SALES CHANNELS. We are also building and exploring additional distribution channels, including indirect sales channels for our product offerings by strategically targeting partners that have relationships with prospective customers requiring a colocation solution. For example, we currently have an agreement with Nortel for an option on space in our Neutral Optical Hubs for use by Nortel's customers to place equipment purchased from Nortel. This provides us with an indirect sales channel and allows Nortel to deploy its switches more quickly. Other channel relationships include InterNAP, Band-X, Avcom, Cat Technologies and Extreme Networks.

     MARKETING. Our marketing efforts are focused on building a world-wide brand through actively communicating a value proposition that establishes COLO.COM as the premier provider of a widely distributed infrastructure where customers can locate their equipment close to end users and partners and quickly and easily deploy applications and services for their customers. We believe that brand recognition is critical in developing market leadership. We intend to build our services into a world class brand through a recognizable standard look and feel of our Neutral Optical Hubs and an aggressive communications strategy including public relation campaigns, trade show participation, channel marketing programs and targeted advertising.

STRATEGIC AND COMMERCIAL RELATIONSHIPS

     We have entered into strategic relationships with NEXTLINK, Nortel, and MasTec and Skanska, each of whom also made equity investments in COLO.COM, and a commercial relationship with InterNAP.

     NEXTLINK. NEXTLINK has an option to locate its equipment in 20 of our Neutral Optical Hubs and to provide connectivity in the form of both fiber and wireless connections to our customers in these facilities. NEXTLINK also received a warrant to purchase our Series C preferred stock, which became exercisable in the first quarter of 2000 based on NEXTLINK initiating the process of connecting its network to ten of our Neutral Optical Hubs. NEXTLINK purchased approximately $5 million of our Series C preferred stock.

     NORTEL. Nortel has an option on space in our Neutral Optical Hubs for use by its customers who want to buy Nortel equipment and need a place to locate it. This provides us with an indirect sales channel and allows Nortel to deploy its switches more quickly. Nortel purchased approximately $5 million of our Series C preferred stock and we have agreed to acquire $5 million of equipment from Nortel before December 31, 2001.

     MASTEC AND SKANSKA. MasTec and Skanska have agreed to build 22 of our Neutral Optical Hubs in North America. In addition, MasTec and Skanska each purchased approximately $2.5 million of our Series C preferred stock in December 1999.

     INTERNAP. We have also entered into a commercial relationship with InterNAP that gives it reseller rights with respect to its space in our San Francisco (Townsend Street) facility for the purpose of selling value-added services to its customers. InterNAP has also designated COLO.COM as a preferred colocation provider.

FACILITY BUILDOUT

     SITE SELECTION AND LEASING. We have engaged two large commercial real estate brokers, Cushman & Wakefield in the U.S. and Canada, and Jones Lang LaSalle in Europe, to identify and evaluate potential targeted sites for our facilities. To ensure consistent quality and uniform facilities, we have developed an exacting set of standards for the features of the spaces that we lease and a 60-point site selection checklist. One of our most important criteria is proximity to network facilities. Using these standards, our real estate staff evaluates each potential site, ranks them and then makes its selection. Detailed proposal requirements and our own lease form with sample lease amendments allow us to expedite the leasing process.

     FACILITY DESIGN. We have designed a comprehensive facility model based on a rigorous set of standardized engineering specifications that will be applied to each facility we build. We design our facilities to provide exacting environmental controls and physical security as well as fully redundant, technologically advanced electrical power, air conditioning and fire suppression systems. We believe that our design specifications will lead to high quality facilities that we can construct rapidly.

     FACILITY CONSTRUCTION. We have teamed with leading project management and construction firms to build our facilities in accordance with our construction criteria. These firms include MasTec North America, Inc. of Miami, Florida and Sordoni Skanska Construction Company of Parsippany, New Jersey; DPR Construction of Redwood City, California; and Total Site Solutions of Beltsville, Maryland for facilities in the United States and Jones Lang LaSalle for facilities in Europe. Each of these firms has expertise in architecture, engineering, and the permitting process as well as the skills to manage local contractors.

     CUSTOMER INSTALLATION AND CONNECTIVITY. Once we have completed construction of a Neutral Optical Hub, some time is required for customers and carriers to stage, configure and install their equipment, and for customers to connect to the carriers. Systems testing and further staff training also occurs during this time. At the end of this period, we expect that the facility will begin generating revenue.

     On average, we expect a new domestic facility of 25,000 square feet to take approximately ten months from entering into a lease to generating revenue and cost approximately $10 million to construct and equip. On average, we expect a new international facility of 50,000 square feet to take approximately twelve months from entering into a lease to generating revenue and cost approximately $25 million to construct and equip.

COMPETITION

     The market for colocation services is expanding. The main barriers to entry are access to capital, the time needed to assemble a management team and build out facilities, and the ability to secure a first-to-market advantage. We have targeted the developing neutral colocation segment of the broader market for colocation services. Although there are a number of companies developing businesses similar to ours, in most metropolitan areas there are currently a limited number of providers of neutral colocation facilities operating. We expect other companies to enter this market segment if there is sufficient demand for neutral colocation services.

     In addition to competing with other neutral colocation providers, we will compete with traditional colocation providers, including local phone companies, long distance phone companies, Internet service providers and web-hosting facilities. Most of these competitors have greater resources, more customers, longer operating histories, greater brand recognition and more established relationships than we have. We believe our neutrality provides us with an advantage over these competitors. However, these competitors could offer colocation on neutral terms, and may start doing so in the metropolitan areas where we establish operations. If this occurs, we could face increased price competition.

     The Telecommunications Act requires incumbent local exchange carriers to provide non-discriminatory colocation to telecommunications carriers that wish to interconnect with the incumbent local exchange carrier's networks or obtain access to incumbent local exchange carrier-provided unbundled network elements. In 1996, the Federal Communications Commission adopted initial rules to implement this provision and, in 1999, adopted additional rules that should significantly lower the cost and increase the attractiveness of incumbent local exchange carrier-provided colocation facilities. Consequently, colocation offered by incumbent local exchange carriers may become more competitive with our service offerings.

     There are a number of companies offering colocation facilities. Many of these competitors could also be our customers. These companies can be categorized as follows:

     CARRIER OPERATED FACILITIES. Carrier operated facilities are generally operated by the traditional local exchange carriers, long distance providers and some new local phone companies. For example, carriers such as AT&T, Global Center, Level 3 Communications, MCI WorldCom, Qwest Communications International, and Sprint, as a byproduct of offering access to their networks, offer colocation space. By becoming an occupant of a carrier-operated facility, customers are typically limited to purchasing services from that carrier. As a result, customers may be required to pay high prices and might receive poor service, as colocation is ancillary to the carriers' primary business.

     WEB-HOSTING FACILITIES. Web-hosting facilities such as Digital Island, Exodus Communications and Globix may require their Internet-based customers to use their services exclusively which may result in higher pricing and limited network deployment flexibility.

     NETWORK ACCESS POINTS. Other network access facilities, such as Neutral Nap, PAIX, and Equinix, tend to be Internet exchange centric and can face difficulties in bringing the right mix of customers and carrier-diversity into their sites, affecting connectivity and time-to-market.

     OTHER CENTRAL OFFICE-LIKE FACILITIES. Several other companies are offering central office-like facilities. There are a number of domestic and international companies, including Switch and Data Facilities, CO Space, InFlow, Telehouse and TelePlace in the U.S., City Reach, DigiPlex, Global Reach, IX Europe, iaxis, InterXion and Redbus Interhouse in Europe, and iAsiaWorks in Asia.

     CARRIER HOTELS. Carrier hotels such as the Westin Building in Seattle, One Wilshire in Los Angeles and 60 Hudson in New York City, are buildings that tend to be operated by real estate companies or individuals that expect to lease physical space to telecommunications companies for colocation purposes.

     Once a customer is located in a facility, it will be difficult to convince that customer to relocate to another colocation facility, because moving out of an existing facility could result in service interruptions and significant costs to reconfigure network connections. One of the key components of our business strategy is to be first-to-market with broad geographic presence, which we believe will provide us with a competitive advantage over later market entrants.

GOVERNMENT REGULATION

     We believe that, because we do not provide transmission, switching, or multiplexing services or facilities, we are not currently subject to regulation by the Federal Communications Commission or state authorities that regulate telecommunications. Telecommunications regulation frequently changes, however, and, particularly at the state level, the line between regulated and non-regulated activities is not always clear. Accordingly, it is possible that a regulatory authority would seek to regulate some of our existing activities. In addition, some new services or products offered by us may be subject to regulation by state public utility commissions, the FCC, or both.

FACILITIES

     Our executive offices are located in approximately 36,000 square feet of office space in Brisbane, California under leases expiring in 2004 and 2005. As of May 31, 2000, we had entered into leases for 46 Neutral Optical Hubs in the following metropolitan areas and specific locations, which cover the approximate gross square footage noted below and expire in the indicated years:

                                                                    SQUARE FEET      LEASE
     METROPOLITAN AREA                     LOCATION                   LEASED       EXPIRATION
     -----------------                     --------                 -----------    ----------
Austin......................  Austin, TX                               15,986         2010
Boston......................  Medford, MA                              38,416         2010
Chicago.....................  Chicago, IL -- Wells St.*                 6,800         2009
                              Oak Brook, IL*                           16,780         2009
                              Chicago, IL -- Cermak Rd.                33,300         2015
Charlotte...................  Charlotte, NC                            30,324         2010
Cincinnati..................  Cincinnati, OH                           22,840         2010
Cleveland...................  Cleveland, OH                            27,776         2012
Dallas......................  Dallas, TX*                              27,370         2010
                              Ft. Worth, TX*                           19,031         2011
Denver......................  Englewood, CO                            27,485         2010
Detroit.....................  Detroit, MI                              28,342         2010
Jacksonville................  Jacksonville, FL                         25,910         2010
Kansas City.................  Lee's Summit, MO                         25,000         2010
Las Vegas...................  Las Vegas, NV*                           28,560         2010
Los Angeles.................  Los Angeles, CA*                         34,710         2009
                              Irvine, CA                               23,709         2010
Louisville..................  Louisville, KY                           28,000         2010
Madrid......................  Madrid, Spain                            37,700         2015
Memphis.....................  Cordova, TN                              27,298         2010
Miami.......................  Miami, FL                                26,216         2010
Milwaukee...................  Milwaukee, WI*                            5,200         2010
Minneapolis.................  Minneapolis, MN                          38,367         2012
Munich......................  Munich, Germany                         111,000         2010
Norfolk.....................  Chesapeake, VA                           23,424         2010
New York City...............  New York, NY -- Hudson St.               33,286         2015
                              New York, NY -- Broad St.                32,614         2010
Orlando.....................  Orlando, FL                              27,992         2010
Phoenix.....................  Phoenix, AZ                              32,000         2010
Pittsburgh..................  Pittsburgh, PA                           26,220         2010
Portland....................  Beaverton, OR                            23,101         2010
                              Portland, OR                             23,441         2011
Richmond....................  Richmond, VA                             33,471         2010
Salt Lake City..............  West Valley, UT                          33,947         2010
San Antonio.................  San Antonio, TX                          34,898         2010
San Diego...................  San Diego, CA                            22,068         2010
San Francisco...............  Emeryville, CA*                          14,657         2009
                              San Francisco, CA -- Townsend St.*       20,576         2010
                              Santa Clara, CA                          25,000         2015
                              San Ramon, CA                            18,677         2010
Seattle.....................  Seattle, WA*                             19,138         2010
                              Bothell, WA                              66,568         2015

                                                                    SQUARE FEET      LEASE
     METROPOLITAN AREA                     LOCATION                   LEASED       EXPIRATION
     -----------------                     --------                 -----------    ----------
St. Louis...................  St. Louis, MO -- Walnut St.               9,358         2010
                              St. Louis, MO -- Tucker Blvd.            28,024         2010
Washington, DC..............  Vienna, VA*                              23,715         2009
                              Sterling, VA                             26,534         2010

-------------------------
* Generating revenue or ready for carriers and customers to install their equipment as of May 31, 2000.

     We anticipate that our target center in the United States will be approximately 25,000 square feet, subject to space and power availability, and that approximately 50% of the square footage in each of our facilities will be available for our customers' use. Most of our facilities have ten year lease terms, with options for additional lease periods. We are actively negotiating and seeking leases in many additional locations as part of our planned deployment in the U.S., Canada and Europe.

EMPLOYEES

     As of May 31, 2000, we had 234 full-time employees. None of our employees is represented by a labor union, and we consider employee relations to be good. We believe that our future success will depend in part on our continued ability to attract, hire and retain qualified personnel. The competition for such personnel is intense, and we cannot assure you that we will be able to identify, attract and retain such personnel in the future. See "Risk Factors -- We have a new management team, and we depend on our ability to attract and retain key personnel."

LEGAL PROCEEDINGS

     We are not currently a party to any material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     Our executive officers and directors and their ages as of May 31, 2000 are as follows:

               NAME                 AGE                         POSITION
               ----                 ---                         --------
Charles M. Skibo..................  61    Chief Executive Officer and Chairman of the Board
Wayne A. Olson....................  55    Senior Vice President, Operations and Administration
H.S. Kullar.......................  47    Senior Vice President, Marketing
Stephen I. Robertson..............  39    Chief Financial Officer
James M. Smith....................  31    Chief Technology Officer
David H. Stanley..................  53    General Counsel and Secretary
Robert E. Lamb, Jr. ..............  32    Vice President, Business Development
John F. Mevi III..................  42    Vice President, Sales
James H. Strachan.................  26    Vice President, Product Development and Planning
Christopher E. Clouser(2).........  48    Director
Young Soo Ha(1)...................  37    Director
John W. Jarve(2)..................  44    Director
Richard P. Nespola(1).............  55    Director
Arthur Patterson(2)...............  56    Director
Kirby G. Pickle, Jr.(1)...........  43    Director

-------------------------
(1) Member of Audit Committee.
(2) Member of Compensation Committee.

     CHARLES M. SKIBO has served as our Chairman of the Board and Chief Executive Officer since January 1999. Since February 1996, Mr. Skibo has also served as Chairman and Chief Executive Officer of Allied Telecommunications, a communications company. Since February 1990, Mr. Skibo has served as Chairman and Chief Executive Officer of Strategic Enterprises and Communications, Inc., a venture capital firm. From 1985 to 1987, Mr. Skibo was President and CEO of U.S. Sprint and its predecessor company, U.S. Telecom. Mr. Skibo is also a director of iBasis, Inc., a public international Internet telephony services provider; the Chairman of Angstrom, Inc., a privately held telecommunications company; and a director of NexCen, a privately held software company.

     WAYNE A. OLSON has served as our Senior Vice President of Operations and Administration since March 1999. From July 1993 to March 1999, Mr. Olson was President and Chief Executive Officer of the St. Andrews Group, Ltd., a consulting firm specializing in human systems and organizational services.

     H.S. KULLAR has served as our Senior Vice President of Marketing since September 1999. From February 1999 to September 1999, Mr. Kullar was an independent consultant. From April 1998 to February 1999, Mr. Kullar served as Vice President of Product Marketing with Fabrik Communications, a provider of service-based enterprise email solutions. From May 1997 to April 1998, Mr. Kullar was Senior Director of Business Development for ICG/Netcom, an Internet services corporation; Senior Director of Strategic and Product Marketing from October 1996 to May 1997; and Director of Market Programs and Development for Business Services from April 1996 to October 1996. From March 1994 to April 1996, Mr. Kullar served as General Manager of AFAX, a messaging services company.

     STEPHEN I. ROBERTSON has served as our Chief Financial Officer since March 2000. From July 1998 to March 2000, Mr. Robertson served as Chief Financial Officer of InsWeb Corporation, an online insurance marketplace. From November 1997 to July 1998,

Mr. Robertson was a Senior Vice President of Lehman Brothers, an investment banking firm. From September 1986 to October 1997, Mr. Robertson held various investment banking positions with Salomon Brothers, Smith Barney, and Alex. Brown.

     JAMES M. SMITH has served as our Chief Technology Officer since July 1999. From April 1999 to June 1999, he was our Director of Operations. From November 1997 to April 1999, Mr. Smith served as Sales Manager with Verio, an Internet service provider. Prior to joining Verio, Mr. Smith founded ATMnet, an Internet service provider, where he served as Sales Manager from February 1996 to November 1997. From August 1994 to January 1996, Mr. Smith attended Oregon State University.

     DAVID H. STANLEY has served as our General Counsel and Secretary since October 1999. From October 1997 to September 1999, Mr. Stanley served as General Counsel and Member of Executive Staff for Avant! Corporation, a software company. From July 1988 to October 1997, Mr. Stanley served as Vice President, Legal and Corporate Services, General Counsel and Secretary with Informix Corporation, a software company.

     ROBERT E. LAMB, JR. co-founded COLO.COM in 1997 and has served as our Vice President of Business Development since February 1999. From November 1998 to February 1999, Mr. Lamb served as our President, and from October 1997 to November 1998, as our Vice President of Marketing. From March 1997 to October 1997, Mr. Lamb served as Senior Account Manager at Neural Applications Corporation, a software company. From July 1995 to March 1997, Mr. Lamb served as Regional Sales Director for Ethos Corporation, a web portal development company. From January 1995 to June 1995, Mr. Lamb was an institutional equities salesperson with Genesis Merchant Group Securities, a brokerage firm.

     JOHN F. MEVI III has served as our Vice President of Sales since May 1999. From March 1998 to May 1999, Mr. Mevi served as Director of Sales with Sentient Networks, a multi-protocol switch manufacturer. Prior to joining Sentient, Mr. Mevi founded ATMnet, an Internet service provider, where he served as Vice President of Sales and Marketing from November 1995 to November 1997. From September 1994 to December 1995, Mr. Mevi was a Senior Account Executive at Teleport Communications Group, a communications company.

     JAMES H. STRACHAN has served as our Vice President of Product Development and Planning since March 1999. Mr. Strachan served as our Director of Product Development from December 1998 to March 1999, our Vice President of Sales from June 1998 to November 1998 and our Business Development Manager from February 1998 to June 1998. From September 1996 to February 1998, Mr. Strachan served in various sales positions at MCI Communications, a telecommunications company. From 1992 to 1996, Mr. Strachan attended California State University at San Luis Obispo, California, and received his B.S. in Finance, Real Estate and Marketing.

     CHRISTOPHER E. CLOUSER has served as one of our directors since January 2000. Since May 2000, Mr. Clouser has served as President of CRP Sports and Chief Executive Officer of the Minnesota Twins Baseball Club. From July 1999 to May 2000, Mr. Clouser served as President and Chief Executive Officer and a director of Preview Travel, Inc. From March 1991 to June 1999, Mr. Clouser served as Senior Vice President of Northwest Airlines. Mr. Clouser is also a director of Pepsi Americas, Inc.

     YOUNG SOO ("PERRY") HA has served as one of our directors since September 1998. From December 1998 to January 1999, Mr. Ha served as our Interim Chief Executive Officer. Since September 1997, Mr. Ha has been a general partner of Athena Technology Ventures, a venture capital firm. From June 1994 to September 1997, he was head of the North American Center of Excellence for the Product Development and Technology Management Practice at Gemini Consulting, a consulting company.

     JOHN W. JARVE has served as one of our directors since April 1999. Since 1985, Mr. Jarve has been employed by Menlo Ventures, a venture capital firm focused on the software, communications, healthcare and Internet sectors, where he currently serves as a general partner and managing director. Mr. Jarve is also a director of Digital Insight Corporation and iBasis, Inc.

     RICHARD P. NESPOLA has served as one of our directors since January 2000. Since January 1990, Mr. Nespola has served as President, Chief Executive Officer and a director of The Management Network Group, Inc., a consulting firm.

     ARTHUR PATTERSON has served as one of our directors since April 1999. Since 1983, Mr. Patterson has been a partner of Accel Partners, a venture capital firm. Mr. Patterson is also a director of Actuate Corporation, Weblink Wireless, Inc., Portal Software, Inc. and Viasoft, Inc.

     KIRBY G. ("BUDDY") PICKLE, JR. has served as one of our directors since January 2000. Since February 1997, Mr. Pickle has served as President and Chief Operating Officer of Teligent, Inc., a telecommunications company. From 1991 to January 1997, Mr. Pickle served as Executive Vice President of MFS Communications Co., a telecommunications company.

BOARD OF DIRECTORS

     Our bylaws authorize a range of from four to seven directors, currently set at seven. Either our board or our stockholders have the power to amend this provision of our bylaws to set the exact number of directors within this range. We currently have seven directors and no vacancies.

BOARD COMMITTEES

     Our board of directors currently has an audit committee and a compensation committee. The audit committee consists of Mr. Nespola, Mr. Ha and Mr. Pickle. The audit committee has a written charter and selects our independent auditors, reviews the scope of audit and other services by our independent auditors, reviews the accounting principles and auditing practices and procedures to be used for our financial statements and reviews the results of our accounting audits.

     The compensation committee consists of Mr. Clouser, Mr. Patterson and Mr. Jarve. The compensation committee makes recommendations to the board of directors regarding our stock plans and the compensation of officers.

DIRECTOR COMPENSATION

     Our non-employee directors are reimbursed for expenses incurred in connection with attending board and committee meetings but are not compensated for their services as board or committee members. Pursuant to the terms of our stock plan, our board has the discretion to grant options to current and new non-employee directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of the members of the compensation committee is currently, or has been at any time since our formation, one of our officers or employees. No interlocking relationships exist between our board of directors, compensation committee or officers and the board of directors, compensation committee or officers of any other company, nor has an interlocking relationship existed in the past.

EXECUTIVE COMPENSATION

     The following table sets forth a summary of the compensation earned during 1999 by the two individuals who served as our Chief Executive Officers during 1999 and our four other most highly compensated executive officers, whom we collectively refer to as our named executive officers, for services rendered in all capacities to COLO.COM.

                           SUMMARY COMPENSATION TABLE

                                           ANNUAL COMPENSATION            LONG TERM COMPENSATION
                                     -------------------------------   ----------------------------
                                                           OTHER       SECURITIES
                                                           ANNUAL      UNDERLYING      ALL OTHER
   NAME AND PRINCIPAL POSITIONS       SALARY    BONUS   COMPENSATION    OPTIONS     COMPENSATION(5)
   ----------------------------      --------  -------  ------------   ----------   ---------------
Charles Skibo(1)...................  $206,250  $75,000      --         4,210,000            --
  Chairman of the Board and Chief
  Executive Officer
Young Soo Ha(2)....................        --       --      --                --            --
Wayne Olson(3).....................   118,750   50,000      --           551,143            --
  Senior Vice President, Operations
  and Administration
Robert Lamb, Jr. ..................   117,500   40,000      --            40,000        $6,346
  Vice President, Business
  Development
James Strachan.....................   107,500   45,000      --           100,000         6,827
  Vice President, Product
  Development and Planning
Richard Palomba(4).................   144,250       --      --            50,000            --
  Vice President, Real Estate
  Acquisition and Development

-------------------------
(1) Mr. Skibo began his employment with us on January 25, 1999.
(2) Mr. Ha served as our Interim Chief Executive Officer from December 1998 to January 1999, for which he received no compensation.
(3) Mr. Olson began his employment with us on March 15, 1999.
(4) Mr. Palomba was compensated pursuant to a consulting agreement with Corporate Planning & Property Consulting, Inc., of which Mr. Palomba is a principal. In March 2000, Mr. Palomba became a part-time consultant and no longer serves as a vice president.
(5) All other compensation consists of payments for accrued but unused vacation time.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information relating to stock options granted during 1999 to our named executive officers:

                                                                              POTENTIAL REALIZABLE
                       NUMBER OF                                                VALUE AT ASSUMED
                      SECURITIES       % OF TOTAL                             ANNUAL RATES OF STOCK
                      UNDERLYING        OPTIONS      EXERCISE                PRICE APPRECIATION FOR
                    OPTIONS GRANTED    GRANTED TO     OR BASE                    OPTION TERM(3)
                        GRANTED       EMPLOYEES IN   PRICE PER   EXPIRATION  -----------------------
       NAME             (#)(1)        FISCAL YEAR      SHARE      DATE(2)        5%          10%
       ----         ---------------   ------------   ---------   ----------  ----------  -----------
Charles                1,270,000         13.05%        $0.05      1/28/2009   $39,935     $101,203
  Skibo(4)........
                       2,940,000         30.20          0.05      4/12/2009    92,448      234,280
Young Soo Ha......            --            --            --             --        --           --
Wayne Olson.......       551,143          5.67          0.05      6/08/2009    17,331       43,919
Robert Lamb,              40,000          0.41          0.05      6/08/2009     1,258        3,187
  Jr. ............
James Strachan....        40,000          0.41          0.05      6/08/2009     1,258        3,187
                          60,000          0.62          0.50     11/24/2009    18,867       47,812
Richard Palomba...        50,000          0.51          0.05      6/08/2009     1,572        3,984

-------------------------
(1) These options are incentive stock options that were granted at fair market value and vest over a 4-year period so long as the optionee is employed by us, except for the options granted to Mr. Skibo which vest over a 3-year period.
(2) Each of the options has a ten-year term, subject to earlier termination in the event of the optionee's earlier cessation of service with us.
(3) The assumed 5% and 10% rates of stock price appreciation are provided in accordance with rules of the Securities and Exchange Commission and do not represent our estimate or projection of the future price of our common stock. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock, overall market conditions and the option holder's continued employment through the vesting period. Unless the market price of the common stock appreciates over the option term, no value will be realized from the option grants made to the Named Executive Officers.
(4) Under the terms of Mr. Skibo's employment agreement, all of the shares subject to this option will accelerate and become fully vested in the event that either Mr. Skibo's employment with the Company is terminated without cause or there is a material breach by the Company of his employment agreement. See "-- Employment Arrangements."

      AGGREGATE OPTION EXERCISES IN 1999 AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information for our named executive officers in 1999 relating to option exercises in 1999 and the number and value of securities underlying exercisable and unexercisable options held at December 31, 1999. All options were granted under our 1998 Incentive Stock Option Plan. These options are immediately exercisable in full at the date of grant, but shares purchased on exercise of unvested options are subject to a repurchase right in our favor that entitles us to repurchase unvested shares at their original exercise price upon termination of the employee's services with us. Except as indicated in the footnotes below, the repurchase rights generally lapse on these shares as to 25% of the shares on the first anniversary of the grant date, and the balance ratably per month over the next three years.

                                                     NUMBER SECURITIES
                                                        UNDERLYING               VALUE OF UNEXERCISED
                       SHARES                     UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS AT
                      ACQUIRED       VALUE           DECEMBER 31, 1999           DECEMBER 31, 1999(2)
                     ON EXERCISE    REALIZED    ---------------------------   ---------------------------
       NAME              (#)          (1)       EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
       ----          -----------   ----------   -----------   -------------   -----------   -------------
Charles Skibo(3)...   4,210,000    $8,209,500         --           --                --          --
Young Soo Ha.......          --            --         --           --                --          --
Wayne Olson........     551,143     1,074,729         --           --                --          --
Robert Lamb,
  Jr. .............      40,000        78,000         --           --                --          --
James Strachan.....     190,000       370,500     60,000           --           $90,000          --
Richard Palomba....      50,000        97,500         --           --                --          --

-------------------------
(1) Based on the fair market value of our common stock at an assumed price of $2.00 per share, less the exercise price payable for such shares.
(2) Based on the fair market value of our common stock at December 31, 1999 estimated by our board of directors to be $2.00 per share less the exercise price payable for such shares.
(3) Our right of repurchase lapses over a three-year period with respect to 60% of the underlying shares at the first anniversary of the grant date, 20% on the second anniversary and 20% on the third anniversary of the grant date except in the event of termination without cause, our right of repurchase lapses immediately.

COMPENSATION PLANS

     1998 INCENTIVE STOCK OPTION PLAN

     Our 1998 Incentive Stock Option Plan was adopted by our board of directors in January 1998 and approved by our stockholders in February 1998. The maximum number of shares that may be issued under the 1998 Incentive Stock Option Plan is 14,047,839 shares of our common stock. As of May 31, 2000, options to purchase 3,208,250 shares of our common stock were outstanding under this plan. The 1998 Incentive Stock Option Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, referred to as the Code, to our employees, and for the grant of nonstatutory stock options and stock purchase rights to our employees, directors and consultants. In the event of our merger with or into another corporation or a sale of substantially all of our assets, the successor corporation will assume or substitute each option or stock purchase right. If the outstanding options or stock purchase rights are not assumed or substituted, the administrator will provide notice to the optionee that he or she has the right to exercise the option or stock purchase right as to all of the shares subject to the option or stock purchase right, including shares which would not otherwise be exercisable, for a period of 15 days from the date of the notice. The option or stock purchase right will terminate upon the expiration of the 15-day period.

     401(k) PLAN

     In 1999, our board of directors adopted a Retirement Savings and Investment Plan covering our full-time employees located in the U.S. This plan is intended to qualify under Section 401(k) of the Internal Revenue Code of 1986, as amended, so that contributions to this plan by employees, and the investment earnings thereon, are not taxable to employees until withdrawn. Pursuant to this plan, employees may elect to reduce their current compensation by up to the lesser of 15% of their annual compensation or the statutorily prescribed annual limit, and to have the amount of such reduction contributed to this plan. We do not currently make additional matching contributions on behalf of plan participants.

EMPLOYMENT ARRANGEMENTS

     Charles M. Skibo. Mr. Skibo entered into an employment agreement with us on January 25, 1999. This agreement is for an initial term of three years, terminating on January 24, 2002, and renewable for one-year periods. Under the agreement, we agreed to pay Mr. Skibo an annual salary of $225,000 for his first year of employment, $250,000 for his second year of employment, and $300,000 for his third year of employment.

     Upon completion of an initial public offering during the term of agreement, Mr. Skibo's annual salary will immediately increase to $360,000. Mr. Skibo is also eligible to receive target bonuses of up to $75,000 in the first year of employment, 60% of his base salary in the second year of employment and 85% of his base salary in the third year of employment.

     In connection with his employment, Mr. Skibo was granted options to purchase 4,210,000 shares of our common stock. These options were exercised for shares of restricted stock which vest over a three year period, with 60% of the shares vesting at the end of one year of employment, 20% vesting at the end of two years of employment, and 20% vesting at the end of three years of employment. If Mr. Skibo is terminated without cause, he will be entitled to receive continued payment of his base salary for the remainder of the term of the agreement and the vesting of his restricted stock shall accelerate and become fully vested.

     Stephen I. Robertson. Mr. Robertson began working as our Chief Financial Officer in March 2000. Under the terms of the offer, Mr. Robertson was granted an option to purchase 560,000 shares of our common stock to vest over four years. If we complete a secondary funding event after our initial public offering prior to the end of Mr. Robertson's first year of employment, 70,000 of the shares will vest at the close of that transaction.

     If we terminate Mr. Robertson's employment without cause, Mr. Robertson will continue to receive his salary and his options will continue to vest for twelve months following the termination date. In the event that we experience a change in control and Mr. Robertson is terminated without cause or is constructively terminated, his option will continue to vest for two years after the termination date.

INDEMNIFICATION AND LIMITATION OF LIABILITY

     Our amended and restated articles of incorporation provide for the limitation of liability of our directors and for the indemnification of our directors and officers to the fullest extent permissible under California law. However, at some point following the exchange offer, we intend to change our state of incorporation from California to Delaware.

     Our bylaws provide for the indemnification of our officers, directors and third parties acting on our behalf if these people acted in good faith and in a manner they reasonably believed to be in and not opposed to our best interest, and, with respect to any criminal action or proceeding, the indemnified person had no reason to believe his conduct was unlawful.

                           RELATED PARTY TRANSACTIONS

PREFERRED STOCK FINANCINGS

     From June 1998 through April 1999, we issued to various investors a total of 4,261,730 shares of Series A preferred stock at a purchase price of $0.50 per share. In April 1999, we issued to various investors a total of 24,500,000 shares of Series B preferred stock at a purchase price of $0.50 per share. In December 1999, we issued to various investors a total of 20,408,164 shares of Series C Preferred stock at a purchase price of $9.80 per share.

     Investors in, and beneficial owners of, our preferred stock include, among others, the following directors and holders of more than 5% of our outstanding stock:

                                                              PREFERRED STOCK
                                                    ------------------------------------
              PREFERRED STOCKHOLDER                 SERIES A      SERIES B     SERIES C
              ---------------------                 ---------    ----------    ---------
HOLDERS OF MORE THAN 5%:
     Accel Partners Entities......................         --    10,000,000      816,327
     Athena Venture Fund, L.P. ...................  2,500,000     2,500,000      510,204
     InvestCorp International Inc. ...............         --            --    3,571,428
     Menlo Ventures Entities......................         --    10,000,000    1,836,735
     Meritech Capital Partners Entities...........         --            --    4,081,633
DIRECTORS:
     Young Soo Ha(1)..............................  2,500,000     2,500,000      510,204
     John Jarve(2)................................         --    10,000,000    1,836,735
     Arthur Patterson(3)..........................         --    10,000,000      816,327

-------------------------
(1) Consists of shares held by Athena Venture Fund, L.P. Mr. Ha is a general partner of Athena Venture Fund, L.P. and disclaims beneficial ownership of these shares except to the extent of his proportionate partnership interest therein.

(2) Consists of shares held by Menlo Ventures entities. Mr. Jarve is a general partner of the Menlo Ventures entities and disclaims beneficial ownership of these shares except to the extent of his proportionate partnership interest therein.

(3) Consists of shares held by Accel Partners entities. Mr. Patterson is a general partner of the Accel Partners entities and disclaims beneficial ownership of these shares except to the extent of his proportionate partnership interest therein.

     Holders of our preferred stock are entitled to registration rights with respect to the shares of common stock issuable upon conversion of the preferred stock. See "Description of Capital Stock -- Registration Rights."

LOANS TO OFFICERS

     We have implemented a program under which our directors, executive officers and a number of other key employees are permitted to exercise their outstanding options as to both vested and unvested shares, with unvested shares being subject to a right of repurchase at cost in favor of COLO.COM in the event of termination of employment prior to vesting of the shares. Under this program, the participants paid the exercise price for their outstanding options pursuant to full recourse promissory notes. The notes bear interest at a rate of approximately 6.2% per annum and are due and payable on the earlier of termination of the participant's employment with us, or on various dates beginning in November 2003. The principal balance as of March 31, 2000 of each note payable by a director or executive officer is set forth below:

                                                                 NOTE
               DIRECTOR OR EXECUTIVE OFFICER                    AMOUNT
               -----------------------------                  ----------
H.S. Kullar.................................................  $  200,000
David H. Stanley............................................     200,000
Charles M. Skibo............................................      84,200
James M. Smith..............................................      82,000
Wayne A. Olson..............................................      27,557
John F. Mevi III............................................      20,000
Robert E. Lamb, Jr. ........................................      10,000
James H. Strachan...........................................       8,500

     The aggregate principal balance as of March 31, 2000 of notes payable by all directors, officers and employees was approximately $1.4 million.

CONSULTING AGREEMENT

     In March 1999, we entered into a consulting agreement with Corporate Planning & Property Consulting, Inc. Mr. Palomba is a Principal of Corporate Planning & Property Consulting, Inc. Under this agreement, Mr. Palomba served as our Vice President, Real Estate Acquisition and Development. In March 2000, Mr. Palomba became a part-time consultant and no longer serves as a vice president.

OTHER TRANSACTIONS

     In December 1998, we repurchased 600,000 shares of common stock for a total of $60,000 from our former Chief Executive Officer, Peter Berns, in connection with his resignation from employment with us.

     Mario M. Rosati, one of our directors from June 1998 to April 1999, is also a member of Wilson Sonsini Goodrich & Rosati, Professional Corporation, which has served as our outside corporate counsel since January 1998. Mr. Rosati holds 12,000 shares of common stock and WS Investment Company 98B holds 108,000 shares. WS Investment Company 98B is a holding company of Wilson Sonsini Goodrich & Rosati.

     The spouse of Robert E. Lamb, Jr., our Vice President, Business Development, is the owner of Visual Resources, Inc. Through May 31, 2000, we had purchased approximately $72,000 of business materials and printing supplies from Visual Resources.

     We believe that all transactions between us and our officers, directors, principal stockholders and other affiliates have been, and it is our intention that they will be, on terms no less favorable to us than could be obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information regarding the beneficial ownership of our common stock (on an as-converted basis), as of May 31, 2000, by the following individuals or groups:

     - each person, or group of affiliated persons, whom we know beneficially owns more than 5% of our outstanding stock;

     - each of our named executive officers;

     - each of our directors; and

     - all of our directors and executive officers as a group.

     Unless otherwise indicated, the address for each stockholder on this table is c/o COLO.COM, 2000 Sierra Point Parkway, Suite 601, Brisbane, California 94005-1819. Except as otherwise noted, and subject to applicable community property laws, to the best of our knowledge, the persons named in this table have sole voting and investing power for all of the shares of common stock held by them.

     This table lists percentage ownership based on 62,881,699 shares of common stock outstanding (assuming the conversion of all preferred stock) as of May 31, 2000. Options to purchase shares of our common stock that are exercisable within 60 days of May 31, 2000 are deemed to be beneficially owned by the persons holding these options for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person's ownership percentage. Shares underlying options that are deemed beneficially owned are included in the number of shares listed in the column labeled "Number." In addition, a portion of the shares held by all of our executive officers listed below are subject to repurchase by us at the original purchase prices under the terms of restricted stock purchase agreements. Under these agreements, these officers exercised unvested options and gave us a right to repurchase these shares, which lapses over time.

                                                                 SHARES BENEFICIALLY OWNED
                                                              -------------------------------
                                                                            PERCENT OF SHARES
                      BENEFICIAL OWNER                          NUMBER         OUTSTANDING
                      ----------------                        ----------    -----------------
5% STOCKHOLDERS:
  Accel Partners Entities(1)................................  10,816,327           17.2%
     428 University Ave
     Palo Alto, CA 94301
  Athena Venture Fund, L.P.(2)..............................   5,510,204            8.8
     310 University Ave., Suite 202
     Palo Alto, CA 94301
  InvestCorp International Inc.(3)..........................   3,571,428            5.7
     280 Park Avenue, 37th Floor
     New York, NY 10017
  Menlo Ventures Entities(4)................................  11,836,735           18.8
     3000 Sand Hill Road
     Building 4, Suite 100
     Menlo Park, CA 94025
  Meritech Capital Partners Entities(5).....................   4,081,633            6.5
     90 Middlefield Road, Suite 201
     Menlo Park, CA 94025

                                                                 SHARES BENEFICIALLY OWNED
                                                              -------------------------------
                                                                            PERCENT OF SHARES
                      BENEFICIAL OWNER                          NUMBER         OUTSTANDING
                      ----------------                        ----------    -----------------
EXECUTIVE OFFICERS AND DIRECTORS:
  Charles M. Skibo(6).......................................   4,210,000            6.7%
  Wayne A. Olson............................................     551,143         *
  Robert E. Lamb, Jr. ......................................   1,366,550            2.2
  Richard J. Palomba(7).....................................     210,000         *
  James H. Strachan(8)......................................     270,000         *
  Christopher E. Clouser(9).................................     150,000         *
  Young S. Ha(10)...........................................   5,643,141            9.0
  John W. Jarve(11).........................................  11,836,735           18.8
  Richard P. Nespola(12)....................................     150,000         *
  Arthur Patterson(13)......................................  10,816,327           17.2
  Kirby G. Pickle, Jr.(14)..................................     150,000         *
  All directors and executive officers as a group
     (15 persons)(15).......................................  37,107,896           58.0%

-------------------------
   *  Less than 1% of the outstanding shares of common stock.

 (1) Includes 8,140,000 shares of Series B preferred stock and 664,490 shares of Series C preferred stock held by Accel VI L.P., 1,040,000 shares of Series B preferred stock and 84,898 shares of Series C preferred stock held by Accel Internet Fund II L.P., 690,000 shares of Series B preferred stock and 56,327 shares of Series C preferred stock held by Accel Investors '98 L.P. and 130,000 shares of Series B preferred stock and 10,612 shares of Series C preferred stock held by Accel Keiretsu VI L.P.

 (2) Consists of 2,500,000 shares of Series A preferred stock, 2,500,000 shares of Series B preferred stock and 510,204 shares of Series C preferred stock.

 (3) Consists of 3,571,428 shares of Series C preferred stock held by Colo.com Equity Limited, a holding company of InvestCorp International Inc.

 (4) Includes 9,596,929 shares of Series B preferred stock and 783,423 shares of Series C preferred stock held by Menlo Ventures VII, L.P., 403,071 shares of Series B preferred stock and 32,904 shares of Series C preferred stock held by Menlo Entrepreneurs Fund VII, L.P., 971,817 shares of Series C preferred stock held by Menlo Ventures VIII, L.P., 38,484 shares of Series C preferred stock held by Menlo Entrepreneurs Fund VIII, L.P., and 10,107 shares of Series C preferred stock held by MMEF VIII, L.P.

 (5) Includes 4,016,327 shares of Series C preferred stock held by Meritech Capital Partners, L.P. and 65,306 shares of Series C preferred stock held by Meritech Capital Affiliates, L.P.

 (6) All of these shares are held by the Skibo Family Limited Partnership, of which Mr. Skibo is a general partner.

 (7) Includes 40,000 shares of Series A preferred stock held by Mr. Palomba's daughter, Gina K. Palomba UGMA, and 120,000 shares of Series A preferred stock held jointly by Mr. Palomba and Beverly Palomba.

 (8) Includes 60,000 shares that are subject to unvested options which are immediately exercisable into restricted stock.

 (9) Includes 150,000 shares that are subject to unvested options which are immediately exercisable into restricted stock.

(10) Includes 5,510,204 shares of preferred stock held by Athena Venture Fund, L.P. Mr. Ha, one of our directors, is a general partner of this entity and disclaims beneficial ownership of these shares, except to the extent of his proportionate partnership interest therein. Also includes 132,937 shares held by the Ha Family Trust of 1997.

(11) Includes 10,380,352 shares of preferred stock held by Menlo Ventures VII, L.P., 435,975 shares of preferred stock held by Menlo Entrepreneurs Fund VII, L.P., 971,817 shares of preferred stock held by Menlo Ventures VIII, L.P., 38,484 shares of preferred stock held by Menlo Entrepreneurs Fund VIII, L.P., and 10,107 shares of preferred stock held by MMEF VIII, L.P. Mr. Jarve, one of our directors, is a managing director of MV Management VII, LLC, the general partner of Menlo Ventures VII, L.P. and Menlo Entrepreneurs Fund VII, L.P., and MV Management VIII, LLC, the general partner of Menlo Ventures VIII, L.P., Menlo Entrepreneurs Fund VIII, L.P. and MMEF VIII, L.P. and disclaims beneficial ownership of these shares, except to the extent of his proportionate partnership interest therein.

(12) Includes 150,000 shares that are subject to unvested options which are immediately exercisable into restricted stock.

(13) Includes 8,804,490 shares of preferred stock held by Accel VI L.P., 1,124,898 shares of preferred stock held by Accel Internet Fund II L.P., 746,327 shares of preferred stock held by Accel Investors '98 L.P. and 140,612 shares of preferred stock held by Accel Keiretsu VI L.P. Mr. Patterson, one of our directors, is a general partner of each of these entities and disclaims beneficial ownership of these shares, except to the extent of his proportionate partnership interest therein.

(14) Includes 150,000 shares that are subject to unvested options which are immediately exercisable into restricted stock.

(15) Includes 1,070,000 shares that are subject to unvested options which are immediately exercisable into restricted stock.

                       DESCRIPTION OF OTHER INDEBTEDNESS

COMDISCO LOAN FACILITY

     In October 1999, we entered into a $7.0 million loan facility with Comdisco, Inc. Under this facility, which we can draw down through August 31, 2000, Comdisco provides financing for construction costs and equipment for our facilities in Chicago, Illinois and Emeryville, California. This agreement is secured by all tangible and intangible assets relating to the specific facilities funded by the lender. Individual loans bear interest at a rate of 8.25% per annum and will be repaid in 42 equal monthly installments plus a final payment equal to 15% of the original advance. As of March 31, 2000, we had outstanding borrowings of $2.2 million under this facility.

     In connection with this facility, we issued to Comdisco a warrant to purchase 73,976 shares of our Series C preferred stock at an exercise price of $7.57 per share.

     The facility restricts our ability to merge or consolidate with another entity. It also restricts our ability to pay dividends or purchase stock.

MMC/GATX LOAN FACILITY

     In November 1999, we entered into a $17.0 million loan facility with MMC/GATX Partnership and other lenders. Under this facility, which we can draw down through December 31, 2001, MMC provides financing for construction costs and equipment for our facilities in Los Angeles, California and Vienna, Virginia. This agreement is secured by all tangible and intangible assets relating to the specific facilities funded by the lender. Individual loans bear interest at a rate equal to the sum of the applicable U.S. Treasury note yield to maturity plus 3.93% per annum and will be repaid in 42 equal monthly installments plus a final payment equal to 10% of the original advance. As of March 31, 2000, we had outstanding borrowings of $1.2 million under this facility.

     In connection with this facility, we issued to MMC and others warrants to purchase 227,697 shares of our Series C preferred stock at an exercise price of $6.44 per share.

     The facility restricts our ability to merge or consolidate with another entity. It also restricts our ability to pay dividends or purchase stock.

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

                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING OLD NOTES

     The old notes were sold by us on March 10, 2000 to Goldman, Sachs & Co., Bear, Stearns & Co. Inc., Chase Securities Inc., Deutsche Bank Securities Inc., Warburg Dillon Read LLC and Jefferies & Company, Inc. (the "Purchasers") pursuant to a purchase agreement dated March 3, 2000 between us and the Purchasers. As set forth in this prospectus and in the accompanying letters of transmittal, we will accept for exchange any and all old notes that are properly tendered on or prior to the expiration date and not withdrawn as permitted below. The term "expiration date" means 5:00 p.m., New York City time, on
            , 2000; provided, however, that if we extend the period of time for which the exchange offer is open, the term "expiration date" means the latest time and date to which the exchange offer is extended.

     As of the date of this prospectus, $300.0 million aggregate principal amount of the old notes is outstanding. This prospectus, together with the letters of transmittal, is first being sent on or about the date set forth on the cover page to all holders of old notes at the addresses set forth in the security register maintained by the trustee or other applicable registrar. Our obligation to accept old notes for exchange is subject to conditions as set forth under "-- Conditions to the Exchange Offer" below.

     We expressly reserve the right, at any time or from time to time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance for exchange of any old notes, by mailing written notice of an extension to the holders of old notes as described below. During any extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

     Old notes tendered in the exchange offer must be $1,000 in principal amount or any integral multiple of $1,000.

     We will mail written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable. This notice will be mailed to the holders of record of the old notes no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of other event giving rise to the notice requirement.

REGISTRATION COVENANT; EXCHANGE OFFER

     Under our registration rights agreement with the Purchasers, we have agreed to file with the Commission the exchange offer registration statement on the appropriate form under the Securities Act with respect to the new notes. Upon the effectiveness of the exchange offer registration statement, we will offer to the holders of the old notes who are able to make required representations the opportunity to exchange their old notes for new notes. Alternatively, we will file with the Commission a shelf registration statement to cover resales of transfer restricted securities (as defined below) by the holders of old notes who satisfy specific conditions relating to the provision of information in connection with the shelf registration statement if:

     - we are not permitted to consummate the exchange offer because it is not permitted by applicable law or Commission policy; or

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

     - any holder of old notes notifies us prior to the 20th day following consummation of the exchange offer that:

        - it is prohibited by law or Commission policy from participating in the exchange offer;

        - it may not resell the old notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for resales; or

        - it is a broker-dealer and owns old notes acquired directly from us or one of our affiliates.

     We will use our best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission.

     "Transfer restricted securities" means each old note until the earliest of:

     - the date on which the old note has been exchanged by a person other than a broker-dealer for a new note in the exchange offer;

     - following the exchange by a broker-dealer in the exchange offer of an old note for a new note, the date on which the new note is sold to a purchaser who received from the broker-dealer, on or prior to the date of the sale, a copy of the prospectus contained in the exchange offer registration statement;

     - the date on which the old note has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement; or

     - the date on which the old note is distributed to the public pursuant to Rule 144 under the Securities Act.

     The registration rights agreement provides that:

     - we will file an exchange offer registration statement with the Commission on or prior to 90 days after March 10, 2000, which is the date of the original issuance of the old notes;

     - we will use our best efforts to have the exchange offer registration statement declared effective by the Commission on or prior to 180 days after March 10, 2000;

     - unless the exchange offer would not be permitted by applicable law or Commission policy , we will commence the exchange offer and use our best efforts to issue, on or prior to 30 business days after the date on which the exchange offer registration statement was declared effective by the Commission, new notes in exchange for all old notes tendered in the exchange offer; and

     - if obligated to file the shelf registration statement, we will use our best efforts to file the shelf registration statement with the Commission on or prior to 60 days after the filing obligations arises, but in no event less than 90 days after March 10, 2000, and to cause the shelf registration to be declared effective by the Commission on or prior to 150 days after this obligation arises, but in no event less than 180 days after March 10, 2000.

     If a registration default (as defined below) occurs, we will pay liquidated damages to each holder of transfer restricted securities, with respect to the first 90-day period immediately following the occurrence of the first registration default in and amount equal to 0.25%. The amount of the liquidated damages will increase to 0.50% for the second 90-day period, 0.75% for the third 90-day period and 1.00% for the remainder of that period. On each interest payment date we will pay all accrued liquidated damages to the holders of the old notes by wire
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

transfer of immediately available funds or by federal funds check and to holders of certificated securities by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no accounts have been specified. Following the cure of all registration defaults, accrual of liquidated damages will cease.

     A "registration default" means the occurrence of one of the following events:

     - we fail to file any of the registration statements required by the registration rights agreement on or before the date specified for the filing;

     - any of the registration statements is not declared effective by the Commission on or prior to the date specified for the effectiveness;

     - we fail to completed the exchange offer within 30 business days of the date of effectiveness of the exchange offer registration statement; or

     - the shelf registration statement or the exchange offer registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales (except in specified circumstances) of transfer restricted securities during the period specified in the registration rights agreement.

     This summary of the provisions of the registration rights agreement is not complete and is subject to, and is qualified by reference to, all provisions of the registration rights agreement. A copy of this agreement is filed as an exhibit to the registration statement of which this prospectus is a part.

INTEREST ON NEW NOTES

     Each new note will bear interest from the most recent date to which interest has been paid or duly provided for on the old note surrendered in exchange for a new note, or, if no interest has been paid or duly provided for on the old note, from March 10, 2000, the date of issuance of the old note. Holders of the old notes whose old notes are accepted for exchange will not receive accrued interest on the old notes for any period from and after the last interest payment date to which interest has been paid or duly provided for on the old notes prior to the original issue date of the new notes, or, if no interest has been paid or duly provided for, will not receive any accrued interest on the old notes. These holders will be deemed to have waived the right to receive any interest on the old notes accrued from and after that interest payment date, or, if no interest has been paid or fully provided for, from and after March 10, 2000. Interest on the notes is payable semi-annually in arrears on each March 15 and September 15.

PROCEDURES FOR TENDERING OLD NOTES

     To tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signatures guaranteed if required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal or a facsimile, together with the old notes and any other required documents, to the exchange agent. The exchange agent must receive these documents at the address set forth below prior to 5:00 p.m., New York City time on the expiration date. Delivery of the old notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of book-entry transfers must be received by the exchange agent prior to the expiration date.

     By executing a letter of transmittal, each holder will make to use the representations set forth below in the fourth paragraph under the heading "-- Resale of New Notes."

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

     The tender by a holder and the acceptance by us will constitute an agreement between the holder and us in accordance with the terms subject to the conditions set forth in this prospectus and in the letter of transmittal.

     The method of delivery of old notes and the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holder. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or notes should be sent to us. Holders may request their brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for them.

     Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner's behalf.

     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an eligible institution (as defined below) unless the old notes tendered:

     - are signed by the registered holder, unless the holder has completed the box entitled "special exchange instructions" or "special delivery instructions" on the applicable letter of transmittal; or

     - are tendered for the account of an eligible institution.

     In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "eligible institution").

     If a letter of transmittal is signed by a person other than the registered holder of any old notes listed on the letter of transmittal, the old notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as the registered holder's name appears on the old notes, with the signature guaranteed by an eligible institution.

     If a letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or other acting in a fiduciary or representative capacity, the persons should so indicate when signing. Unless waived by us, evidenced satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

     All questions as to the validity, form, eligibility, including time or receipt, acceptance of tendered old notes and withdrawal of tendered old notes will be determined by us in our sole discretion. This determination will be final and binding. We reserve the absolute right to reject any and all old notes that are not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letters of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within the time period we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, none of COLO.COM, the exchange agent or any other person will incur any liability for failure to give this notification. Tenders of old notes will not be deemed to have been made until
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

defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

BOOK-ENTRY DELIVERY PROCEDURES

     Promptly after the date of this prospectus, the exchange agent for the old notes will establish accounts with respect to the old notes at DTC (DTC is referred to as the "book-entry transfer facility") for purposes of the exchange offer. Any financial institution that is a participant in the book-entry transfer facility's systems may make book-entry delivery of the old notes by causing the book-entry transfer facility to transfer old notes into the exchange agent's account at the book-entry transfer facility in accordance with the book-entry transfer facility's procedures for transfers. Timely book-entry delivery of old notes pursuant to the exchange offer, however, requires receipt of a book-entry confirmation prior to the expiration date. In addition, to receive new notes for tendered old notes, the letter of transmittal, or a mutually signed facsimile, together with any required signature guarantees and any other required documents, or an agent's message in connection with a book-entry transfer, must, in any case, be delivered or transmitted to and received by the exchange agent at its address set forth under "-- Exchange Agent" below prior to the expiration date. Alternatively, the guaranteed delivery procedures described below must be complied with. Tender will not be considered made until the documents are received by the exchange agent. Delivery of documents to any of the book-entry transfer facilities does not constitute delivery to the exchange agent.

TENDER OF OLD NOTES HELD THROUGH BOOK-ENTRY TRANSFER FACILITY

     The exchange agent and the book-entry transfer facility have confirmed that the exchange offer is eligible for the book-entry transfer facility's Automated Tender Offer Program, or ATOP. Accordingly, participants in the book-entry transfer facility's ATOP may, in lieu of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange offer by causing the book-entry transfer facility to transfer old notes to the exchange agent in accordance with the book-entry transfer facility's ATOP procedures for transfer. The book-entry transfer facility will then send an agent's message to the exchange agent.

     The term "agent's message" means a message transmitted by a book-entry transfer facility, received by exchange agent and forming party of the book-entry confirmation, which states that:

     - the book-entry transfer facility has received an expressed acknowledgement from a participant in its ATOP that is tendering old notes which are the subject of the book-entry conformation;

     - the participant has received and agrees to be bound by the terms of the letter of transmittal or, in the case of an agent's message relating to guaranteed delivery, the participant has received and agrees to be bound by the notice of guaranteed delivery; and

     - we may enforce the agreement against the participant.

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

GUARANTEED DELIVERY PROCEDURE

     Holders who wish to tender their old notes and (1) whose old notes are not immediately available, (2) who cannot deliver their old notes, the letter of transmittal or any other required documents to the exchange agent or (3) who cannot complete the procedures for book-entry transfer, prior to the expiration date, may effect a tender if:

     - the tender is made through an eligible institution;

     - prior to the expiration date, the agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery;

     - setting forth the name and address of the holder;

     - setting forth the certificate number(s) of the old notes and the principal amount of old notes tendered, stating that the tender is being made; and

     - guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile together with the certificate(s) representing the old notes or a book-entry confirmation of the old notes into the exchange agent's account at the book-entry transfer facility and any other documents required by the letter of transmittal, will be deposited by the eligible institution with the exchange agent; and

     - a properly completed and executed letter of transmittal for facsimile, as well as the certificate(s) representing all tendered old notes in proper form for transfer or a book-entry confirmation transfer of the old notes into the exchange agent's account at the book-entry transfer facility and all other documents required by the letter of transmittal, are received by the exchange agent within New York Stock Exchange trading days after the expiration date.

     Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their old notes according to the guaranteed delivery procedures set forth above.

WITHDRAWALS OF TENDERS

     Except as otherwise provided in this prospectus, tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

     To withdraw a tender of old notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at the address set forth below prior to 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:

     - specify the name of the person having deposited the old notes to be withdrawn (the "depositor");

     - identify the old notes to be withdrawn, including the certificates number(s) and principal amount of the old notes, or, in the case of old notes transferred by book-entry transfer, the name and number of the account at the book-entry transfer facility to be credited;

     - be signed by the holder in the same manner as the original signature on the letter of transmittal by which the old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee or other applicable registrar register transfer of the old notes into the name of the person withdrawing the tender; and
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

     - specify the name in which any of the old notes are to be registered, if different from that of the depositor.

     All questions as to the validity, form and eligibility, including time or receipt, of the notices will be determined by us. Our determination will be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no new notes will be issued in exchange unless the old notes so withdrawn are validly retendered. Any old notes which have been tendered but which are not accepted for exchange will be returned to their holder without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering Old Notes" at any time prior to the expiration date.

CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other terms of the exchange offer, we will not be required to accept for exchange, or exchange new notes for, any old notes, and may terminate the exchange offer before the acceptance of the old notes if, in our sole judgment, the exchange offer would violate any law, statute, rule or regulation or an interpretation thereof of the Staff of the Commission. If we determine in our sole discretion that this condition is not satisfied, we may:

     - refuse to accept any old notes and return all tendered old notes to the tendering holders;

     - extend the exchange offer and retain all old notes tendered prior to the expiration date, subject, however, to the rights of holders to withdraw the old notes (see "-- Withdrawals of Tender"); or

     - waive the unsatisfied conditions with respect to the exchange offer and accept all validly tendered old notes which have not been withdrawn. If the waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered holders, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during that five to ten business-day period.

EXCHANGE AGENT

     State Street Bank & Trust Company of California, National Association has been appointed as the exchange agent for the exchange offer of the old notes. All executed letters of transmittal should be directed to the exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent, addressed as follows:

     If to the State Street Bank & Trust Company of California, National
Association:

         By mail or by hand:
         State Street Bank & Trust Company of California, National Association, Exchange Agent
         633 West 5th Street, 12th Floor
         Los Angeles, CA 90071
         Attn: Corporate Trust Division

         By Facsimile:
         (213) 362-7357

         Confirm Facsimile by Telephone:
         (213) 362-7369

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

     Delivery of a letter of transmittal to an address other than that for the exchange agent as set forth above or transmission of instructions via facsimile other than as set forth above does not constitute a valid delivery of a letter of transmittal.

FEES AND EXPENSES

     We will not make any payment to brokers, dealers or other soliciting acceptances of the exchange offer.

TRANSFER TAXES

     Holders who tender their old notes for exchange generally will not be obligated to pay any transfer tax in connection with the exchange. However, holders who instruct us to register new notes in the name of a person other than the registered tendering holders, or request that old notes not tendered or not accepted in the exchange offer be returned to a person other than the registered tendering holder, will be responsible for the payment of any applicable transfer tax.

ACCOUNTING TREATMENT

     The new notes will be recorded at the same carrying value as the old notes. This is the aggregate principal amount of the old notes, as reflected in our accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized in connection with the exchange offer. The expenses of the exchange offer will be amortized over the term of the new notes.

APPRAISAL RIGHTS

     Holders of old notes will not have dissenters' rights or appraisal rights in connection with the exchange offer.

RESALE OF NEW NOTES

     The new notes are being offered to satisfy our obligations contained in the registration rights agreement. We are making the exchange offer in reliance on the position of the Staff of the Commission as set forth in the Exxon Capital No-Action Letter, the Morgan Stanley No-Action Letter, the Shearman & Sterling No-Action Letter, and other interpretive letters addressed to third parties in other transactions. However, we have not sought our own interpretive letter addressing these matters and there can be no assurance that the Staff would make a similar determination with respect to the exchange offer as it has in those interpretive letters to third parties. Based on these interpretations by the Staff, and subject to the two immediately following sentences, we believe that new notes issued pursuant to this exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by holders, other than a holder who is a broker-dealer, without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:

     - the new notes are acquired in the ordinary course of the holder's business; and

     - the holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution within the meaning of the Securities Act of the new notes.

     However, any holder who:

     - is an "affiliate" of us, within the meaning of Rule 405 under the Securities Act;

     - does not acquire new notes in the ordinary course of its business;

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

     - intends to participate in the exchange offer for the purpose of distributing new notes; or

     - is a broker-dealer who purchased old notes directly from us, will not be able to rely on the interpretations of the Staff set forth in the above-mentioned interpretive letters; will not be permitted or entitled to tender old notes in the exchange offer; and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of old notes unless the sale is made pursuant to an exemption from those requirements.

     In addition, as described below, if any broker-dealer holds old notes acquired for its own account as a result of market-making or other trading activities and exchanges the old notes for new notes (a "participating broker-dealer"), the participating broker-dealer may be deemed to be a statutory "underwriter" within the meaning of the Securities Act and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of new notes. See "Plan of Distribution."

     Each holder who wishes to exchange old notes for new notes in the exchange offer will be required to represent that:

     - it is not an affiliate of us;

     - any new notes to be received by it are being acquired in the ordinary course of its business; and

     - it has no arrangement or understanding with any person to participate in a distribution, within the meaning of the Securities Act, of new notes.

     Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must:

     - acknowledge that it acquired the old notes for its own account as a result of market-making activities or other trading activities, and not directly from us, and

     - must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of new notes.

     The letters of transmittal state that by so acknowledging and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Based on the position taken by the Staff in the interpretive letters referred to above, we believe that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the new notes received upon exchange of old notes with a prospectus meeting the requirements of the Securities Act, which may be the prospectus prepared for an exchange offer so long as it contains a description of the plan of distribution with respect to the resale of new notes. Accordingly, this prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer during the period referred to below in connection with the resales of new notes received in exchange for old notes where the old notes were acquired by the participating broker-dealer for its own account as a result of market-making or other trading activities.

     Subject to provisions set forth in the registration rights agreement, we shall use our best efforts to:

     - keep the exchange offer registration statement continuously effective, supplemented and amended to the extent necessary to ensure that it is available for sales of new notes by participating broker-dealers; and

     - ensure that the exchange offer registration statement conforms with the requirements of the Securities Act and the policies, rules and regulations of the Commission as announced from time to time, for a period ending upon the earlier of 180 days after the

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

       exchange offer has been completed or at the time the participating broker-dealers no longer own any transfer restricted securities. See "Plan of Distribution."

     Any participating broker-dealer who is an affiliate of us may not rely on the interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

     Each participating broker-dealer who surrenders old notes pursuant to the exchange offer will be deemed to have agreed, by execution of a letter of transmittal, that, upon receipt of notice from us of the occurrence of any event or the discovery of any fact which makes any statement contained or incorporated by reference in this prospectus untrue in any material respect or which causes this prospectus to omit to state a material fact necessary in order to make the statements contained or incorporated by reference herein, in light of the circumstances under which they were made, not misleading or of the occurrence of other events specified in the registration rights agreement, the participating broker-dealer will suspend the sale of new notes pursuant to this prospectus until we have amended or supplemented this prospectus to correct the misstatement or omission and have furnished copies of the amended or supplemented prospectus to the participating broker-dealer or we have given notice that the sale of the new notes may be resumed, as the case may be.

CONSEQUENCES OF FAILURE TO EXCHANGE OLD NOTES

     Any old notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount of old notes outstanding. Following the consummation of the exchange offer, holders who did not tender their old notes generally will not have any further registration rights under the registration rights agreement, and these old notes will continue to be subject to restrictions on transfer. Accordingly, the liquidity of the market for the old notes could be adversely affected. The old notes are currently eligible for sale under Rule 144A through the PORTAL Market. Because we anticipate that most holders will elect to exchange their old notes for new notes due to the absence of most restrictions on the resale of new notes, anticipate that the liquidity of the market for any old notes remaining outstanding after the exchange offer may be substantially limited.

     As a result of the making of the exchange offer, we will have fulfilled our obligations under the registration rights agreement, and holders who do not tender their old notes generally will not have any further registration rights or rights to receive liquidated damages specified in the registration rights agreement for our failure to register the new notes.

     The old notes that are not exchanged for new notes will remain restricted securities. Accordingly, the old notes may be resold only:

     - to COLO.COM or one of its subsidiaries;

     - to a qualified institutional buyer;

     - to an institutional accredited investor;

     - to a party outside the United States under Regulation S under the Securities Act;

     - under an exemption from registration provided by Rule 144 under the Securities Act; or

     - under an effective registration statement.

                            DESCRIPTION OF THE NOTES

     The old notes were and the new notes will be issued under an Indenture, dated March 10, 2000 (the "Indenture"), among COLO.COM, as issuer, and State Street Bank and Trust Company of California, N.A., as trustee (the "Trustee"). The term "notes" refers to the old notes and the new notes. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939. The following is a summary of the material provisions of the Indenture but does not restate the Indenture in its entirety. You can find the definitions of certain capitalized terms used in the following summary under the subheading "-- Definitions." We urge you to read the Indenture because it, and not this description, defines your rights as Holders of the notes. A copy of the Indenture is available upon request from COLO.COM. For purposes of this "Description of the Notes", the term "COLO.COM" means COLO.COM and its successors under the Indenture, in each case excluding its subsidiaries.

GENERAL

     The notes are unsecured (except to the extent described under "-- Security" below) unsubordinated obligations of COLO.COM. The notes will mature on March 15, 2010. Subject to the covenants described below under "-- Covenants" and applicable law, COLO.COM may issue up to $100.0 million aggregate principal amount of additional notes ("Additional Notes") under the Indenture. The notes and any Additional Notes subsequently issued will be treated as a single class for all purposes under the Indenture.

     Each note initially bears interest at 13 7/8% per annum from March 10, 2000 or from the most recent Interest Payment Date to which interest has been paid. Interest on the notes will be payable semiannually on March 15 and September 15 of each year, commencing September 15, 2000. Interest will be paid to Holders of record at the close of business on the March 1 or September 1 immediately preceding the Interest Payment Date. Interest is computed on the basis of a 360-day year of twelve 30-day months on a U.S. corporate bond basis.

     The notes may be exchanged or transferred at the office or agency of COLO.COM in the Borough of Manhattan, the City of New York. Initially, the corporate trust office of the Trustee at State Street Bank and Trust Company of California, N.A., will serve as such office. If any Holder of at least $1.0 million of principal amount of notes gives COLO.COM wire transfer instructions, COLO.COM will make all principal, premium and interest payments on such Holder's notes in accordance with those instructions. Otherwise, COLO.COM will make payments of principal, premium and interest on the notes at the office or agency of the paying agent which will initially be the Trustee, unless COLO.COM elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

     The notes will be issued only in fully registered form, without coupons, in denominations of $1,000 of principal amount and integral multiples of $1,000. See "-- Book-Entry; Delivery and Form." No service charge will be made for any registration of transfer or exchange of notes, but COLO.COM may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith, subject to certain exceptions.

OPTIONAL REDEMPTION

     COLO.COM may redeem the notes, in whole or in part, at any time on or after March 15, 2005 at the following Redemption Prices (expressed as percentages of principal amount), plus accrued interest to the applicable Redemption Date, if redeemed during the 12-month period commencing March 15 of the years set forth below:

                          YEAR                            REDEMPTION PRICE
                          ----                            ----------------
2005....................................................      106.938%
2006....................................................      104.625%
2007....................................................      102.313%
2008 and thereafter.....................................      100.000%

     In addition, at any time prior to March 15, 2003, COLO.COM may redeem up to 35% of the principal amount of the notes with the Net Cash Proceeds of one or more sales of Capital Stock (other than Disqualified Stock) of COLO.COM at a Redemption Price (expressed as a percentage of principal amount) of 113.875%, plus accrued interest to the Redemption Date; provided that at least 65% of the aggregate principal amount of notes originally issued on the Closing Date remains outstanding after each such redemption and notice of any such redemption is mailed within 60 days of each such sale of Capital Stock.

     COLO.COM will give not less than 30 days' nor more than 60 days' notice of any redemption. If less than all of the notes are to be redeemed, selection of the notes for redemption will be made by the Trustee:

     - in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed, or,

     - if the notes are not listed on a national securities exchange, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate.

However, no note of $1,000 in principal amount or less shall be redeemed in part. If any note is to be redeemed in part only, the notice of redemption relating to such note will state the portion of the principal amount to be redeemed. A new note in principal amount equal to the unredeemed portion will be issued upon cancellation of the original note.

RANKING

     The notes are unsecured (except to the extent described under "-- Security" below) unsubordinated obligations of COLO.COM and are equal in right of payment with all existing and future unsubordinated indebtedness of COLO.COM and senior in right of payment to all existing and future subordinated indebtedness of COLO.COM. The notes are effectively subordinated to (a) any secured indebtedness of COLO.COM to the extent of the value of the assets which secure such indebtedness and (b) any indebtedness and other liabilities (including trade payables) of COLO.COM's Subsidiaries.

     As of March 31, 2000, COLO.COM had $3.4 million of consolidated indebtedness outstanding (other than the notes), all of which was secured indebtedness which would have effectively ranked senior to the notes to the extent of the value of the assets securing such indebtedness. COLO.COM's Subsidiaries did not have any indebtedness or other material liabilities and COLO.COM did not have any subordinated indebtedness outstanding.

SINKING FUND

     There will be no sinking fund payments for the notes.

SECURITY

     On the Closing Date, COLO.COM purchased and pledged to the Trustee for the benefit of the Holders of the notes the Pledged Securities. The amount of the Pledged Securities purchased will be sufficient upon receipt of scheduled interest and principal payments of such securities to provide for payment in full of the first four scheduled interest payments due on the notes. COLO.COM used approximately $77.5 million of the net proceeds from the offering of the old notes to acquire the Pledged Securities. The Pledged Securities were pledged by COLO.COM to the Trustee for the benefit of the Holders of the notes and are held by the Trustee in the Pledge Account. Immediately prior to an Interest Payment Date on the notes, COLO.COM may either deposit with the Trustee from funds otherwise available to COLO.COM cash sufficient to pay the interest scheduled to be paid on such date or COLO.COM may direct the Trustee to release from the Pledge Account proceeds sufficient to pay interest then due on the notes. In the event that COLO.COM exercises the former option, COLO.COM may thereafter direct the Trustee to release to COLO.COM proceeds or Pledged Securities from the Pledge Account in like amount. A failure by COLO.COM to pay interest on the notes within three business days after the first four scheduled interest payment dates will constitute an immediate Event of Default under the Indenture.

     The notes are secured in part by a first priority security interest in the Pledged Securities and in the Pledge Account. Accordingly, the Pledged Securities and the Pledge Account also secure repayment of the principal amount of the notes to the extent of the security. Once COLO.COM makes the first four scheduled interest payments on the notes, all of the remaining Pledged Securities and any other amounts in the Pledge Account will be released from the Pledge Account and thereafter the notes will be unsecured.

COVENANTS

     OVERVIEW

     In the Indenture, COLO.COM agreed to covenants that limit its and its Restricted Subsidiaries' ability, among other things, to:

     - incur additional debt;

     - pay dividends, acquire shares of capital stock, make payments on subordinated debt or make investments;

     - place limitations on distributions from Restricted Subsidiaries;

     - issue or sell capital stock of Restricted Subsidiaries;

     - issue guarantees;

     - sell assets;

     - enter into transactions with shareholders and affiliates;

     - create liens; and

     - effect mergers and consolidations.

     In addition, if a Change of Control occurs, each Holder of notes will have the right to require COLO.COM to repurchase all or a part of the Holder's notes at a price equal to 101% of their principal amount, plus any accrued interest to the date of repurchase.

     LIMITATION ON INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

     (a) COLO.COM will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (other than the notes, the notes issued in the Exchange Offer and other Indebtedness existing on the Closing Date) and COLO.COM will not issue or Incur any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue or Incur any shares of Preferred Stock; provided, however, that COLO.COM may Incur Indebtedness or issue or Incur shares of Disqualified Stock and its Restricted Subsidiaries may Incur Acquired Indebtedness or Acquired Preferred Stock if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Consolidated Leverage Ratio would be greater than zero and less than 6:1.

     Notwithstanding the foregoing, COLO.COM and any Restricted Subsidiary (except as specified below) may Incur each and all of the following:

         (1) Indebtedness of COLO.COM or any Restricted Subsidiary Incurred under one or more Credit Facilities outstanding at any time in an aggregate principal amount (together with refinancings thereof) not to exceed $200.0 million, less any amount of such Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant;

         (2) Indebtedness owed:

               (A) to COLO.COM evidenced by an unsubordinated promissory note or

               (B) to any Restricted Subsidiary; provided that

                    (x) any event which results in any such Restricted
              Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to COLO.COM or another Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause(2)(B) and

                    (y) if COLO.COM is the obligor on such Indebtedness, such
              Indebtedness must be unsecured and expressly subordinated in right of payment to the notes;

         (3) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness of COLO.COM or any of its Restricted Subsidiaries (other than Indebtedness Incurred under clause (1), (2), (5), (6), (8) or (10) of the second paragraph of part (a) of this covenant) and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); provided that

               (A) Indebtedness the proceeds of which are used to refinance or refund the notes or Indebtedness that is pari passu with, or subordinated in right of payment to, the notes shall only be permitted under this clause (3) if

                    (x) in case the notes are refinanced in part or the
              Indebtedness to be refinanced is pari passu with the notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made pari passu with, or subordinate in right of payment to, the remaining notes, or

                    (y) in case the Indebtedness to be refinanced is
              subordinated in right of payment to the notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the notes at least to the extent that the Indebtedness to be refinanced is subordinated to the notes,

               (B) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not have a final maturity prior to the final maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded, and

               (C) if COLO.COM is the obligor on the Indebtedness to be refinanced or refunded, such new Indebtedness shall not be Incurred by a Restricted Subsidiary;

         (4) Indebtedness of COLO.COM to the extent the net proceeds thereof are promptly

               (A) used to purchase notes tendered in an Offer to Purchase made as a result of a Change in Control or

               (B) deposited to defease the notes as described under "Defeasance";

         (5) Guarantees of the notes, if any, and Guarantees of Indebtedness of COLO.COM by any Restricted Subsidiary provided the Guarantee of such Indebtedness is permitted by and made in accordance with the "Limitation on Issuance of Guarantees by Restricted Subsidiaries" covenant; and

         (6) Indebtedness,

               (A) in respect of performance, surety or appeal bonds or security deposits provided in the ordinary course of business,

               (B) under Currency Agreements, Commodity Agreements and Interest Rate Agreements; provided that such agreements,

                    (i) are entered into for the primary purpose of protecting
              COLO.COM or any of its Restricted Subsidiaries against fluctuations in foreign currency exchange rates or interest rates and

                    (ii) do not increase the Indebtedness of the obligor
              outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder, and

               (C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of COLO.COM or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by COLO.COM or any Restricted Subsidiary in connection with such disposition;

         (7) Incurrence by COLO.COM or any Restricted Subsidiary of Purchase Money Indebtedness

               (A) pursuant to the terms of any Purchase Money Indebtedness facility existing and as in effect on the Closing Date or

               (B) to constitute not more than 75% of the cost, including shipping, installation and importation costs and sales, use and similar taxes (collectively "Costs") payable upon acquisition of the subject property (determined in accordance with GAAP in good faith by the Board of Directors of COLO.COM), to COLO.COM or any such Restricted Subsidiary, as applicable, of the property so purchased, developed, acquired, constructed, improved or leased;

               provided, that with respect to any Purchase Money Indebtedness incurred under clause (B) above, at least 25% of the Costs payable upon acquisition of the subject property shall be funded from Newly Raised Capital; provided, further, that any assets acquired by a Restricted Subsidiary pursuant to this clause (7) are acquired for use in the ordinary course of business of such Restricted Subsidiary.

         (8) Indebtedness of COLO.COM not to exceed, at any time outstanding, two times the Net Cash Proceeds received by COLO.COM after the Closing Date from the issuance and sale of its Capital Stock (other than Disqualified Stock) to a Person that is not a Subsidiary of COLO.COM, to the extent that the Net Cash Proceeds have not been used pursuant to clause (C)(ii) of part
     (a) or clause (3), (4) or (6) of part (b) of the "Limitation on Restricted Payments" covenant to make a Restricted Payment; provided that such Indebtedness does not have a final maturity date prior to the final maturity date of the notes and has an Average Life longer than the Average Life of the notes;

         (9) Indebtedness Incurred for the purpose of paying interest on outstanding Indebtedness in the form of additional Indebtedness with the same terms, and Disqualified Stock or Preferred Stock Issued for the purpose of paying dividends on Disqualified Stock or Preferred Stock in the form of additional shares of the same class of Disqualified Stock or Preferred Stock, as the case may be; and

         (10) Indebtedness of COLO.COM or any Restricted Subsidiary (in addition to Indebtedness permitted under clauses (1) through (9) above) in an aggregate principal amount outstanding at any time (together with refinancings thereof) not to exceed $25.0 million, less any amount of such Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant.

     (b) Notwithstanding any other provision of this "Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, the maximum amount of Indebtedness that may be Incurred pursuant to this "Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock" covenant will not be deemed to be exceeded, with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

     (c) For purposes of determining any particular amount of Indebtedness under this "Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock" covenant,

         (1) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included and

         (2) any Liens granted pursuant to the equal and ratable provisions referred to in the "Limitation on Liens" covenant shall not be treated as Indebtedness.

     For purposes of determining compliance with this "Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, including under the first part (a) of this covenant, COLO.COM, in its sole discretion, shall classify, and from time to time may reclassify, such item of Indebtedness.

     LIMITATION ON RESTRICTED PAYMENTS

     (a) COLO.COM will not, and will not permit any of its Restricted Subsidiaries to,

         (1) declare or pay any dividend or make any distribution on or with respect to its Capital Stock (other than (x) dividends or distributions payable solely in shares of its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of such Capital Stock and (y) pro rata dividends or distributions on Common Stock of Restricted Subsidiaries held by minority stockholders) held by Persons other than COLO.COM or any of its Restricted Subsidiaries,

         (2) purchase, call for redemption or redeem, retire or otherwise acquire for value any shares of Capital Stock of COLO.COM or any Restricted Subsidiary of COLO.COM (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Person other than COLO.COM or any of its Restricted Subsidiaries,

         (3) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of COLO.COM that is subordinated in right of payment to the notes or

         (4) make any Investment, other than a Permitted Investment, in any Person,

(such payments or any other actions described in clauses (1) through (4) above being collectively "Restricted Payments") if, at the time of, and after giving effect to, the proposed Restricted Payment:

         (A) a Default or Event of Default shall have occurred and be continuing,

         (B) COLO.COM could not Incur at least $1.00 of Indebtedness under clause (i) of the first paragraph of part (a) of the "Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, or

         (C) the aggregate amount of all Restricted Payments made after the Closing Date shall exceed the sum of

               (i) the amount of COLO.COM's cumulative Consolidated EBITDA less 150% of Consolidated Interest Expense, during the period (taken as one accounting period) beginning on the first day of the fiscal quarter immediately following the Closing Date and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed with the SEC or provided to the Trustee pursuant to the "SEC Reports and Reports to Holders" covenant, plus

               (ii) the aggregate Net Cash Proceeds received by COLO.COM after the Closing Date from the issuance and sale permitted by the Indenture of its Capital Stock (other than Disqualified Stock) to a Person who is not a Subsidiary of COLO.COM, including an issuance or sale permitted by the Indenture of Indebtedness or Disqualified Stock of COLO.COM for cash subsequent to the Closing Date upon the conversion of such Indebtedness or Disqualified Stock into, or upon the exchange of such Indebtedness or Disqualified Stock for, Capital Stock (other than Disqualified Stock) of COLO.COM, or from the issuance to a Person who is not a Subsidiary of COLO.COM of any options, warrants or other rights to acquire Capital Stock of COLO.COM (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the final maturity of the notes), in each case except to the extent such Net Cash Proceeds are used to Incur Indebtedness pursuant to clause (8) of the second paragraph of part (a) of the "Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, which is outstanding on the Transaction Date or used to make a Restricted Payment pursuant to clause (6) of paragraph (b) of this "Limitation on Restricted Payments" covenant, plus

               (iii) an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to COLO.COM or any Restricted Subsidiary or from the Net Cash Proceeds from the sale to any Person who is not a Subsidiary of COLO.COM of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Consolidated EBITDA), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments").

     (b) The foregoing provision shall not be violated by reason of:

         (1) the payment of any dividend or redemption of any Capital Stock within 60 days after the related date of declaration or call for redemption if, at said date of declaration or call for redemption, such payment or redemption would comply with the preceding paragraph (a);

         (2) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the notes, including premium, if any, and accrued interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (3) of the second paragraph of part (a) of the "Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock" covenant;

         (3) the repurchase, redemption or other acquisition of Capital Stock of COLO.COM (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of Capital Stock (other than Disqualified Stock) of COLO.COM (or options, warrants or other rights to acquire such Capital Stock); provided that such options, warrants or other rights are not redeemable prior to the Stated Maturity of the notes;

         (4) the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness which is subordinated in right of payment to the notes in exchange for, or in connection with the conversion of such Indebtedness for, or out of the proceeds of, a substantially concurrent offering of, shares of the Capital Stock (other than Disqualified Stock) of COLO.COM (or options, warrants or other rights to acquire such Capital Stock); provided that such options, warrants or other rights are not redeemable prior to the Stated Maturity of the notes;

         (5) payments or distributions, to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of COLO.COM;

         (6) Investments acquired in exchange for, or out of the proceeds of an offering (that occurred within six months at the time of any such Investment) of, Capital Stock (other than Disqualified Stock) of COLO.COM, to the extent that such proceeds have not been used to make Restricted Payment pursuant to clause (3) or (4) of this paragraph (b) or clause
     (C)(ii) of paragraph (a) of this "Limitation on Restricted Payments" covenant or to Incur Indebtedness pursuant to clause (8) of the second paragraph of part (a) of the "Limitation on the Incurrence of Indebtedness and Issuance of Preferred Stock" covenant;

         (7) (i) the redemption, repurchase, retirement or other acquisition of any Capital Stock of COLO.COM (or options, warrants or other rights to acquire such Capital Stock) from an employee or former employee of COLO.COM or any of its Subsidiaries (or from such person's estate, heirs or representatives) in connection with such employee's death, disability or termination of employment, provided that the aggregate amount expended pursuant to this clause (7)(i) does not exceed $5.0 million; or

         (ii) the redemption, repurchase, retirement or other acquisition of any unvested shares of any Capital Stock of COLO.COM (or any unvested options, warrants or other rights to acquire such Capital Stock) from an employee or former employee of COLO.COM or any of its Subsidiaries (or from such person's estate, heirs or representatives) in connection with such employee's death, disability or termination of employment, at a price per share of Capital Stock not to exceed the price per share at which the shares of Capital Stock (or options, warrants or other rights to acquire such Capital Stock) were issued or granted to such employee;

         (8) the payment of dividends on shares of Disqualified Stock of COLO.COM or shares of Preferred Stock of COLO.COM's Restricted Subsidiaries issued or Incurred in accordance with the "Limitation of Incurrence of Indebtedness and Issuance of Preferred Stock" covenant;

         (9) the making of any payment on or with respect to, or repurchase, redemption, defeasance or acquisition or retirement for value, of Convertible notes in connection with (i) an optional redemption of Convertible notes pursuant to the terms thereof if at the time COLO.COM sends a notice of redemption to the holders of such Convertible notes, the Closing Price of the Capital Stock into which such Convertible notes are convertible is greater than the conversion price, or (ii) the honoring by COLO.COM of any conversion request by a holder of Convertible notes (including the payment by COLO.COM of any cash in lieu of issuing fractional shares) in accordance with the terms of Convertible notes;

         (10) the repurchase of Capital Stock or any options, warrants or other rights to acquire Capital Stock of COLO.COM that may be deemed to occur upon the cash-less exercise thereof or the payment by COLO.COM of any cash in lieu of issuing fractional shares of Capital Stock pursuant to the terms of any such options, warrants or other rights;

         (11) other Restricted Payments in an aggregate amount not to exceed $20.0 million;

provided that, except in the case of clauses (1) and (3), no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

     (c) Each Restricted Payment permitted pursuant to the preceding part (b) (other than the Restricted Payment referred to in clause (2) or (10) thereof, an exchange of Capital Stock for Capital Stock or Indebtedness referred to in clause (3) or (4) thereof and an Investment acquired in exchange for Capital Stock referred to in clause (6) thereof), and the Net Cash Proceeds from any issuance of Capital Stock referred to in clauses (3), (4) and (6), shall be included in calculating whether the conditions of clause (C) of part (a) of this "Limitation on Restricted Payments" covenant have been met with respect to any subsequent Restricted Payments.

     For purposes of determining compliance with this "Limitation on Restricted Payments" covenant:

         (i) the amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by COLO.COM (or such Restricted Subsidiary, as the case may be) pursuant to the Restricted Payment;

         (ii) the fair market value of any asset(s) or securities that are required to be valued by this covenant shall be determined in good faith by the Board of Directors; provided that such determination shall be supported by the opinion or appraisal of an accounting, appraisal or investment banking firm of national standing if such fair market value would in the good faith determination of the Board of Directors exceed $10 million;

         (iii) in the event that a Restricted Payment meets the criteria of more than one of the types of Restricted Payments described in the above clauses, including part (a) of this "Limitation on Restricted Payments" covenant, COLO.COM, in its sole discretion, may order and classify, and from time to time may reclassify, such Restricted Payment if it would have been permitted at the time such Restricted Payment was made and at the time of such reclassification; and

         (iv) The amount of any Investment "outstanding" at any time shall be deemed to be equal to the fair market value of such Investment on the date made, less the return of capital, repayment of loans, return on capital and release of Guarantees, in each case of or to the Company and its Restricted Subsidiaries with respect to such Investment (up to the amount of such Investment on the date made).

     LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

     (a) COLO.COM will not, and will not permit any Restricted Subsidiary to create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:

         (1) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by COLO.COM or any other Restricted Subsidiary,

         (2) pay any Indebtedness owed to COLO.COM or any other Restricted Subsidiary,

         (3) make loans or advances to COLO.COM or any other Restricted Subsidiary or

         (4) transfer any of its property or assets to COLO.COM or any other Restricted Subsidiary.

     (b) The foregoing provisions shall not restrict any encumbrances or restrictions:

         (i) existing on the Closing Date in the Indenture or any other agreements in effect on the Closing Date, and any extensions, refinancings, renewals or replacements of such agreements; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements taken as a whole are no less favorable in any material respect to the Holders of the notes than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

         (ii) existing under or by reason of applicable law;

         (iii) existing with respect to any Person or the property or assets of such Person acquired by COLO.COM or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired;

         (iv) in the case of clause (4) of part (a) of this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant, (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of COLO.COM or any Restricted Subsidiary not otherwise prohibited by the Indenture or (C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of COLO.COM or any Restricted Subsidiary in any manner material to COLO.COM or any Restricted Subsidiary;

         (v) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary;

         (vi) contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued if:

               (A) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant contained in any Indebtedness or agreement,

               (B) the encumbrance or restriction is not materially more disadvantageous to the Holders of the notes than is customary in comparable financings (as determined by COLO.COM in good faith) and

               (C) COLO.COM determines that any such encumbrance or restriction will not materially affect COLO.COM's ability to make principal or interest payments on the notes; or

         (vii) contained in the terms of any Indebtedness of any Restricted Subsidiary of COLO.COM that is a Foreign Subsidiary or any agreement pursuant to which such Indebtedness was issued if:

               (A) the encumbrance or restriction is not materially more disadvantageous to the Holders of the notes than is customary in comparable financings (as determined by COLO.COM in good faith) and

               (B) COLO.COM determines that any such encumbrance or restriction will not materially affect COLO.COM'S ability to make principal or interest payments on the notes; or

         (viii) restrictions or encumbrances imposed at the request of joint venture partners, provided that such joint venture is engaged in a Permitted Business.

Nothing contained in this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant shall prevent COLO.COM or any of its Restricted Subsidiaries from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the "Limitation on Liens" covenant or (2) restricting the sale or other disposition of property or assets of COLO.COM or any of its Restricted Subsidiaries that secure Indebtedness of COLO.COM or any of its Restricted Subsidiaries.

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

     LIMITATION ON THE ISSUANCE AND SALE OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES

     COLO.COM will not sell, and will not permit any Restricted Subsidiary to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except:

         (1) to COLO.COM or a Restricted Subsidiary of COLO.COM;

         (2) issuances of director's qualifying shares or sales to foreign nationals of shares of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law; or

         (3) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the "Limitation on Restricted Payments" covenant if made on the date of such issuance or sale;

         (4) sales or issuances of Common Stock (including options, warrants or other rights to purchase shares of such Common Stock) of a Restricted Subsidiary by COLO.COM or a Restricted Subsidiary, provided that such sale complies with the "Limitation on Asset Sales" covenant; or

         (5) Issuances of Preferred Stock made in accordance with the "Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock" covenant.

     LIMITATION ON ISSUANCES OF GUARANTEES BY RESTRICTED SUBSIDIARIES

     COLO.COM will not permit any Restricted Subsidiary to Guarantee any Indebtedness of COLO.COM which is equal in right of payment with or subordinate in right of payment to the notes ("Guaranteed Indebtedness"), unless:

         (1) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee (a "Note Guarantee") of payment of the notes by such Restricted Subsidiary and

         (2) such Restricted Subsidiary waives, and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against COLO.COM or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Note Guarantee;

provided that this paragraph shall not be applicable to (i) any Guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or (ii) any Guarantee of Indebtedness of COLO.COM which Indebtedness would have been permitted to be Incurred by a Restricted Subsidiary pursuant to the "Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock" covenant.

     If the Guaranteed Indebtedness is

         (A) equal in right of payment with the notes, then the Guarantee of such Guaranteed Indebtedness shall be equal in right of payment with, or subordinated to, the Note Guarantee or

         (B) subordinated to the notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Note Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the notes.

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

     Notwithstanding the foregoing, any Note Guarantee by a Restricted Subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged upon:

         (1) any sale, exchange or transfer, to any Person not an Affiliate of COLO.COM, of all of COLO.COM's and each Restricted Subsidiary's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture);

         (2) the release or discharge of the Guarantee which resulted in the creation of such Note Guarantee, except a discharge or release by or as a result of payment under such Guarantee; or

         (3) upon the designation of such Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the terms of the Indenture.

     LIMITATION ON TRANSACTIONS WITH AFFILIATES

     COLO.COM will not, and will not permit any Restricted Subsidiary to, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with, or for the benefit of, any Affiliate of COLO.COM or any Restricted Subsidiary, except upon fair and reasonable terms no less favorable to COLO.COM or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm's-length transaction with a Person that is not such an Affiliate.

     The foregoing limitation does not limit, and shall not apply to:

          (1) transactions (A) approved by a majority of the disinterested members of the Board of Directors or (B) for which COLO.COM or a Restricted Subsidiary delivers to the Trustee a written opinion of a nationally recognized investment banking, accounting, valuation or appraisal firm stating that the transaction is fair to COLO.COM or such Restricted Subsidiary from a financial point of view;

          (2) any transaction solely between COLO.COM and any of its Restricted Subsidiaries or solely among Restricted Subsidiaries;

          (3) the payment of reasonable and customary regular fees to officers and directors of COLO.COM and indemnification arrangements entered into by COLO.COM in the ordinary course of business and consistent with past practices of COLO.COM;

          (4) any payments or other transactions pursuant to any tax-sharing agreement between COLO.COM and any other Person with which COLO.COM files a consolidated tax return or with which COLO.COM is part of a consolidated group for tax purposes;

          (5) any sale of shares of Capital Stock (other than Disqualified Stock) of COLO.COM; or

          (6) any Permitted Investments or any Restricted Payments not prohibited by the "Limitation on Restricted Payments" covenant.

Notwithstanding the foregoing, any transaction or series of related transactions covered by the first paragraph of this "Limitation on Transactions with Shareholders and Affiliates" covenant and not covered by clauses (2) through (6) of this paragraph, (a) the aggregate amount of which exceeds $5 million in value, must be approved or determined to be fair in the manner provided for in clause (1)(A) or (B) above and (b) the aggregate amount of which exceeds

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

$10 million in value, must be determined to be fair in the manner provided for in clause (1)(B) above.

     LIMITATION ON LIENS

     COLO.COM will not, and will not permit any Restricted Subsidiary to, create, Incur, assume or suffer to exist any Lien securing Indebtedness on any of its assets or properties of any character, or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary, without making effective provision for all of the notes and all other amounts due under the Indenture to be directly secured equally and ratably with (or, if the obligation or liability to be secured by such Lien is subordinated in right of payment to the notes, prior
to) the obligation or liability secured by such Lien.

     The foregoing limitation does not apply to:

          (1) Liens existing on the Closing Date;

          (2) Liens granted on or after the Closing Date on any assets or Capital Stock of COLO.COM or its Restricted Subsidiaries created in favor of the Holders of the notes, the Exchange notes or any Additional notes;

          (3) Liens with respect to the assets of a Restricted Subsidiary granted by such Restricted Subsidiary to COLO.COM or another Restricted Subsidiary to secure Indebtedness owing to COLO.COM or such other Restricted Subsidiary or the Guarantee of any such Indebtedness;

          (4) Liens securing Indebtedness, which is permitted to be Incurred under clause (3) of the second paragraph of part (a) of the "Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, which is Incurred to refinance secured Indebtedness; provided that such Liens do not extend to or cover any property or assets of COLO.COM or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced;

          (5) Liens securing Indebtedness Incurred under clause (1) of the second paragraph of part (a) of the "Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock" covenant; provided that such Liens only cover property or assets of the obligor, co-obligor or guarantor of such Indebtedness;

          (6) Liens on cash set aside at the time of the Incurrence of any Indebtedness, or government securities or Temporary Cash Investments purchased with such cash, in either case, to the extent that such cash, government securities or Temporary Cash Investments pre-fund the payment of interest on such Indebtedness and are held in a collateral or escrow account or similar arrangement to be applied to pay such interest when due;

          (7) Liens arising under the Existing Vendor Finance Agreements as in effect on the Closing Date;

          (8) Liens on the assets or property of any Restricted Subsidiary of COLO.COM that is a Foreign Subsidiary securing Indebtedness which is permitted to be Incurred by such Restricted Subsidiary under the Indenture;

          (9) Liens securing Indebtedness not to exceed at any one time outstanding in the aggregate $1.0 million; or

          (10) Permitted Liens.

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

     LIMITATION ON SALE-LEASEBACK TRANSACTIONS

     COLO.COM will not, and will not permit any Restricted Subsidiary to, enter into any sale-leaseback transaction involving any of its assets or properties whether now owned or hereafter acquired, whereby COLO.COM or a Restricted Subsidiary sells or transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which COLO.COM or such Restricted Subsidiary, as the case may be, intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

     The foregoing restriction does not apply to any sale-leaseback transaction if:

          (1) the lease is for a period, including renewal rights, of not in excess of three years;

          (2) the lease secures or relates to industrial revenue or pollution control bonds;

          (3) the transaction is solely between COLO.COM and any Restricted Subsidiary or solely between Restricted Subsidiaries; or

          (4) such sale-leaseback transaction complies with the "Limitation on Asset Sales" covenant.

     LIMITATION ON ASSET SALES

     COLO.COM will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless:

          (1) the consideration received by COLO.COM or such Restricted Subsidiary at the time of such Asset Sale is at least equal to the fair market value (as determined in good faith by the Board of Directors (including as to the value of all noncash consideration) and, if determined to be in excess of $5.0 million, as set forth in an Officer's Certificate delivered to the Trustee) of the assets sold or otherwise disposed of (or of the Capital Stock issued, sold or otherwise disposed of);

          (2) at least 75% of the consideration received consists of:

             (A) cash or Temporary Cash Investments,

             (B) the assumption, payment or extinguishment of Indebtedness or other liabilities, in each case not subordinated in right of payment to the notes, of COLO.COM or any Restricted Subsidiary (in each case, other than Indebtedness owed to COLO.COM or any Restricted Subsidiary), provided that COLO.COM or such Restricted Subsidiary is irrevocably and unconditionally released from all liability under such Indebtedness or other liabilities, or

             (C) Replacement Assets; and

          (3) (I) the Net Cash Proceeds received by COLO.COM (or such Restricted Subsidiary, as the case may be) from such Asset Sale are applied within 365 days following the receipt of such Net Cash Proceeds, to the extent COLO.COM (or such Restricted Subsidiary, as the case may be) elects:

             (A) apply an amount equal to such excess Net Cash Proceeds to permanently repay unsubordinated Indebtedness of COLO.COM or Indebtedness of any other Restricted Subsidiary, in each case owing to a Person other than COLO.COM or any of its Restricted Subsidiaries, or

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

             (B) invest an equal amount, or the amount not so applied pursuant to clause (A) (or enter into a definitive agreement committing to so invest within 365 days after the date of such agreement), in Replacement Assets, or

          (II) apply such Net Cash Proceeds, to the extent not applied pursuant to clause (3)(I), as provided in the following paragraphs of this "Limitation on Asset Sales" covenant.

The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 365-day period as set forth in clause
(3)(I) of the preceding sentence and not applied as so required by the end of such period shall constitute "Excess Proceeds".

     If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this "Limitation on Asset Sales" covenant totals at least $10 million, COLO.COM must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the Holders of the notes (and if required by the terms of any Indebtedness that is equal in right of payment with the notes ("Pari Passu Indebtedness"), from the holders of such Pari Passu Indebtedness) on a pro rata basis an aggregate principal amount of notes (and Pari Passu Indebtedness) equal to the Excess Proceeds on such date, at a purchase price equal to 100% of their principal amount, plus, in each case, accrued interest (if any) to the Payment Date. To the extent that any Excess Proceeds remain after consummation of an Asset Sale Offer, COLO.COM may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of notes and Pari Passu Indebtedness tendered into such Asset Sale Offer surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the notes and Pari Passu Indebtedness to be purchased on a pro rata basis in proportion to the respective principal amounts (or accreted values in the case of Indebtedness issued with an original issue discount) of the notes and such other Indebtedness. Upon completion of such Asst Sale Offer, the amount of Excess Proceeds shall be reset at zero for purposes of the first sentence of this paragraph.

     BUSINESS ACTIVITIES

     COLO.COM will not, and will not permit any of its Restricted Subsidiaries to engage, to more than a de minimus extent, in any business other than a Permitted Business.

REPURCHASE OF NOTES UPON A CHANGE OF CONTROL

     COLO.COM must commence, within 60 days of the occurrence of a Change of Control, and consummate an Offer to Purchase for all notes then outstanding, at a purchase price equal to 101% of their principal amount, plus accrued interest (if any) to the Payment Date; provided that COLO.COM shall not be obligated to repurchase notes pursuant to a Change of Control Offer in the event that it has exercised its rights to redeem all of the notes pursuant to the Indenture.

     There can be no assurance that COLO.COM will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of notes) required by the foregoing covenant or any similar covenant that in other securities of COLO.COM which might be outstanding at the time.

     The above covenant requiring COLO.COM to repurchase the notes will, unless consents are obtained, require COLO.COM to repay all indebtedness then outstanding which by its terms would prohibit such note repurchase, either prior to or concurrently with such note repurchase.

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

SEC REPORTS AND REPORTS TO HOLDERS

     At all times from and after the date of the commencement of the exchange offer, whether or not COLO.COM is then required to file reports with the SEC, COLO.COM shall file with the SEC all such reports and other information as it would be required to file with the SEC by Section 13(a) or 15(d) under the Securities Exchange Act of 1934 if it were subject thereto. COLO.COM shall supply to the Trustee and to each Holder of notes or shall supply to the Trustee for forwarding to each such Holder, without cost to such Holder, copies of such reports and other information.

EVENTS OF DEFAULT

     The following events will be defined as "Events of Default" in the
Indenture:

          (a) default in the payment of principal of (or premium, if any, on) any note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise;

          (b) default in the payment of interest on any note when the same becomes due and payable, and such default continues for a period of 30 days; provided that a failure to make any of the first four scheduled interest payments on the notes within three business days after an interest payment date will constitute an Event of Default with no grace or cure period;

          (c) default in the performance or breach of the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the assets of COLO.COM or the failure by COLO.COM to make or consummate an Offer to Purchase in accordance with the "Limitation on Asset Sales" or "Repurchase of notes upon a Change of Control" covenant;

          (d) COLO.COM or any Restricted Subsidiary defaults in the performance of or breaches any other covenant or agreement in the Indenture or under the notes (other than a default specified in clause (a), (b) or (c) above) and such default or breach continues for a period of 45 consecutive days after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount of the notes;

          (e) the default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of COLO.COM or any of its Significant Subsidiaries (or the payment of which is Guaranteed by COLO.COM or any of its Significant Subsidiaries) whether such Indebtedness or Guarantee now exists or is created after the Closing Date, and either such Indebtedness is already due and payable or such default results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the amount of any such Indebtedness, together with the amount of any other such Indebtedness the maturity of which has been so accelerated or which is already due and payable, aggregates $10 million or more;

          (f) one or more judgments, orders or decrees for the payment of money in excess of $10 million, individually or in the aggregate (net of applicable insurance coverage which is acknowledged in writing by the insurer), shall be entered against COLO.COM or any of its Significant Subsidiaries or any of their respective properties and shall not be discharged and there shall have been a period of 60 days or more during which a stay of enforcement of such judgment or order, by reason of pending appeal or otherwise, shall not be in effect;

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

          (g) a court having jurisdiction in the premises enters a decree or order for:

             (i) relief in respect of COLO.COM or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect,

             (ii) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of COLO.COM or any Significant Subsidiary or for all or substantially all of the property and assets of COLO.COM or any Significant Subsidiary or

             (iii) the winding up or liquidation of the affairs of COLO.COM or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 45 consecutive days;

          (h) COLO.COM or any Significant Subsidiary (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of COLO.COM or any Significant Subsidiary or for all or substantially all of the property and assets of COLO.COM or any Significant Subsidiary or (C) effects any general assignment for the benefit of creditors; or

          (i) the Pledge Agreement shall cease to be in full force and effect or enforceable in accordance with its terms, other than in accordance with its terms.

     If an Event of Default (other than an Event of Default specified in clause
(g) or (h) above that occurs with respect to COLO.COM or any Significant Subsidiary) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the notes, then outstanding, by written notice to COLO.COM (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued interest on the notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (e) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (e) shall be remedied or cured by COLO.COM or the relevant Restricted Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause
(g) or (h) above occurs with respect to COLO.COM or any Significant Subsidiary, the principal of, premium, if any, and accrued interest on the notes then outstanding shall automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

     The Holders of at least a majority in principal amount of the outstanding notes by written notice to COLO.COM and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if (x) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived and
(y) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see
"-- Modification and Waiver".

     The Holders of at least a majority in aggregate principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee

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may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of notes. A Holder may not pursue any remedy with respect to the Indenture or the notes unless:

          (1) the Holder gives the Trustee written notice of a continuing Event of Default;

          (2) the Holders of at least 25% in aggregate principal amount of outstanding notes make a written request to the Trustee to pursue the remedy;

          (3) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

          (4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

          (5) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding notes do not give the Trustee a direction that is inconsistent with the request.

     However, such limitations do not apply to the right of any Holder of a note to receive payment of the principal of, premium, if any, or interest on, such note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the notes, which right shall not be impaired or affected without the consent of the Holder.

     Officers of COLO.COM must certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of the activities of COLO.COM and its Restricted Subsidiaries and COLO.COM's and its Restricted Subsidiaries' performance under the Indenture and that COLO.COM has fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. COLO.COM will also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Indenture.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     COLO.COM will not consolidate with, merge with or into, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into it unless:

          (1) it shall be the continuing Person, or the Person (if other than it) formed by such consolidation or into which it is merged or that acquired or leased such property and assets of (the "Surviving Person") shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of COLO.COM's obligations under the Indenture and the notes;

          (2) no Default or Event of Default shall exist or shall occur immediately after giving effect on a pro forma basis to such transaction;

          (3) immediately after giving effect to such transaction on a pro forma basis COLO.COM, or the Surviving Person, as the case may be, could Incur at least $1.00 of Indebtedness under the first paragraph of part (a) of the "Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock" covenant; provided that this clause (3) shall

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     not apply to a consolidation, merger or sale of all (but not less than all)
     of the assets of COLO.COM if all Liens and Indebtedness of COLO.COM or the Surviving Person, as the case may be, and its Restricted Subsidiaries outstanding immediately after such transaction would have been permitted (and all such Liens and Indebtedness, other than Liens and Indebtedness of COLO.COM and its Restricted Subsidiaries outstanding immediately prior to the transaction, shall be deemed to have been Incurred) for all purposes of the Indenture; and

          (4) it delivers to the Trustee an Officers' Certificate (attaching the arithmetic computations to demonstrate compliance with clause (3)) and Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with; and

          (5) each Subsidiary Guarantor, if any, unless such Subsidiary Guarantor is the Person with which COLO.COM has entered into a transaction under this "Consolidation, Merger and Sale of Assets" section, shall have by amendment to its Note Guarantee confirmed that its Note Guarantee shall apply to the obligations of COLO.COM or the Surviving Person in accordance with the notes and the Indenture;

provided, however, that clause (3) above does not apply if, in the good faith determination of the Board of Directors of COLO.COM, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of incorporation of COLO.COM.

DEFEASANCE

     Defeasance and Discharge. The Indenture will provide that COLO.COM will be deemed to have paid and will be discharged from any and all obligations in respect of the notes on the 123rd day after the deposit referred to below, and the provisions of the Indenture will no longer be in effect with respect to the notes (except for, among other matters, certain obligations to register the transfer or exchange of the notes, to replace stolen, lost or mutilated notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things:

          (A) COLO.COM has deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the notes,

          (B) COLO.COM has delivered to the Trustee (1) either (x) an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of COLO.COM's exercise of its option under this "Defeasance" provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Closing Date such that a ruling is no longer required or (y) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel and (2) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law,

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

          (C) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which COLO.COM or any of its Subsidiaries is a party or by which COLO.COM or any of its Subsidiaries is bound and

          (D) if at such time the notes are listed on a national securities exchange, COLO.COM has delivered to the Trustee an Opinion of Counsel to the effect that the notes will not be delisted as a result of such deposit, defeasance and discharge.

     Defeasance of Certain Covenants and Certain Events of Default. The Indenture further will provide that the provisions of the Indenture will no longer be in effect with respect to clause (3) under "Consolidation, Merger and Sale of Assets" and all the covenants described herein under "Covenants", clause
(c) under "Events of Default" with respect to such clause (3) under "Consolidation, Merger and Sale of Assets", clause (d) under "Events of Default" with respect to such other covenants and clauses (e) and (f) under "Events of Default" shall be deemed not to be Events of Default upon, among other things, the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the notes, the satisfaction of the provisions described in clauses (B)(2), (C) and (D) of the preceding paragraph and the delivery by COLO.COM to the Trustee of an Opinion of Counsel to the effect that, among other things, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

     Defeasance and Certain Other Events of Default. In the event COLO.COM exercises its option to omit compliance with certain covenants and provisions of the Indenture with respect to the notes as described in the immediately preceding paragraph and the notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the notes at the time of the acceleration resulting from such Event of Default. However, COLO.COM will remain liable for such payments and any Subsidiary Guarantor's Note Guarantee with respect to such payments will remain in effect.

MODIFICATION AND WAIVER

     The Indenture may be amended, without the consent of any Holder, to:

         (1) cure any ambiguity, defect or inconsistency in the Indenture;

         (2) comply with the provisions described under "Consolidation, Merger and Sale of Assets" or "Limitation on Issuances of Guarantees by Restricted Subsidiaries";

         (3) comply with any requirements of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act;

         (4) evidence and provide for the acceptance of appointment by a successor Trustee; or

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

         (5) make any change that, in the good faith opinion of the Board of Directors, does not materially and adversely affect the rights of any Holder.

     Modifications and amendments of the Indenture may be made by COLO.COM and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding notes; provided, however, that no such modification or amendment may, without the consent of each Holder affected thereby:

         (1) change the Stated Maturity of the principal of, or any installment of interest on, any note,

         (2) reduce the principal amount of, or premium, if any, or interest on, any note,

         (3) change the optional redemption dates or optional redemption prices of the notes from that stated under the caption "Optional Redemption",

         (4) change the place or currency of payment of principal of, or premium, if any, or interest on, any note,

         (5) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any note,

         (6) waive a default in the payment of principal of, premium, if any, or interest on the notes, or

         (7) release any Subsidiary Guarantor from its Note Guarantee, except as provided in the Indenture, or

         (8) reduce the percentage or aggregate principal amount of outstanding notes the consent of whose Holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

NO PERSONAL LIABILITY OF INCORPORATORS, STOCKHOLDERS, OFFICERS, DIRECTORS, OR EMPLOYEES

     No recourse for the payment of the principal of, premium, if any, or interest on any of the notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of COLO.COM in the Indenture, or in any of the notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of COLO.COM or of any successor Person thereof. Each Holder, by accepting the notes, waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws.

CONCERNING THE TRUSTEE

     Except during the continuance of a Default, the Trustee will not be liable, except for the performance of such duties as are specifically set forth in the Indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under the Indenture as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

     The Indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of COLO.COM, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The

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Trustee is permitted to engage in other transactions; provided, however, that if it acquires any material conflicting interest, it must eliminate such conflict or resign.

DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the Indenture. Reference is made to the Indenture for the full definition of all terms as well as any other capitalized term used in this "Description of the Notes" for which no definition is provided.

     "ACQUIRED INDEBTEDNESS" or "ACQUIRED PREFERRED STOCK" means with respect to any specified Person, Indebtedness or Preferred Stock of any other Person existing at the time such other Person is merged with or into or becomes a Restricted Subsidiary of such specified Person or assumed in connection with an Asset Acquisition by such specified Person; provided that such Indebtedness or Preferred Stock is not incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person; provided that such Indebtedness or Preferred Stock of such other Person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or such Asset Acquisition shall not be Acquired Indebtedness or Acquired Preferred Stock.

     "ADJUSTED CONSOLIDATED NET INCOME" means, for any period, the aggregate net income (or loss) of COLO.COM and its Restricted Subsidiaries for such period, on a consolidated basis, determined in conformity with GAAP; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication):

         (1) the net income (or loss) of any Person that is not a Restricted Subsidiary, except (x) with respect to net income, to the extent of the amount of dividends or other distributions actually paid to COLO.COM or any of its Restricted Subsidiaries by such Person during such period and (y) with respect to net losses, to the extent of the amount of Investments made by COLO.COM or any Restricted Subsidiary in such Person during such period;

         (2) the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with COLO.COM or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by COLO.COM or any of its Restricted Subsidiaries;

         (3) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary;

         (4) any gains or losses (on an after-tax basis) attributable to sales of assets outside the ordinary course of business of COLO.COM and its Restricted Subsidiaries;

         (5) solely for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of paragraph (a) of the "Limitation on Restricted Payments" covenant, any amount paid or accrued as dividends on Preferred Stock of COLO.COM owned by Persons other than COLO.COM and any of its Restricted Subsidiaries; and

         (6) all extraordinary gains and, solely for purposes of calculating the Consolidated Leverage Ratio, extraordinary losses.

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

     "AFFILIATE" means, as applied to any specified Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided that beneficial ownership of less than 10% or more of the Voting Stock of a Person shall be deemed not to be control.

     "ASSET ACQUISITION" means (1) an Investment by COLO.COM or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with COLO.COM or any of its Restricted Subsidiaries; provided that such Person is engaged in a Permitted Business or (2) an acquisition by COLO.COM or any of its Restricted Subsidiaries of the property and assets of any Person other than COLO.COM or any of its Restricted Subsidiaries that constitute substantially all of a division or line of business of such Person; provided that the property and assets acquired are related, ancillary or complementary to a Permitted Business.

     "ASSET DISPOSITION" means the sale or other disposition by COLO.COM or any of its Restricted Subsidiaries (other than to COLO.COM or another Restricted Subsidiary) of (1) all or substantially all of the Capital Stock of any Restricted Subsidiary or (2) all or substantially all of the assets that constitute a division or line of business of COLO.COM or any of its Restricted Subsidiaries.

     "ASSET SALE" means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transaction) in one transaction or a series of related transactions by COLO.COM or any of its Restricted Subsidiaries to any Person other than COLO.COM or any of its Restricted Subsidiaries of:

         (1) all or any of the Capital Stock of any Subsidiary,

         (2) all or substantially all of the property and assets of an operating unit or business of COLO.COM or any of its Restricted Subsidiaries, or

         (3) any other property and assets (other than the Capital Stock or other Investment in an Unrestricted Subsidiary) of COLO.COM or any of its Restricted Subsidiaries outside the ordinary course of business of COLO.COM or such Restricted Subsidiary and, in each case, that is not governed by the provisions of the Indenture applicable to mergers, consolidations and sales of assets of COLO.COM; provided that "Asset Sale" shall not include:

         (a) sales or other dispositions of inventory, receivables and related assets and other current assets,

         (b) sales, transfers or other dispositions constituting the making or liquidating of a Permitted Investment or Restricted Payment permitted to be made under the "Limitation on Restricted Payments" covenant,

         (c) sales, transfers or other dispositions of assets with a fair market value not in excess of $1.0 million in any transaction or series of related transactions,

         (d) any sale, transfer, assignment or other disposition of any property or equipment that has become damaged, worn out, obsolete or otherwise unsuitable for use in connection with the business of COLO.COM or its Restricted Subsidiaries,

         (e) sales, transfers, assignments or other dispositions constituting the granting of Liens otherwise permitted by the Indenture,
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

         (f) sales, transfers or assignments of all or substantially all of the assets of COLO.COM or mergers or consolidations in compliance with the "Consolidation, Merger and Sale of Assets" covenant,

         (g) sales, transfers or other dispositions in the ordinary course of business of such Person, or

         (h) the licensing by COLO.COM or any Restricted Subsidiary of intellectual property.

     "AVERAGE LIFE" means, at any date of determination with respect to any debt security, the quotient obtained by dividing (1) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (b) the amount of such principal payment by (2) the sum of all such principal payments.

     "CAPITAL STOCK" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all Common Stock and Preferred Stock; provided that the term "Capital Stock" shall not include any Indebtedness Convertible into Capital Stock of such Person.

     "CAPITALIZED LEASE" means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

     "CAPITALIZED LEASE OBLIGATIONS" means the capitalized portion of a Capitalized Lease in accordance with GAAP.

     "CHANGE OF CONTROL" means such time as:

         (1) (a) prior to the occurrence of a Public Market, a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange
     Act), other than an Existing Stockholder, becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of Voting Stock representing a greater percentage of the total voting power of the Voting Stock of COLO.COM, on a fully diluted basis, than is held by the Existing Stockholders on such date and

         (b) on or after the occurrence of a Public Market, a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange
     Act), other than an Existing Stockholder, becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the Voting Stock of COLO.COM on a fully diluted basis and such ownership represents a greater percentage of the total voting power of the Voting Stock of COLO.COM, on a fully diluted basis, than is held by the Existing Stockholders on such date; or

         (2) individuals who on the Closing Date constitute the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination by the Board of Directors for election by COLO.COM's stockholders was approved by a vote of at least a majority of the members of the Board of Directors then in office who either were members of the Board of Directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office for a period of two years.

     "CLOSING DATE" means the date on which the old notes were originally issued under the Indenture, March 10, 2000.

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     "CLOSING PRICE" on any Trading Day with respect to the per share price of any shares of Capital Stock means the last reported sale price regular way or, in case no such sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock Exchange, or, if such shares of Capital Stock are not listed or admitted to trading on such exchange, on the principal national securities exchange on which such shares are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the Nasdaq Stock Market, or if such shares are not listed or admitted to trading on any national securities exchange or quoted on the Nasdaq Stock Market, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm of national standing that is selected from time to time by COLO.COM for that purpose.

     "COMMODITY AGREEMENT" means any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement.

     "CONSOLIDATED EBITDA" means, for any period, Adjusted Consolidated Net Income for such period plus, to the extent such amount was deducted in calculating such Adjusted Consolidated Net Income:

         (1) Consolidated Interest Expense,

         (2) income taxes,

         (3) depreciation expense,

         (4) amortization expense and

         (5) all other non-cash items reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all non-cash items increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for COLO.COM and its Restricted Subsidiaries in conformity with GAAP;

provided that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by (B) the percentage ownership interest in the income of such Restricted Subsidiary not owned on the last day of such period by COLO.COM or any of its Restricted Subsidiaries.

     "CONSOLIDATED INTEREST EXPENSE" means, for any period, the aggregate amount of interest in respect of Indebtedness (including, without limitation, amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; the net costs associated with Interest Rate Agreements; and Indebtedness that is Guaranteed or secured by COLO.COM or any of its Restricted Subsidiaries), one-third of the rental expense of all operating leases of COLO.COM and its Restricted Subsidiaries and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by COLO.COM and its Restricted Subsidiaries during such period; excluding, however,

         (1) any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (3) of the definition thereof (but only in the same proportion

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     as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (3) of the definition thereof) and

         (2) any premiums, fees and expenses (and any amortization thereof) payable in connection with the offering of the Units, all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP.

     "CONSOLIDATED LEVERAGE RATIO" means, with respect to COLO.COM on any Transaction Date, the ratio of:

         (1) the aggregate amount of Indebtedness of COLO.COM and its Restricted Subsidiaries on a consolidated basis outstanding on such Transaction Date to

         (2) four times Consolidated EBITDA for the most recently ended fiscal quarter for which financial statements of COLO.COM have been filed with the SEC or provided to the Trustee pursuant to the "SEC Reports and Reports to Holders" covenant.

Notwithstanding the definition of Adjusted Consolidated Net Income, for the purposes of calculating the "Consolidated EBITDA" for any fiscal quarter for purposes of this definition,

         (i) any Subsidiary of COLO.COM that is a Restricted Subsidiary on the Transaction Date shall be deemed to have been a Restricted Subsidiary at all times during such fiscal quarter and

         (ii) any Subsidiary of COLO.COM that is not a Restricted Subsidiary on the Transaction Date shall be deemed not to have been a Restricted Subsidiary at any time during such fiscal quarter.

In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" shall be calculated after giving effect on a pro forma basis for the applicable fiscal quarter to, without duplication:

         (A) the Incurrence or repayment of any Indebtedness to be Incurred or repaid on the Transaction Date;

         (B) Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur from the beginning of the most recently ended fiscal quarter, for which financial statements of COLO.COM have been filed with the SEC or provided to the Trustee pursuant to the "SEC Reports and Reports to Holders" covenant, through the Transaction Date (the "REFERENCE PERIOD"), as if they had occurred and such proceeds had been applied on the first day of such Reference Period; and

         (C) asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into COLO.COM or any Restricted Subsidiary during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period;

provided that to the extent that clause (B) or (C) of this sentence requires that pro forma effect be given to an Asset Acquisition or Asset Disposition, such pro forma calculation shall be based upon the full fiscal quarter immediately preceding the Transaction Date of the Person, or division

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or line of business of the Person, that is acquired or disposed of for which financial information is available.

     "CONVERTIBLE NOTES" means notes that are convertible into Capital Stock of COLO.COM at the option of the holders thereof.

     "CREDIT FACILITY" means any credit facilities, any receivables facilities or programs, or one or more other term loan and/or revolving credit or commercial paper facilities (including any letter of credit subfacilities) entered into with commercial banks or other financial institutions or institutional investors, or any replacement, extension, renewal, refinancing or refunding thereof.

     "CURRENCY AGREEMENT" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

     "DEFAULT" means any event that is, or after notice or passage of time or both would be, an Event of Default.

     "DISQUALIFIED STOCK" means any class or series of Capital Stock of any Person that by its terms or otherwise is

         (1) required to be redeemed prior to the Stated Maturity of the notes,

         (2) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the notes or

         (3) convertible into or exchangeable for Capital Stock referred to in clause (1) or (2) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the notes;

provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof (i) the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in the "Limitation on Asset Sales" and "Repurchase of notes upon a Change of Control" covenants and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to COLO.COM's repurchase of such notes as are required to be repurchased pursuant to the "Limitation on Asset Sales" and "Repurchase of notes upon a Change of Control" covenants, or (ii) the right to require such Person to repurchase in any other event, if such repurchase right is expressly contingent on the payment in full of the notes.

     "EXISTING STOCKHOLDERS" means Accel Partners, Athena Venture Fund L.P., Investcorp International, Menlo Ventures and Meritech Capital Partners, and, in each case, affiliated funds.

     "EXISTING VENDOR FINANCE AGREEMENTS" means, collectively, (i) the equipment and tenant improvement financing agreement with Meier Mitchell & Company providing up to $17 million of credit and (ii) the equipment and tenant improvement financing agreement with Comdisco, Inc. providing up to $17 million of credit, each of which is secured by all of the tangible and intangible assets relating to assets financed by the lender under the applicable agreement.

     "FAIR MARKET VALUE" means the price that would reasonably be expected to be paid in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a Board Resolution.

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     "FOREIGN SUBSIDIARY" mean any Subsidiary of COLO.COM that is organized under the laws of any jurisdiction, other than under the laws of the United States or any state, territory or political subdivision thereof, and its primary business and operation do not include any of the U.S.-based business and operations conducted by COLO.COM and its Restricted Subsidiaries.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Closing Date, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations contained or referred to in the Indenture shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the Indenture shall be made without giving effect to (1) the amortization of any expenses incurred in connection with the offering of the notes and (2) except as otherwise provided, the amortization of any amounts required or permitted by Accounting Principles Board Opinion Nos. 16 and 17.

     "GOVERNMENT SECURITIES" means direct obligations of, obligations fully guaranteed by, or participations in pools consisting solely of obligations of or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the option of the issuer thereof.

     "GUARANTEE" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm's-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

     "INCUR" means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise, directly or indirectly, become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an "Incurrence" of Acquired Indebtedness; provided that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

     "INDEBTEDNESS" means, with respect to any Person at any date of determination (without duplication):

         (1) all indebtedness of such Person for borrowed money;

         (2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

         (3) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto, but excluding obligations with respect to letters of credit (including trade letters of credit) securing

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     obligations (other than obligations described in (1) or (2) above or (5),
     (6) or (7) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement);

         (4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables;

         (5) all Capitalized Lease Obligations;

         (6) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of
     (A) the fair market value of such asset at such date of determination and
     (B) the amount of such Indebtedness;

         (7) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person;

         (8) to the extent not otherwise included in this definition, obligations under Commodity Agreements, Currency Agreements and Interest Rate Agreements (other than Commodity Agreements, Currency Agreements and Interest Rate Agreements designed solely to protect COLO.COM or its Restricted Subsidiaries against fluctuations in commodity prices, foreign currency exchange rates or interest rates and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in commodity prices, foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder); and

         (9) Disqualified Stock of such Person and Preferred Stock of such Person's Restricted Subsidiaries.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided that

         (A) the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP,

         (B) money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness shall not be deemed to be "Indebtedness" so long as such money is held to secure the payment of such interest and

         (C) Indebtedness shall not include (v) any liability for federal, state, local or other taxes, (w) performance, surety or appeal bonds provided in the ordinary course of business, (x) agreements providing for indemnification, adjustment of purchase price or similar obligations, or Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of COLO.COM or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the

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     purpose of financing such acquisition), so long as the principal amount does not exceed the gross proceeds actually received by COLO.COM or any Restricted Subsidiary in connection with such disposition, (y) liabilities incurred in connection with leases properly classified as operating leases in accordance with GAAP or (z) accrued expenses.

     "INTEREST RATE AGREEMENT" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

     "INVESTMENT" in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of COLO.COM or its Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include:

         (1) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and

         (2) the retention of the Capital Stock (or any other Investment) by COLO.COM or any of its Restricted Subsidiaries, of (or in) any Person that has ceased to be a Restricted Subsidiary, including, without limitation or by reason of any transaction permitted by clause (3) of the "Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries" covenant.

For purposes of the definition of "Unrestricted Subsidiary" and the "Limitation on Restricted Payments" covenant,

         (a) the amount of or a reduction in an Investment shall be equal to the fair market value thereof at the time such Investment is made or reduced and

         (b) in the event COLO.COM or a Restricted Subsidiary makes an Investment by transferring assets to any Person and as part of such transaction receives Net Cash Proceeds, the amount of such Investment shall be the fair market value of the assets less the amount of Net Cash Proceeds so received.

     "LIEN" means any mortgage, pledge, security interest, encumbrance, lien or fixed or floating charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest); provided, however, that the term "Lien" shall not include any lease, properly classified as an operating lease in accordance with GAAP.

     "MOODY'S" means Moody's Investors Service, Inc. and its successors.

     "NET CASH PROCEEDS" means:

         (a) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of

               (1) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale;
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               (2) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of COLO.COM and its Restricted Subsidiaries, taken as a whole;

               (3) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (x) is secured by a Lien on the property or assets sold or (y) is required to be paid as a result of such sale and

               (4) appropriate amounts to be provided by COLO.COM or any Restricted Subsidiary as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP and

         (b) (i) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents and proceeds from the conversion of other property received when converted to cash or cash equivalents, and (ii) with respect to any Indebtedness that is converted into, or exchanged for, Capital Stock (other than Disqualified Stock), the proceeds of such issuance or sale of Indebtedness in the form of cash or cash equivalents and proceeds from the conversion of other property received when converted to cash or cash equivalents, in each case with respect to clauses (i) and (ii), net of attorney's fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "NEWLY RAISED CAPITAL" means funds raised by COLO.COM or its Restricted Subsidiaries after the Closing Date.

     "NOTE GUARANTEE" means any Guarantee of the obligations of COLO.COM under the Indenture and the notes by any Subsidiary Guarantor.

     "OFFER TO PURCHASE" means an offer to purchase notes by COLO.COM from the Holders commenced by mailing a notice to the Trustee and each Holder stating:

         (1) the covenant pursuant to which the offer is being made and that all notes validly tendered will be accepted for payment on a pro rata basis;

         (2) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "PAYMENT DATE");

         (3) that any note not tendered will continue to accrue interest pursuant to its terms;

         (4) that, unless COLO.COM defaults in the payment of the purchase price, any note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;

         (5) that Holders electing to have a note purchased pursuant to the Offer to Purchase will be required to surrender the note, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of the note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date;

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         (6) that Holders will be entitled to withdraw their election if the
     Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the principal amount of notes delivered for purchase and a statement that such Holder is withdrawing his election to have such notes purchased; and

         (7) that Holders whose notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered; provided that each note purchased and each new note issued shall be in a principal amount of $1,000 or integral multiples of $1,000.

     On the Payment Date, COLO.COM shall

         (a) accept for payment on a pro rata basis notes or portions thereof tendered pursuant to an Offer to Purchase;

         (b) deposit with the Paying Agent money sufficient to pay the purchase price of all notes or portions thereof so accepted; and

         (c) deliver, or cause to be delivered, to the Trustee all notes or portions thereof so accepted together with an Officers' Certificate specifying the notes or portions thereof accepted for payment by COLO.COM.

The Paying Agent shall promptly mail to the Holders of notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new note equal in principal amount to any unpurchased portion of the note surrendered; provided that each note purchased and each new note issued shall be in a principal amount of $1,000 or integral multiples of $1,000. COLO.COM will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the Paying Agent for an Offer to Purchase. COLO.COM will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that COLO.COM is required to repurchase notes pursuant to an Offer to Purchase.

     "PERMITTED BUSINESS" means

          (1) the business of designing, constructing, owning, operating and leasing colocation facilities for telecommunications, data communications and Internet-based businesses and businesses reasonably related, complementary or incidental thereto;

          (2) server and other based hosting;

          (3) the management of computer systems, data networks, or telecommunications systems;

          (4) providing direct connections, switched interconnections and related services to third parties as well as related operations and businesses;

          (5) technology services, equipment staging, or software services for Internet Protocol or successor protocol based networks; and

          (6) other businesses reasonably related, ancillary, supplemental or incidental to any of the foregoing or reasonable extensions thereof.

     "PERMITTED INVESTMENT" means:

          (1) an Investment in COLO.COM or a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or
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     consolidated with or into or transfer or convey all or substantially all its assets to, COLO.COM or a Restricted Subsidiary; provided that such Person's primary business is related, ancillary or complementary to a Permitted Business;

          (2) Temporary Cash Investments;

          (3) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP, or loans or guarantees to officers, directors and employees approved by the Board of Directors of COLO.COM or any committee thereof, in connection with the relocation of such persons;

          (4) stock, obligations or securities received in satisfaction of judgments;

          (5) an Investment in an Unrestricted Subsidiary consisting solely of an Investment in another Unrestricted Subsidiary;

          (6) Commodity Agreements, Interest Rate Agreements and Currency Agreements designed solely to protect COLO.COM or its Restricted Subsidiaries against fluctuations in commodity prices, interest rates or foreign currency exchange rates;

          (7) any Investment received (a) in satisfaction of judgments or (b) as payment on a claim made in connection with any bankruptcy, liquidation, receivership or other insolvency proceeding;

          (8) Investments in (a) prepaid expenses and negotiable instruments held for collection, (b) Investments obtained in exchange or settlement of accounts receivable for which COLO.COM or any Restricted Subsidiary has determined that the collection is questionable and (c) lease, utility and worker compensation, performance and other similar deposits arising in the ordinary course of business;

          (9) Strategic Investments provided that the aggregate amount of Investments made pursuant to this clause (9) shall not exceed the greater of $20.0 million and 2 1/2% of COLO.COM's Total Common Equity, at any one time outstanding;

          (10) Investments, to the extent the consideration therefore is the licensing or disclosure of intellectual property or know-how; and

          (11) other Investments not to exceed $5.0 million at any one time outstanding.

     "PERMITTED LIENS" means:

          (1) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

          (2) Liens (including extensions and renewals thereof) upon real or personal property acquired after the Closing Date; provided that

             (a) such Lien is created solely for the purpose of securing Indebtedness Incurred pursuant to clause (7) of the second paragraph of part (a) of the "Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, and such Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property,

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             (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost, and

             (c) any such Lien shall not extend to or cover any property or assets other than such item of property or assets or attachments, accessions or proceeds thereof, and any improvements on such item;

          (3) any interest or title of a lessor in the property subject to any Capitalized Lease or operating lease;

          (4) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

          (5) Liens on property of, or on shares of Capital Stock or Indebtedness of, any Person existing at the time such Person becomes a Restricted Subsidiary of COLO.COM or is merged with or into or consolidated with COLO.COM or any Restricted Subsidiary of COLO.COM; provided that such Liens are not Incurred in contemplation of such acquisition, merger or consolidation and do not extend to or cover any property or assets of COLO.COM or any Restricted Subsidiary other than those of the Person acquired by, merged into or consolidated with COLO.COM or any Restricted Subsidiary;

          (6) Liens in favor of COLO.COM or any Restricted Subsidiary;

          (7) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company; provided that such Liens are not incurred in contemplation of such acquisition and do not extend to any asset other than the assets acquired;

          (8) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof or any cash collateral;

          (9) Liens encumbering customary initial deposits and margin deposits, and other Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Commodity Agreements, Interest Rate Agreements and Currency Agreements designed solely to protect COLO.COM or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;

          (10) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by COLO.COM or any of its Restricted Subsidiaries in the ordinary course of business in accordance with the past practices of COLO.COM and its Restricted Subsidiaries prior to the Closing Date;

          (11) Liens on shares of Capital Stock of any Unrestricted Subsidiary to secure Indebtedness of such Unrestricted Subsidiary;

          (12) Liens on, or sales of, accounts receivable; and

          (13) licenses.

     "PLEDGE ACCOUNT" means an account established with the Trustee pursuant to the terms of the Pledge Agreement for the deposit of the Pledged Securities to be purchased by COLO.COM with a portion of the net proceeds from the sale of the notes.

     "PLEDGE AGREEMENT" means the Collateral Pledge and Security Agreement, dated as of the Closing Date, made by COLO.COM in favor of the Trustee, governing the disbursement of

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funds from the Pledge Account, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

     "PLEDGED SECURITIES" means the Government Securities to be purchased by COLO.COM and held in the Pledge Account in accordance with the Pledge Agreement.

     "PUBLIC EQUITY OFFERING" means an underwritten primary public offering of Common Stock of COLO.COM pursuant to an effective registration statement under the Securities Act.

     A "PUBLIC MARKET" shall be deemed to exist if (i) a Public Equity Offering has been consummated and (ii) at least 15% of the total issued and outstanding Common Stock of COLO.COM has been distributed by means of an effective registration statement under the Securities Act or sales pursuant to Rule 144 or Rule 701 under the Securities Act.

     "PURCHASE MONEY INDEBTEDNESS" means indebtedness (including Acquired Indebtedness, Capital Lease Obligations, mortgage financings and purchase money obligations) Incurred for the purpose of financing all or any part of the cost of the engineering, construction, installation, importation, acquisition, lease, development or improvement of any assets used by COLO.COM or any Restricted Subsidiary in a Permitted Business, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, as the same may be amended, supplemented, modified or restated from time to time. COLO.COM in its sole discretion shall determine whether any item of Indebtedness or portion thereof meeting the foregoing criteria shall be classified as Purchase Money Indebtedness for the purposes of the covenant "Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock."

     "REPLACEMENT ASSETS" means, on any date, property or assets (other than current assets) of a nature or type or that are used in a business (or an Investment in a company having property or assets of a nature or type, or engaged in a business) that is a Permitted Business.

     "RESTRICTED SUBSIDIARY" means any Subsidiary of COLO.COM other than an Unrestricted Subsidiary.

     "S&P" means Standard & Poor's Ratings Group, a division of The McGraw-Hill Companies, and its successors.

     "SIGNIFICANT SUBSIDIARY" means, at any date of determination, any Restricted Subsidiary that, together with its Subsidiaries, (1) for the most recent fiscal year of COLO.COM, accounted for more than 10% of the consolidated revenues of COLO.COM and its Restricted Subsidiaries or (2) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of COLO.COM and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of COLO.COM for such fiscal year.

     "STATED MATURITY" means, (1) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and (2) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

     "STRATEGIC INVESTMENT" means any Investment in any Person (other than an Unrestricted Subsidiary) whose primary business is a Permitted Business, and such Investment is determined by the Board of Directors of COLO.COM to promote or significantly benefit the businesses of COLO.COM and its Restricted Subsidiaries as of the date of such Investment.

     "SUBSIDIARY" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

     "SUBSIDIARY GUARANTOR" means any Restricted Subsidiary which provides a Note Guarantee of COLO.COM's obligations under the Indenture and the notes.

     "TEMPORARY CASH INVESTMENT" means any of the following:

          (1) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof, in each case maturing within one year;

          (2) time deposit accounts, certificates of deposit and money market deposits maturing (with respect to all such items outstanding at any given time) within an average of 180 days of the date of acquisition thereof (provided that each such item matures within 18 months of the date of acquisition thereof) issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $100 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money market fund sponsored by a registered broker dealer or mutual fund distributor;

          (3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank or trust company meeting the qualifications described in clause (2) above;

          (4) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of COLO.COM) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P;

          (5) securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or Moody's; and

          (6) any mutual fund that has at least 95% of its assets continuously invested in investments of the types described in clauses (1) through (5) above.

     "TOTAL COMMON EQUITY" of any Person means, as of any date of determination the product of (i) the aggregate number of outstanding primary shares of Common Stock of such Person on such day (which shall not include any options or warrants on, or securities convertible or exchangeable into, shares of Common Stock of such Person) and (ii) the average Closing Price of such Common Stock over the 20 consecutive Trading Days immediately preceding such day. If no such Closing Price exists with respect to shares of any such class, the value of such shares for purposes of Clause (ii) of the preceding sentence shall be determined by the Board of Directors of COLO.COM in good faith and evidenced by a resolution of the Board of Directors filed with the Trustee.

     "TRADE PAYABLES" means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such

Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

     "TRADING DAY" with respect to a securities exchange or automated quotation system means a day on which such exchange or system is open for a full day of trading.

     "TRANSACTION DATE" means, with respect to the Incurrence of any Indebtedness or Issuance or Incurrence of Preferred Stock, the date such Indebtedness is to be Incurred or such Preferred Stock is to be Issued or Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

     "UNRESTRICTED SUBSIDIARY" means

         (1) any Subsidiary of COLO.COM that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

         (2) any Subsidiary of an Unrestricted Subsidiary.

     The Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of COLO.COM) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, COLO.COM or any Restricted Subsidiary; provided that

         (A) any Guarantee by COLO.COM or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an "Incurrence" of such Indebtedness and an "Investment" by COLO.COM or such Restricted Subsidiary (or both, if applicable) at the time of such designation;

         (B) either (I) the Subsidiary to be so designated has total assets of $1,000 or less or (II) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the "Limitation on Restricted Payments" covenant; and

         (C) if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (A) of this proviso would be permitted under the "Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock" and "Limitation on Restricted Payments" covenants.

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that

         (a) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation and

         (b) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred (and shall be deemed to have been Incurred) for all purposes of the Indenture.

Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

     "U.S. GOVERNMENT OBLIGATIONS" means securities that are

         (1) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or

         (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof at any time prior to the Stated Maturity of the notes, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

     "VOTING STOCK" means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

     "WHOLLY OWNED" means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.

            MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a general discussion of material U.S. federal income considerations relevant to holders of the notes including material U.S. federal income tax consequences of the exchange of old notes for new notes pursuant to the exchange offer. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service ("IRS") rulings and judicial decisions now in effect, all of which are subject to change, possibly with retroactive effect, or different interpretations. There can be no assurance that the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax, state tax, local tax, foreign tax or other tax consequences of acquiring or holding notes. This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder's circumstances (for example, persons subject to the alternative minimum tax provisions of the Code). Also, it is not intended to be wholly applicable to all categories of investors, some of which, such as dealers in securities, banks, insurance companies, tax-exempt (employment, charitable or other) organizations, and persons holding notes as part of a hedging or conversion transaction or straddle or persons deemed to sell notes under the constructive sale provisions of the Code, may be subject to special rules. The discussion also does not discuss any aspect of state, local or foreign law, or U.S. federal estate and gift tax law. This discussion is limited to purchasers of notes who hold the notes as "capital assets" within the meaning of Section 1221 of the Code.

     All purchasers of the notes are advised to consult their own tax advisors regarding the federal, state, local and foreign tax consequences of the purchase, ownership and disposition of the notes.

U.S. HOLDERS

     As used herein, the term "U.S. Holder" means the beneficial owner of a note that for United States federal income tax purposes is:

     - a citizen or resident (as defined in Section 7701(b) of the Code) of the United States;

     - a corporation, partnership or other entity formed under the laws of the United States or any political subdivision thereof;

     - an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

     - a trust which is subject to the supervision of a court within the United States and the control of a United States person as described in Section 7701(a)(30) of the Code.

     A "Non-U.S. Holder" is any holder other than a U.S. Holder.

     INTEREST

     Stated interest on the notes will generally be includable in a U.S. Holder's gross income and taxable as ordinary income for U.S. federal income tax purposes at the time it is paid or accrued in accordance with the U.S. Holder's regular method of accounting.

     SALE, EXCHANGE OR REDEMPTION

     Each U.S. Holder generally will recognize capital gain or loss upon the sale, exchange, redemption or other disposition of the notes measured by the difference, if any, between:

     - the amount of cash and the fair market value of any property received, except to the extent that such cash or other property is attributable to the payment of accrued interest not previously included in income, which amount will be taxable as ordinary income; and

     - such holder's adjusted tax basis in the notes.

     Capital gain recognized by an individual U.S. Holder generally will be subject to a maximum United States federal income tax rate of:

     - 39.6% if the U.S. Holder held the asset for not more than 12 months before the disposition; or

     - 20% if the U.S. Holder held the asset for more than 12 months before the disposition.

A holder's initial tax basis in a note will be the amount paid therefor.

     The exchange of the old notes for the new notes pursuant to the exchange offer should not be treated as an "exchange" for federal income tax purposes because the new notes should not differ materially in either kind or extent from the old notes and because the exchange will occur by operation of the terms of the old notes. A U.S. Holder's adjusted tax basis in the new notes should be the same as such Holder's adjusted tax basis in the old notes. A U.S. Holder's holding period for the new notes received pursuant to the exchange offer should include its holding period for the old notes surrendered therefor.

     INFORMATION REPORTING AND BACKUP WITHHOLDING

     A U.S. Holder of notes may be subject to "backup withholding" at a rate of 31% with respect to "reportable payments," including interest payments, and, under various circumstances, principal payments on the notes and proceeds from the sale, exchange or redemption of the notes. These backup withholding rules apply if the U.S. Holder, among other things:

     - fails to furnish a social security number or other taxpayer identification number ("TIN") certified under penalties of perjury within a reasonable time after the request therefor;

     - furnishes a TIN as to which the IRS provides notification that it is an incorrect TIN;

     - fails to report properly interest; or

     - under various circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is correct and that such U.S. Holder is not subject to backup withholding.

     A U.S. Holder who does not provide us with its correct TIN also may be subject to penalties imposed by the IRS. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is creditable against the U.S. Holder's federal income tax liability, provided that the required information is furnished to the IRS. Backup withholding will not apply, however, with respect to payments made to certain holders, including corporations and tax-exempt organizations, provided their exemptions from backup withholding are properly established.

     We will report to the U.S. Holders of notes and to the IRS the amount of any "reportable payments" for each calendar year and the amount of tax withheld, if any, with respect to such payments.

NON-U.S. HOLDERS

     The following discussion is limited to the U.S. federal income tax consequences relevant to a Non-U.S. Holder. Non-U.S. Holders should consult their own tax advisors concerning the state, local, foreign and other tax consequences of the purchase, ownership and disposition of the notes.

     For purposes of U.S. federal income tax on interest discussed below, a Non-U.S. Holder (as defined above) includes a non-resident fiduciary of an estate or trust. For purposes of the following discussion, interest and gain on the sale, exchange or other disposition of a note will be considered to be "U.S. trade or business income" if such income or gain is:

     - effectively connected with the conduct of a trade or business within the U.S. of such Non-U.S. Holder; or

     - in the case of certain residents of certain countries which have an income tax treaty in force with the U.S., attributable to a permanent establishment or, in the case of an individual, a fixed base, in the United States as such terms are defined in the applicable treaty.

     STATED INTEREST

     Generally any interest paid to a Non-U.S. Holder of a note that is not U.S. trade or business income will not be subject to U.S. federal income tax if the interest qualifies as "portfolio interest." Generally interest on the notes will qualify as portfolio interest if:

     - the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote and is not a "controlled foreign corporation" with respect to which we are a "related person" within the meaning of the appropriate provisions of the Code;

     - the Non-U.S. Holder, under penalty of perjury, certifies in general that the Non-U.S. Holder is not a U.S. person and such certificate provides the Non-U.S. Holder's name and address;

     - the Non-U.S. Holder is not a bank receiving interest on an extension of credit made pursuant to a loan agreement made in the ordinary course of its trade or business; and

     - the notes are in registered form.

     The gross amount of payments of interest to a Non-U.S. Holder that do not qualify for the portfolio interest exemption and that are not U.S. trade or business income will be subject to U.S. federal income tax at the rate of 30%, unless a U.S. income tax treaty applies to reduce or eliminate such tax. Interest payments that are considered as U.S. trade or business income will be taxed at regular U.S. income tax rates rather than the 30% gross rate. In the case of a Non-U.S. Holder that is a corporation, such U.S. trade or business income may also be subject to the branch profits tax (which is generally imposed on a foreign corporation on the actual or deemed repatriation from the United States of earnings and profits attributable to U.S. trade or business income) at a 30% rate unless a U.S. income tax treaty applies to reduce or eliminate such tax. To claim the benefit of a tax treaty or to claim exemption from withholding because the income is U.S. trade or business income, the Non-U.S. Holder must provide a properly executed IRS Form 1001 or IRS Form 4224 (or such successor forms as the IRS designates), as applicable, prior to the payment of interest. Under recently issued U.S. Treasury Regulations that will generally be effective on and after January 1, 2001 (the "Withholding Regulations"), the required Forms 1001 and 4224 will be replaced by a new Form W-8. Under the Withholding Regulations, a Non-U.S. Holder may under certain circumstances be required to obtain a U.S. taxpayer identification number and make certain certifications to us. Special procedures are provided in the Withholding Regulations for payments through qualified intermediaries. Investors should consult their tax advisors regarding the effect, if any, of the Withholding Regulations.

     SALE, EXCHANGE OR REDEMPTION OF NOTES

     Except as described below and subject to the discussion concerning backup withholding, any gain realized by a Non-U.S. Holder on the sale, exchange or redemption of a note generally will not be subject to U.S. federal income tax, unless:

     - such gain is U.S. trade or business income; or

     - the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates, including certain former citizens or residents of the United States.

     The exchange of the old notes for the new notes pursuant to the exchange offer should not be treated as an "exchange" for federal income tax purposes because the new notes should not differ materially in either kind or extent from the old notes and because the exchange will occur by operation of the terms of the old notes. A Non-U.S. Holder's adjusted tax basis in the new notes should be the same as such Holder's adjusted tax basis in the old notes. A Non-U.S. Holder's holding period for the new notes received pursuant to the exchange offer should include its holding period for the old notes surrendered therefor.

          INFORMATION REPORTING AND BACKUP WITHHOLDING

     We must report annually to the IRS and to each Non-U.S. Holder any interest that is subject to withholding, or that is exempt from U.S. withholding tax pursuant to a tax treaty, or interest that is exempt from U.S. tax under the portfolio interest exception or because it is U.S. trade or business income. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides. We may have to report to the IRS payments of principal.

     Generally, information reporting and backup withholding of United States federal income tax at a rate of 31% may apply to payments made by us or our agents to Non-U.S. Holders if the payee fails to make the appropriate certification that the holder is a non-U.S. person or if we or our paying agent have actual knowledge that the payee is a United States person.

     The payment of the proceeds from the disposition of notes to or through a United States office of a United States or foreign broker will be subject to information reporting and backup withholding unless the owner provides certification as to its Non-U.S. Holder status under penalty of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The proceeds of the disposition by a Non-U.S. Holder of the notes to or through a foreign office of a broker will generally not be subject to backup withholding. However, if such broker is a U.S. person, a controlled foreign corporation for United States tax purposes, or a foreign person 50% or more of whose gross income from all sources for certain periods is effectively connected with a United States trade or business, or, in addition, for periods after December 31, 2000, a foreign partnership that at any time during its tax year either is engaged in the conduct of a trade or business in the United States or has as partners one or more United States persons that, in the aggregate hold more than 50% of the income or capital interest in the partnership, such payments will be subject to information reporting, but not backup withholding, unless such broker has documentary evidence in its records that the holder is a Non-U.S. holder and certain other conditions are met or the holder otherwise establishes an exemption.

     Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder's U.S. federal income tax liability, provided that the requisite procedures for claiming such refund or credit are followed.

     The preceding discussion of material United States federal income tax consequences is for general information only and is not tax advice. Accordingly, each investor should consult its own tax advisers as to particular U.S. federal, state, local, foreign and other tax consequences to it of purchasing, holding and disposing of our notes, including the applicability and effect of any state, local or foreign tax laws, and of any proposed changes in applicable laws.

                              PLAN OF DISTRIBUTION

     We will receive no proceeds in connection with the exchange offer.

     Each broker-dealer that receives new notes for its own account in connection with the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period ending upon the earlier of
(1) 180 days after the exchange offer has been completed and (2) the date on which broker-dealers no longer own any Transfer restricted securities, we will make available and provide promptly upon reasonable request this prospectus as amended or supplemented, in a form meeting the requirements of the Securities Act to any broker-dealer for use in connection with any resale.

     New notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of any new notes. Any broker-dealer that resells new notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of new notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of new notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. We have agreed to indemnify broker-dealers against various liabilities, including liabilities under the Securities Act.

     For a period of 180 days after the consummation of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the new notes, other than the commissions or concessions of any broker-dealers and will indemnify the holders of the new notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act. We note, however, that, in the opinion of the SEC, indemnification against liabilities arising under federal securities laws is against public policy and may be unenforceable.

                                 LEGAL MATTERS

     Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California, will pass upon the validity of the new notes offered by this prospectus. As of the date of this prospectus, an investment partnership composed of current and former members of and persons associated with Wilson Sonsini Goodrich & Rosati and certain members of and persons associated with Wilson Sonsini Goodrich & Rosati, beneficially owned an aggregate of 123,132 shares of our common stock.

                                    EXPERTS

     The consolidated financial statements of COLO.COM and subsidiaries as of December 31, 1998 and 1999 and for the period from inception (April 2, 1997) to December 31, 1997 and for the years ended December 31, 1998 and 1999 included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             AVAILABLE INFORMATION

     We have filed with the Securities and Exchange Commission a Registration Statement on Form S-4. This prospectus, which forms a part of the Registration Statement, does not contain all the information included in the Registration Statement. Certain information is omitted and you should refer to the Registration Statement and its exhibits. With respect to references made in this prospectus to any contract or other document of COLO.COM, such references are not necessarily complete and you should refer to the exhibits attached to the Registration Statement for copies of the actual contract or document. You may review a copy of the Registration Statement, including exhibits and schedule filed therewith, at the Securities and Exchange Commission's public reference facilities in Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Securities and Exchange Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies of such materials from the Public References Section of the Securities and Exchange Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Securities and Exchange Commission maintains a Web site (http://www.sec.gov) that contains reports and other information regarding registrants, such as COLO.COM, that file electronically with the Securities and Exchange Commission.

                           COLO.COM AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Public Accountants....................  F-2
Consolidated Balance Sheets.................................  F-3
Consolidated Statements of Operations.......................  F-4
Consolidated Statements of Changes in Stockholders' Equity
  (Deficit).................................................  F-5
Consolidated Statements of Cash Flows.......................  F-7
Notes to Consolidated Financial Statements..................  F-8

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
COLO.COM:

     We have audited the accompanying consolidated balance sheets of COLO.COM (a California corporation) and Subsidiary as of December 31, 1998 and 1999, and the related statements of operations, changes in stockholders' equity (deficit), and cash flows for the period from inception (April 2, 1997) to December 31, 1997, and for the years ended December 31, 1998 and 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of COLO.COM and Subsidiary as of December 31, 1998 and 1999, and the results of their operations and their cash flows for the period from inception (April 2, 1997) to December 31, 1997, and for the years ended December 31, 1998 and 1999, in conformity with generally accepted accounting principles.

/s/ Arthur Andersen LLP
San Francisco, California,
January 24, 2000

                           COLO.COM AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
        AS OF DECEMBER 31, 1998 AND 1999, AND MARCH 31, 2000 (UNAUDITED)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                 DECEMBER 31,         MARCH 31,
                                                              -------------------    -----------
                                                               1998        1999         2000
                                                              -------    --------    -----------
                                                                                     (UNAUDITED)
                                             ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $   138    $198,412     $381,010
  Accounts receivable, net of allowance for doubtful
    accounts of $5, $25, and $135 (unaudited) at December
    31, 1998 and 1999, and March 31, 2000, respectively.....       42          28          521
  Prepaids and other current assets.........................      177         704        2,182
                                                              -------    --------     --------
    Total current assets....................................      357     199,144      383,713
PROPERTY AND EQUIPMENT, net.................................      495      13,195       49,033
RESTRICTED CASH AND CASH EQUIVALENTS........................       --       2,162        3,765
RESTRICTED INVESTMENTS......................................       --          --       77,729
DEPOSITS AND OTHER NONCURRENT ASSETS........................       36       1,241       10,868
                                                              -------    --------     --------
    Total assets............................................  $   888    $215,742     $525,108
                                                              =======    ========     ========
                              LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................  $   263    $  8,911     $ 21,434
  Accrued liabilities.......................................      149         761        4,823
  Current portion of notes payable, net of discount.........       --       1,464          478
                                                              -------    --------     --------
    Total current liabilities...............................      412      11,136       26,735
                                                              -------    --------     --------
NONCURRENT LIABILITIES:
  Long-term notes payable, net of discount..................       --       1,876      217,755
  Other noncurrent liabilities..............................       --          42        1,286
                                                              -------    --------     --------
    Total noncurrent liabilities............................       --       1,918      219,041
                                                              -------    --------     --------
    Total liabilities.......................................      412      13,054      245,776
                                                              -------    --------     --------
COMMITMENTS AND CONTINGENCIES (Note 7) STOCKHOLDERS' EQUITY:
  Series A preferred stock, no par value:
  Authorized shares -- 5,250,000
  Issued and outstanding shares -- 4,255,730 at December 31,
    1998, and 4,261,730 at both December 31, 1999, and March
    31, 2000................................................    2,078       2,079        2,079
  Series B preferred stock, no par value:
  Authorized shares -- 24,500,000
  Issued and outstanding shares -- 0 at December 31, 1998,
    and 24,500,000 at both December 31, 1999, and March 31,
    2000....................................................       --      12,219       12,219
  Series C preferred stock, no par value:
  Authorized shares -- 21,000,000
  Issued and outstanding shares -- 0 at December 31, 1998
    and 20,408,164 at both December 31, 1999, and March 31,
    2000....................................................       --     194,056      194,056
  Common stock, no par value:
  Authorized shares -- 81,000,000
  Issued and outstanding shares -- 4,233,888, 13,321,793 and
    13,557,555 (unaudited) at December 31, 1998 and 1999,
    and March 31, 2000 respectively.........................       37      12,826       26,003
  Warrants..................................................       --       2,434       88,460
  Deferred compensation.....................................       --      (9,306)     (19,698)
  Notes receivable from stockholders........................       (8)     (1,102)      (1,377)
  Accumulated deficit.......................................   (1,631)    (10,518)     (22,410)
                                                              -------    --------     --------
    Total stockholders' equity..............................      476     202,688      279,332
                                                              -------    --------     --------
    Total liabilities and stockholders' equity..............  $   888    $215,742     $525,108
                                                              =======    ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                           COLO.COM AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
      FOR THE PERIOD FROM INCEPTION (APRIL 2, 1997) TO DECEMBER 31, 1997,
              FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1999, AND
               FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000
                                  (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                 THREE MONTHS
                                                                             YEARS ENDED            ENDED
                                                  PERIOD FROM INCEPTION     DECEMBER 31,          MARCH 31,
                                                   (APRIL 2, 1997) TO     -----------------   ------------------
                                                    DECEMBER 31, 1997      1998      1999      1999       2000
                                                  ---------------------   -------   -------   -------   --------
                                                                                                 (UNAUDITED)
REVENUE.........................................         $   31           $   190   $   218   $    55   $    192
                                                         ------           -------   -------   -------   --------
OPERATING COSTS AND EXPENSES:
  Cost of revenue...............................             92               342       762       164      3,521
  Selling, general, and administrative..........             14             1,388     6,526       409      5,464
  Deferred compensation.........................             --                --     1,248        --      2,258
  Depreciation and amortization.................              2                10       139        50        561
  Loss on lease and leasehold improvements......             --                --       921       610         --
                                                         ------           -------   -------   -------   --------
    Total operating costs and expenses..........            108             1,740     9,596     1,233     11,804
                                                         ------           -------   -------   -------   --------
    Loss from operations........................            (77)           (1,550)   (9,378)   (1,178)   (11,612)
INTEREST INCOME.................................             --                 7       491         2      2,659
INTEREST EXPENSE................................             (1)              (10)       --        --     (2,939)
                                                         ------           -------   -------   -------   --------
Net loss........................................         $  (78)          $(1,553)  $(8,887)  $(1,176)  $(11,892)
                                                         ======           =======   =======   =======   ========
PER SHARE INFORMATION:
  Net loss per common share: basic and
    diluted.....................................         $(0.03)          $ (0.28)  $ (1.86)  $ (0.26)  $  (1.49)
                                                         ======           =======   =======   =======   ========
Common shares used in computing per share
  amounts: basic and diluted....................          2,612             5,554     4,771     4,461      7,985
                                                         ======           =======   =======   =======   ========

     The accompanying notes are an integral part of these consolidated financial statements.

                           COLO.COM AND SUBSIDIARIES

      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
      FOR THE PERIOD FROM INCEPTION (APRIL 2, 1997) TO DECEMBER 31, 1997,
              FOR THE YEARS ENDED DECEMBER 31, 1998, AND 1999, AND
             FOR THE THREE MONTHS ENDED MARCH 31, 2000 (UNAUDITED)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                              PREFERRED STOCK       PREFERRED STOCK         PREFERRED STOCK
                                  SERIES A              SERIES B               SERIES C              COMMON STOCK
                             ------------------   --------------------   ---------------------   --------------------
                              SHARES     AMOUNT     SHARES     AMOUNT      SHARES      AMOUNT      SHARES     AMOUNT    WARRANTS
                             ---------   ------   ----------   -------   ----------   --------   ----------   -------   --------
BALANCE, APRIL 2, 1997.....         --   $   --           --   $    --           --   $     --           --   $    --   $    --
 Issuance of common stock
   for cash and services...         --       --           --        --           --         --    5,050,000        53        --
 Net loss for period.......         --       --           --        --           --         --           --        --        --
                             ---------   ------   ----------   -------   ----------   --------   ----------   -------   -------
BALANCE, DECEMBER 31,
 1997......................         --       --           --        --           --         --    5,050,000        53        --
 Issuance of Series A
   preferred stock for cash
   and services, net of
   issuance costs..........  4,255,730    2,078           --        --           --         --           --        --        --
 Issuance of common stock
   in exchange for
   stockholder notes and
   cash....................         --       --           --        --           --         --    3,755,000       188        --
 Repurchase of common
   stock...................         --       --           --        --           --         --   (4,571,112)     (204)       --
 Net loss for year.........         --       --           --        --           --         --           --        --        --
                             ---------   ------   ----------   -------   ----------   --------   ----------   -------   -------
BALANCE, DECEMBER 31,
 1998......................  4,255,730    2,078           --        --           --         --    4,233,888        37        --
 Issuance of Series A
   preferred stock for
   cash, net of issuance
   costs...................      6,000        1           --        --           --         --           --        --        --
 Issuance of Series B
   preferred stock for
   cash, net of issuance
   costs...................         --       --   24,500,000    12,219           --         --           --        --        --
 Issuance of Series C
   preferred stock for cash
   and debt repayment, net
   of issuance costs.......         --       --           --        --   20,408,164    194,056           --        --        --
 Issuance of common stock
   for cash and services...         --       --           --        --           --         --      284,366       999        --
 Value assigned to issued
   warrants................         --       --           --        --           --         --           --        --     2,434
 Exercise of employee stock
   options for stockholder
   notes and cash..........         --       --           --        --           --         --    9,785,368     1,285        --

                                               NOTES
                                             RECEIVABLE    ACCUMU-
                               DEFERRED         FROM        LATED      EQUITY
                             COMPENSATION   STOCKHOLDERS   DEFICIT    (DEFICIT)
                             ------------   ------------   --------   ---------
BALANCE, APRIL 2, 1997.....    $     --        $   --      $     --   $     --
 Issuance of common stock
   for cash and services...          --            --            --         53
 Net loss for period.......          --            --           (78)       (78)
                               --------        ------      --------   --------
BALANCE, DECEMBER 31,
 1997......................          --            --           (78)       (25)
 Issuance of Series A
   preferred stock for cash
   and services, net of
   issuance costs..........          --            --            --      2,078
 Issuance of common stock
   in exchange for
   stockholder notes and
   cash....................          --          (182)           --          6
 Repurchase of common
   stock...................          --           174            --        (30)
 Net loss for year.........          --            --        (1,553)    (1,553)
                               --------        ------      --------   --------
BALANCE, DECEMBER 31,
 1998......................          --            (8)       (1,631)       476
 Issuance of Series A
   preferred stock for
   cash, net of issuance
   costs...................          --            --            --          1
 Issuance of Series B
   preferred stock for
   cash, net of issuance
   costs...................          --            --            --     12,219
 Issuance of Series C
   preferred stock for cash
   and debt repayment, net
   of issuance costs.......          --            --            --    194,056
 Issuance of common stock
   for cash and services...          --            --            --        999
 Value assigned to issued
   warrants................          --            --            --      2,434
 Exercise of employee stock
   options for stockholder
   notes and cash..........          --        (1,143)           --        142

                           COLO.COM AND SUBSIDIARIES

      FOR THE PERIOD FROM INCEPTION (APRIL 2, 1997) TO DECEMBER 31, 1997,
              FOR THE YEARS ENDED DECEMBER 31, 1998, AND 1999, AND
             FOR THE THREE MONTHS ENDED MARCH 31, 2000 (UNAUDITED)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                              PREFERRED STOCK       PREFERRED STOCK         PREFERRED STOCK
                                  SERIES A              SERIES B               SERIES C              COMMON STOCK
                             ------------------   --------------------   ---------------------   --------------------
                              SHARES     AMOUNT     SHARES     AMOUNT      SHARES      AMOUNT      SHARES     AMOUNT    WARRANTS
                             ---------   ------   ----------   -------   ----------   --------   ----------   -------   --------
 Recognition of deferred
   compensation............         --       --           --        --           --         --           --    10,554        --
 Deferred compensation.....         --       --           --        --           --         --           --        --        --
 Repurchase of common
   stock...................         --       --           --        --           --         --     (981,829)      (49)       --
 Net loss for year.........         --       --           --        --           --         --           --        --        --
                             ---------   ------   ----------   -------   ----------   --------   ----------   -------   -------
BALANCE, DECEMBER 31,
 1999......................  4,261,730    2,079   24,500,000    12,219   20,408,164    194,056   13,321,793    12,826     2,434
 Value assigned to issued
   warrants (unaudited)....         --       --           --        --           --         --           --        --    86,176
 Warrants exercised
   (unaudited).............         --       --           --        --           --         --       90,345       200      (150)
 Exercise of employee stock
   options for stockholder
   notes and cash
   (unaudited).............         --       --           --        --           --         --      210,000       330        --
 Payment of stockholder
   note....................         --       --           --        --           --         --           --        --        --
 Recognition of deferred
   compensation
   (unaudited).............         --       --           --        --           --         --           --    12,650        --
 Deferred compensation
   (unaudited).............         --       --           --        --           --         --           --        --        --
 Repurchase of common stock
   (unaudited).............         --       --           --        --           --         --      (64,583)       (3)       --
 Net loss for period
   (unaudited).............         --       --           --        --           --         --           --        --        --
                             ---------   ------   ----------   -------   ----------   --------   ----------   -------   -------
BALANCE, MARCH 31, 2000
 (unaudited)...............  4,261,730   $2,079   24,500,000   $12,219   20,408,164   $194,056   13,557,555   $26,003   $88,460
                             =========   ======   ==========   =======   ==========   ========   ==========   =======   =======

                                               NOTES
                                             RECEIVABLE    ACCUMU-
                               DEFERRED         FROM        LATED      EQUITY
                             COMPENSATION   STOCKHOLDERS   DEFICIT    (DEFICIT)
                             ------------   ------------   --------   ---------
 Recognition of deferred
   compensation............     (10,554)           --            --         --
 Deferred compensation.....       1,248            --            --      1,248
 Repurchase of common
   stock...................          --            49            --         --
 Net loss for year.........          --                      (8,887)    (8,887)
                               --------       -------      --------   --------
BALANCE, DECEMBER 31,
 1999......................      (9,306)       (1,102)      (10,518)   202,688
 Value assigned to issued
   warrants (unaudited)....          --            --            --     86,176
 Warrants exercised
   (unaudited).............          --            --            --         50
 Exercise of employee stock
   options for stockholder
   notes and cash
   (unaudited).............          --          (328)           --          2
 Payment of stockholder
   note....................          --            53            --         53
 Recognition of deferred
   compensation
   (unaudited).............     (12,650)           --            --         --
 Deferred compensation
   (unaudited).............       2,258            --            --      2,258
 Repurchase of common stock
   (unaudited).............          --            --            --         (3)
 Net loss for period
   (unaudited).............          --            --       (11,892)   (11,892)
                               --------       -------      --------   --------
BALANCE, MARCH 31, 2000
 (unaudited)...............    $(19,698)      $(1,377)     $(22,410)  $279,332
                               ========       =======      ========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                           COLO.COM AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
      FOR THE PERIOD FROM INCEPTION (APRIL 2, 1997) TO DECEMBER 31, 1997,
          FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1999, AND FOR THE
             THREE MONTHS ENDED MARCH 31, 1999 AND 2000 (UNAUDITED)
                                 (IN THOUSANDS)

                                                              PERIOD FROM                               THREE MONTHS
                                                               INCEPTION            YEAR ENDED             ENDED
                                                           (APRIL 2, 1997) TO      DECEMBER 31,          MARCH 31,
                                                              DECEMBER 31,      ------------------   ------------------
                                                                  1997           1998       1999      1999       2000
                                                           ------------------   -------   --------   -------   --------
                                                                                                        (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss................................................        $(78)         $(1,553)  $ (8,887)  $(1,176)  $(11,892)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization.........................           2               10        139        50        561
    Amortization of warrants..............................          --               --         --        --        338
    Loss on disposal of fixed assets......................          --               --        465       465         --
    Deferred compensation.................................                           --      1,248        --      2,258
    Cost of revenues relating to warrants.................          --               --         --        --      2,294
    Series A preferred stock exchanged for services.......          --              116         --        --         --
    Changes in operating assets and liabilities:
      Accounts receivable, net............................          (9)             (33)        14         3       (494)
      Prepaids and other current assets...................          --             (177)      (527)      178     (1,478)
      Deposits and other noncurrent assets................          --              (36)      (955)       32       (209)
      Accounts payable....................................           7              256        110      (155)       886
      Other noncurrent liabilities........................          --               --         42        --      1,170
      Accrued liabilities.................................          12              137        612       118      1,634
                                                                  ----          -------   --------   -------   --------
        Net cash used in operating activities.............         (66)          (1,280)    (7,739)     (485)    (4,932)
                                                                  ----          -------   --------   -------   --------
CASH FLOWS USED IN INVESTING ACTIVITIES:
  Additions to property and equipment, net................         (71)            (436)   (12,430)      (73)   (35,734)
  Increase in accounts payable related to construction
    activities............................................          --               --      2,598        --     17,577
  Restricted investments..................................          --               --         --        --    (77,729)
  Increase in restricted cash and cash equivalents........          --               --     (2,162)       --     (1,603)
                                                                  ----          -------   --------   -------   --------
        Net cash used in investing activities.............         (71)            (436)   (11,994)      (73)   (97,489)
                                                                  ----          -------   --------   -------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of notes payable.................         119               41      9,729       497    290,508
  Interest payable........................................          --               --         --        --      2,502
  Repayments of notes payable.............................          --             (160)    (3,643)       --     (2,153)
  Proceeds from sale of common stock......................          53                6        205        17         --
  Payment of stockholder note.............................          --               --         --        --         53
  Warrants and options exercised..........................          --               --         --        --         52
  Proceeds from issuance of Series A preferred stock,
    net...................................................          --            1,962          1         1         --
  Proceeds from issuance of Series B preferred stock,
    net...................................................          --               --     12,219        --         --
  Proceeds from issuance of Series C preferred stock,
    net...................................................          --               --    199,496        --         --
  Preferred stock issuance costs paid.....................          --               --         --        --     (5,940)
  Repurchase of common stock..............................          --              (30)        --        --         (3)
                                                                  ----          -------   --------   -------   --------
        Net cash provided by financing activities.........         172            1,819    218,007       515    285,019
                                                                  ----          -------   --------   -------   --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS......          35              103    198,274       (43)   182,598
CASH AND CASH EQUIVALENTS:
  Beginning of period.....................................          --               35        138       138    198,412
                                                                  ----          -------   --------   -------   --------
  End of period...........................................        $ 35          $   138   $198,412   $    95   $381,010
                                                                  ====          =======   ========   =======   ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the period for interest................        $  1          $    10   $     63   $    --   $    106
  Notes issued for purchase of common stock...............          --              182      1,143        --        328
  Repurchase of common stock in exchange for stockholder
    notes.................................................          --              174         49        --         --
  Stock issued for assets and services....................          --               --        936        --         --
  Value assigned to warrants..............................          --               --      2,434        --     86,176
  Warrants exercised......................................          --               --         --        --        150
  Deferred compensation...................................          --               --     10,554        --     12,650
  Issuance of Series C preferred stock in lieu of debt
    repayment.............................................          --               --        500        --         --
  Amortization of debt discount included in capitalized
    interest..............................................          --               --        874        --        591
  Accrued preferred stock issuance costs..................          --               --      5,940        --         --

  The accompanying notes are an integral part of these consolidated financial statements.

                           COLO.COM AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               DECEMBER 31, 1999, AND MARCH 31, 2000 (UNAUDITED)

 1. NATURE OF BUSINESS:

     COLO.COM, formerly Colomotion, Inc., was incorporated on April 2, 1997, in the state of California. As of March 31, 2000, COLO.COM had two wholly owned subsidiaries. COLO.COM Limited, was incorporated in the United Kingdom on November 12, 1999. COLO.COM GmbH was incorporated in Germany on February 9, 2000. The Company, which includes COLO.COM, COLO.COM Limited and COLO.COM GmbH, is a rapidly growing provider of colocation facilities in which communications services companies can house their equipment and connect to network providers. The Company's target customers are Internet-based businesses, application service providers, Internet service providers, competitive local phone companies and other voice and data communications companies. The facilities, known as Neutral Optical Hubs, will offer target customers a capital-efficient means to rapidly deploy their networks and applications. As of December 31, 1999, the Company operated one such Neutral Optical Hub in which revenue was generated. As of March 31, 2000, the Company had four Neutral Optical Hubs in which revenue was generated. The Company intends to make its facilities available in many domestic and international locations. The facilities are planned to provide flexible access to multiple communications carriers, allowing customers the opportunity to select a network provider. The facilities will also have technologically advanced systems designed to provide uninterrupted electric power availability, temperature and humidity control, physical security and environmental safety, and on-site services provided by a staff of telecommunication and Internet-trained technicians.

     The Company is a start-up company in a new and rapidly evolving market. Its success, in part, depends on its ability to generate additional financing, grow its customer base, and manage its relations with the companies that provide connectivity to its Neutral Optical Hubs. The Company's success also depends on its ability to effectively manage growth, develop Neutral Optical Hubs worldwide, penetrate additional international markets, and profitably charge for its services. Additional risks include actual and potential competition from larger, existing service providers and carriers as well as new market entrants, changes in technology, evolving industry standards, development of an effective strategy to secure market acceptance for the Company's services, and retention of qualified personnel.

     The Company incurred a loss of $8,887,000 and $11,892,000 (unaudited) for the year ended December 31, 1999, and for the three months ended March 31, 2000, respectively, and had an accumulated deficit at March 31, 2000, of $22,410,000 (unaudited). The Company expects to make significant capital expenditures and to continue to incur significant losses in the foreseeable future. Management believes that the Company will be successful in obtaining adequate sources of cash to fund its anticipated operating losses, capital expenditures, and interest expense through the end of 2000 and to follow through with plans for growth and expansion. There can be no assurance that management will be successful in carrying out its plans. If the risks listed above cannot be managed in a timely manner, the Company's operations may be adversely affected.

 2. SIGNIFICANT ACCOUNTING POLICIES:

     INTERIM FINANCIAL STATEMENTS

     The interim consolidated financial statements as of March 31, 2000, and for the three months ended March 31, 1999 and 2000, are unaudited, and certain information and footnote

                           COLO.COM AND SUBSIDIARIES

               DECEMBER 31, 1999, AND MARCH 31, 2000 (UNAUDITED)

disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements have been included. The results of operations for the interim periods are not indicative of the results for the entire fiscal year.

     PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of COLO.COM and its subsidiaries. All significant intercompany balances and transactions have been eliminated in the consolidated financial statements.

     RECLASSIFICATIONS

     Certain reclassifications have been made to the prior year financial statements to conform to the current reporting.

     USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

     REVENUE RECOGNITION

     Through December 31, 1999, all revenue has been generated from the Company's first facility in San Francisco (Mission Street). In the first three months of 2000, revenue has been generated from four of the Company's Neutral Optical Hubs. The Company enters into contracts with its customers for services and use of cabinet and cage space at the Company's Neutral Optical Hubs. These contracts typically have terms between one and ten years, with varying renewal periods. The Company's revenue consists primarily of monthly payments for use of cabinet and cage space in the Company's Neutral Optical Hubs, payments for customer connections to communications carriers, and payments for installation and technical support services. Generally, the Company bills the customer at the beginning of the month for the subsequent month's rent. Any advance collections are deferred and recognized on a straight-line basis over the period in which service is provided. Revenue for services other than installation is recognized as the services are provided.

     In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 101 (SAB 101), "Revenue Recognition in Financial Statements." SAB 101 summarizes the SEC's view in applying generally accepted accounting principles to selected revenue recognition issues. As of January 1, 2000, the Company began to recognize installation revenue over the life of a customer contract. The cost associated with customer installation and other services is expensed as incurred. There is no material impact on prior years' statements.

                           COLO.COM AND SUBSIDIARIES

               DECEMBER 31, 1999, AND MARCH 31, 2000 (UNAUDITED)

     SIGNIFICANT CUSTOMERS

     The Company earned approximately 34 percent, 31 percent and 11 percent of its revenue from sales made to its three largest customers during the year ended December 31, 1998. The Company earned approximately 56 percent, 23 percent and 11 percent of its revenue from sales made to its three largest customers during the year ended December 31, 1999. The Company earned approximately 28 percent, 19 percent and 18 percent of its revenues compared to 61 percent, 18 percent and 5 percent of its revenues for sales made to its three largest customers during the three months ended March 31, 1999 and 2000, respectively (unaudited).

     DEFERRED RENT

     The Company has certain leases that contain fixed escalations of the minimum annual lease payments during the original term of the lease. The Company recognizes occupancy expense on a straight-line basis, recording the difference between the rental amount charged to expense and the amount payable under the lease as a deferred rent liability. Amounts are included in other noncurrent liabilities.

     CONCENTRATION OF CREDIT RISK

     Financial instruments that may potentially subject the Company to concentration of credit risk consist principally of cash, short term securities and accounts receivable. All cash is with financial institutions with strong credit ratings, which minimizes the risk of loss due to nonpayment. The Company has not experienced any losses due to credit impairment related to its financial instruments. The collection of accounts receivable is subject to the credit worthiness of the Company's customers. The Company has experienced minimal losses due to the write-off of uncollectible accounts.

     INCOME TAXES

     Upon incorporation, the Company's common stockholders elected to be taxed under the subchapter S corporation provisions of the Internal Revenue Code, whereby stockholders are personally liable for federal income taxes on their proportionate share of the Company's net income or loss. Effective June 26, 1998, with the issuance of Series A preferred stock, the Company became ineligible for S corporation status. As of June 26, 1998, the Company had an accumulated deficit of $567,000 incurred while an S corporation. The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." SFAS No. 109 requires the asset and liability method of accounting for income taxes. Under this method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying the applicable statutory tax rate to the differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities.

     SEGMENT REPORTING

     The Company has adopted the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes annual and interim

                           COLO.COM AND SUBSIDIARIES

               DECEMBER 31, 1999, AND MARCH 31, 2000 (UNAUDITED)

reporting standards for operating segments of a company. The statement requires disclosures of selected segment-related financial information about products, major customers, and geographic areas. The Company has one reportable segment because it is not organized by multiple segments for purposes of making operating decisions or assessing performance. The Company evaluates performance, makes operating decisions, and allocates resources based on financial data consistent with the presentation in the accompanying consolidated financial statements. As of December 31, 1998 and 1999 and March 31, 2000 (unaudited), substantially all operations and assets were based in the United States.

     CASH EQUIVALENTS

     For purposes of reporting cash flows, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

     RESTRICTED CASH AND CASH EQUIVALENTS

     Restricted cash and cash equivalents represent funds set aside as collateral for letters of credit issued under building lease agreements. The balance consists of certificates of deposits with terms of 90 days or less.

     RESTRICTED INVESTMENTS

     Under the covenants of the offering of the senior notes, the Company is required to pledge securities equal to the amount of the first four interest payments. These securities, which consist of United States Treasury bills with maturities near the date of each interest payment, are held by a Trustee. It is the Company's intent to hold these investments until maturity.

     PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost and are depreciated using the straight-line method over estimated useful lives, or related lease terms, if shorter, as follows:

           CLASSIFICATIONS                    ESTIMATED USEFUL LIVES
           ---------------                    ----------------------
Computer and office furniture and
  equipment..........................  3 - 5 years
Site equipment, furniture and
  fixtures...........................  5 years
Leasehold improvements...............  The lesser of estimated useful lives or term of lease

     LONG-LIVED ASSETS

     The Company's policy is to record long-lived assets at cost, amortizing their costs over the expected useful life of the related assets. In accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of," assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be recoverable.

                           COLO.COM AND SUBSIDIARIES

               DECEMBER 31, 1999, AND MARCH 31, 2000 (UNAUDITED)

     CONSTRUCTION IN PROGRESS

     Construction in progress includes direct expenditures for the construction of Neutral Optical Hubs and is stated at cost. Capitalized construction costs include costs incurred under the construction contract, cabling, on-site construction management and rent, utilities, direct costs and interest during the construction phase. Once a Neutral Optical Hub has been constructed and is available for its intended use, capitalized costs are depreciated at an appropriate rate based on Company policy. Interest incurred during construction is capitalized in accordance with SFAS No. 34, "Capitalization of Interest Costs." Total interest capitalized to construction in progress during the year ended December 31, 1999, and the three months ended March 31, 1999 and 2000, was $930,000, $0 and $591,000 (unaudited), respectively.

     DEFERRED FINANCING COSTS

     During March 2000, the Company completed an offering of senior notes that raised approximately $290 million (unaudited), net of issuance costs. As of December 31, 1999, and March 31, 2000, costs of $144,000 and $9,680,000
(unaudited), respectively, have been incurred in connection with this offering. These costs are included in other noncurrent assets in the accompanying consolidated balance sheets. These costs are being amortized on a straight-line basis over the life of the notes beginning in March 2000.

     NET INCOME (LOSS) PER COMMON SHARE

     The Company computes net income (loss) per common share in accordance with SFAS No. 128, "Earnings Per Share," and SEC Staff Accounting Bulletin No. 98 (SAB No. 98). Under the provisions of SFAS No. 128 and SAB No. 98, basic net income (loss) per common share (Basic EPS) is computed by dividing net income
(loss) by the weighted average number of common shares outstanding excluding shares subject to repurchase. Diluted net income (loss) per common share (Diluted EPS) is computed by dividing net income (loss) by the weighted average number of common shares and dilutive common share equivalents then outstanding.

     Diluted EPS for all periods presented does not include the impact of stock options, shares subject to repurchase, preferred stock, and warrants, as the effect of their inclusion would be antidilutive.

     PRO FORMA NET LOSS PER SHARE (UNAUDITED)

     The calculation of pro forma net loss per share assumes that all series of convertible shares have been converted into common stock as of the original issuance date.

     COST OF REVENUE

     Cost of revenue consists primarily of site-related employee salaries and benefits, rental payments on the Company's Neutral Optical Hubs, payments for equipment, connectivity charges, utilities, and other direct operating expenses.

                           COLO.COM AND SUBSIDIARIES

               DECEMBER 31, 1999, AND MARCH 31, 2000 (UNAUDITED)

     DEFERRED COMPENSATION AND STOCK EXCHANGED FOR SERVICES

     The Company has elected to follow Accounting Principles Board Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees," and related interpretations in accounting for its employee stock options. Under APB 25, when the exercise price of employee stock options is less than the fair market value of the underlying stock on the date of grant, compensation expense is recorded for the difference between fair market value and the exercise price. Expense associated with stock-based compensation is being amortized over the vesting period of the individual award consistent with the method described in Financial Accounting Standards Board (FASB) Interpretation No. 28. No stock compensation expense was recorded in 1998. The Company has recorded compensation expense of $1,248,000 and $2,258,000 (unaudited) for the year ended December 31, 1999, and for the three months ended March 31, 2000, respectively. All deferred compensation relate to selling, general and administrative expense. The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation."

     The value of warrants, options or stock exchanged for services is expensed over the period benefited. To calculate the expense, the Company uses either the market value of the equity instrument or the value of the services, whichever is more objectively determinable.

     RECENTLY ISSUED ACCOUNTING STANDARDS

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" (SOP 98-1), which provides guidance on the capitalization of the costs incurred for computer software developed or obtained for internal use. The Company adopted the new standard in 1999, although the impact on the 1999 financial statements was not significant.

     In April 1998, the AICPA issued SOP 98-5, "Reporting on the Costs of Start-up Activities." SOP 98-5 requires that all start-up costs related to new operations must be expensed as incurred. In addition, all start-up costs that were capitalized in the past must be written off when SOP 98-5 is adopted. Adoption of this statement in fiscal 1999 did not have an impact on the consolidated financial statements; all start-up costs have historically been expensed as incurred.

     In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities," which establishes accounting and reporting standards of derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. Subsequently, in June 1999, the FASB issued SFAS No. 137, "Accounting for Derivatives and Hedging Activities -- Deferral of the Effective Date of SFAS No. 133," which amended SFAS No. 133. The Company does not currently have any derivatives or hedges and does not expect the adoption of this standard to have a material effect on the Company's results of operations, financial position or cash flows.

                           COLO.COM AND SUBSIDIARIES

               DECEMBER 31, 1999, AND MARCH 31, 2000 (UNAUDITED)

 3. PROPERTY AND EQUIPMENT:

     Property and equipment consisted of the following at December 31, 1998 and 1999, and March 31, 2000 (in thousands):

                                                     DECEMBER 31,
                                                    ---------------     MARCH 31,
                                                    1998     1999         2000
                                                    ----    -------    -----------
                                                                       (UNAUDITED)
Computer and office furniture and equipment.......  $ 15    $ 1,487      $ 3,159
Site equipment, furniture, and fixtures...........    24         24        4,275
Leasehold improvements............................   163        146        6,476
Construction in progress..........................   305     11,635       35,676
                                                    ----    -------      -------
                                                     507     13,292       49,586
Less: Accumulated depreciation....................   (12)       (97)        (553)
                                                    ----    -------      -------
                                                    $495    $13,195      $49,033
                                                    ====    =======      =======

     Depreciation and amortization expense for the period from inception (April 2, 1997) to December 31, 1997, for the years ended December 31, 1998 and 1999, and for the three months ended March 31, 1999 and 2000, was $2,000, $10,000, $139,000, $50,000 (unaudited) and $561,000 (unaudited), respectively.

     During 1997, the Company implemented SFAS No. 121, which requires an entity to assess the recoverability of the carrying amount of an asset if certain events or changes in circumstances occur. During 1999, management determined that the Company would relocate its San Francisco facility to a new site. Consequently, the Company determined that the leasehold improvements related to the current site were impaired and recognized a charge for impairment loss of $449,000, which is included in loss on lease and leasehold improvements in the accompanying consolidated statements of operations.

     ACQUISITION OF LEASE AND LEASEHOLD IMPROVEMENTS

     In September 1999, the Company entered into an agreement to acquire a colocation facility lease in Chicago and the related equipment and leasehold improvements, which were under construction. The facility was under construction and not yet producing revenue. A two-year noncompete agreement with the seller was also obtained. Further, the Company agreed to utilize an affiliate of the seller to construct five additional Neutral Optical Hubs and to pay the seller a fee for future customer referrals. The purchase price was $500,000 plus 100,000 shares of the Company's common stock, with 50,000 issued in September 1999 and 50,000 to be issued in increments in 2000 based upon the seller achieving certain milestones. If the milestones are not achieved by the seller, any unissued shares will be issued by the Company on September 1, 2000, for no additional consideration. A value of $250,000 was assigned to the common stock issued in September 1999 and the 50,000 shares that will ultimately be issued in 2000. The Company has assigned a value of $500,000 to the leasehold improvements in process and a $250,000 value to the noncompete covenant and other rights obtained under the agreement. The $500,000 and $250,000 are included in property and equipment, net, and deposits and other noncurrent assets, respectively, in the accompanying consolidated balance sheet.

                           COLO.COM AND SUBSIDIARIES

               DECEMBER 31, 1999, AND MARCH 31, 2000 (UNAUDITED)

 4. ACCRUED LIABILITIES:

     Accrued liabilities consist of the following at December 31, 1998 and 1999, and March 31, 2000 (in thousands):

                                                       DECEMBER 31
                                                       ------------     MARCH 31,
                                                       1998    1999       2000
                                                       ----    ----    -----------
                                                                       (UNAUDITED)
Payroll and payroll related expenses.................  $ 20    $622      $  820
Operating expenses and other.........................   129     139       1,575
Interest payable.....................................    --      --       2,428
                                                       ----    ----      ------
                                                       $149    $761      $4,823
                                                       ====    ====      ======

 5. INCOME TAXES:

     The Company utilizes the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

     The Company's primary temporary differences relate to items expensed for financial reporting purposes but not currently deductible for income tax purposes consisting primarily of accrued vacation, capitalized interest, stock-based compensation expense, deferred rent, and other reserves.

     As of December 31, 1999, the Company had a tax net operating loss (NOL) carryforward of approximately $8,157,000 for both federal and California state income tax purposes. The federal NOL begins to expire in 2018, and the California NOL begins to expire in 2005. A significant change in ownership of the Company may limit the Company's ability to use these NOL carryforwards. SFAS No. 109 requires that the tax benefit of such net operating loss be recorded as an asset. At December 31, 1999, the Company had gross deferred tax assets of approximately $3,432,000 related to the NOL, tax credits, and miscellaneous temporary differences. The Company has recorded a full valuation allowance of $3,432,000 at December 31, 1999, due to uncertainties surrounding the realizability of the deferred tax asset.

 6. NOTES PAYABLE:

     In March 2000, the Company issued $300,000,000 of Senior Notes and 300,000 warrants to purchase 5,991,540 shares of the Company's Common Stock (the Senior Notes) at $.01 per share. The Senior Notes mature on March 15, 2010 and bear interest at 13 7/8% per annum. Interest on the Senior Notes will be payable semiannually on March 15 and September 15 of each year. Approximately $9,680,000 of costs were incurred in connection with this offering. These deferred financing costs are included in other non current assets in the accompanying consolidated balance sheets and are being amortized on a straight-line basis over the life of the notes beginning in March 2000. The Senior Notes indenture restricts, among other things, the Company's ability to incur additional debt and the use of proceeds of such additional debt, pay dividends or make certain other restricted payments, incur certain liens to secure debt or engage in certain merger transactions. In the event of a change of control as defined in the indenture agreement, each note-holder will have the right to require that the

                           COLO.COM AND SUBSIDIARIES

               DECEMBER 31, 1999, AND MARCH 31, 2000 (UNAUDITED)

Company repurchase the notes at a price equal to 101% of the principal amount, plus accrued and unpaid interest. The covenants of the Senior Notes require the Company to pledge investments equal to the first four interest payments due by the Company. These securities are included in restricted investments in the accompanying consolidated balance sheets. The warrants are exercisable any time on or after the earliest to occur of (a) 180 days after the closing date of the Company's initial public offering or (b) the first anniversary of the warrant issuance date. A value of $83,881,560 was assigned to these warrants.

     In October 1999, the Company entered into a loan agreement (the Comdisco Loan Agreement) with Comdisco, Inc. (Comdisco). The Comdisco Loan Agreement provides financing for up to $7 million for construction costs and equipment at the Company's Chicago, Illinois, and Emeryville, California, sites. The commitment for this financing terminates on August 31, 2000. Individual notes bear interest at a rate of 8.25 percent per annum and are repayable in 42 monthly installments plus a final payment of 15 percent of the original advance. The Comdisco Loan Agreement includes a prepayment option available after 12 months with a premium equal to 1 percent of the unpaid principal plus the present value of the final payment. Comdisco's security interest includes all tangible and intangible assets relating to the specific facilities funded by the lender. The agreement contains restrictive covenants including limitations on future acquisitions or the payment of dividends or stock purchases. As part of the Comdisco Loan Agreement, the Company granted Comdisco warrants to purchase 73,976 shares of the Company's Series C preferred stock at an exercise price of $7.57 per share. The warrants are exercisable from the date of grant and expire 10 years after this date. A value of $548,000 was assigned to these warrants. In November 1999, the Company borrowed $2.4 million under the Comdisco Loan Agreement. As of December 31, 1999, and March 31, 2000, $2.3 million and $2.2 million (unaudited), respectively, was outstanding. Comdisco is also a holder of Series C preferred stock.

     In November 1999, the Company entered into a loan agreement (the MMC Loan Agreement) with MMC/GATX Partnership (MMC) and other lenders (Others). The MMC Loan Agreement provides financing of up to $17 million for eligible construction costs and equipment at the Company's Los Angeles, California, and Vienna, Virginia, sites. The commitment for this financing terminates on December 31, 2001. Individual notes bear interest at a per annum rate equal to the sum of the applicable U.S. Treasury note yield to maturity plus 3.93 percent. These notes are repayable in 42 equal monthly installments plus a final payment of 10 percent of the original advance. MMC's security interest includes substantially all tangible and intangible assets relating to the specific facilities funded by the lenders. The MMC Loan Agreement includes a prepayment option declining from 10 percent to 2 percent of the unpaid principal over the loan period plus the present value of the final payment. The agreement contains restrictive covenants including limitations on future acquisitions or the payment of dividends or stock purchases. As part of the MMC Loan Agreement, the Company granted MMC and Others warrants to purchase 227,697 shares of the Company's Series C preferred stock at an exercise price of $6.44 per share. The warrants are exercisable from the date of grant and expire 10 years after this date. A value of $1.7 million was assigned to these warrants. In December 1999, the Company borrowed $1.3 million under the MMC Loan Agreement. As of December 31, 1999, and March 31, 2000, $1.3 million and $1.2 million (unaudited), respectively, was outstanding.

     In November 1999, the Company entered into a one-year Revolving Line of Credit Agreement (Revolver) with a bank. The Revolver provides credit of up to $2 million, including

                           COLO.COM AND SUBSIDIARIES

               DECEMBER 31, 1999, AND MARCH 31, 2000 (UNAUDITED)

amounts outstanding under letters of credit. Advances bear interest at a rate equal to the prime rate plus 1.25 percent per annum. The borrowings are secured by substantially all personal property of the Company, including accounts receivable, deposit accounts, inventory, and intellectual property other than assets pledged to the Company's other lenders. The agreement contains restrictive covenants including limitations on future acquisitions or the payment of dividends or stock purchases. Additionally, the agreement contains covenants requiring certain minimum quarterly consolidated revenue amounts. As part of the Revolver, the Company entered into a stock purchase agreement giving the bank the right to purchase 24,845 shares of the Company's common stock at a price of $2.00 per share. A value of $150,000 was assigned to these stock purchase rights. In December 1999, the Company borrowed $2 million under the Revolver. In March 2000, the Revolver was paid in full and cancelled (unaudited).

     The value assigned to the above warrants or options was calculated using the Black-Scholes pricing model with the following assumptions: a risk-free weighted average interest rate of 6.0 percent, expected dividend yield of 0 percent, the expected lives of four to seven years from the date of the grant, and an expected volatility of 70 percent. This amount is accounted for as a discount on the related note and is being amortized as interest expense ratably over either the life of the commitment period of the credit facility or the life of the Senior Notes (10 to 120 months).

     In December 1999, the Company entered into a loan agreement (the Lighthouse Loan Agreement) with Lighthouse Capital Partners (Lighthouse). The Lighthouse Loan Agreement provides bridge financing of up to $6 million. Notes issued bear interest at a rate of 10 percent per annum and mature on January 31, 2000. The agreement contains covenants including limitations on future investments or loan agreements. As part of the Lighthouse Loan Agreement, the Company entered into a stock purchase agreement whereby Lighthouse purchased 91,429 shares of the Company's common stock at a price of $0.50 per share. In December 1999, the Company borrowed $4 million under the Lighthouse Loan Agreement. This note was repaid on December 30, 1999, with cash of $3.5 million and the issuance of 51,020 shares of Series C preferred stock at a value $9.80 per share. The differences between the fair value of the common stock used for accounting purposes and the purchase price of $0.50 was $686,000 and was accounted for as a discount on the related note and was fully amortized in 1999 upon the repayment of the note. Lighthouse is also a holder of Series C preferred stock.

     The unamortized portion of the value assigned to warrants issued in connection with the above notes payable agreements is recorded as a discount to the related note payable.

                           COLO.COM AND SUBSIDIARIES

               DECEMBER 31, 1999, AND MARCH 31, 2000 (UNAUDITED)

     As of December 31, 1999 and March 31, 2000 (unaudited), the payments due on long-term debt for the next five years and thereafter were as follows (in thousands):

                                                   DECEMBER 31,    MARCH 31,
                  YEAR ENDING                          1999           2000
                  -----------                      ------------    ----------
2000...........................................      $ 2,829        $    676
2001...........................................          996             996
2002...........................................        1,103           1,103
2003...........................................          658             658
Thereafter.....................................           --         300,000
                                                     -------        --------
  Total notes payable..........................        5,586         303,433
Less: Discount related to warrants, net of
  amortization.................................       (2,246)        (85,200)
                                                     -------        --------
  Total notes payable, net of discount.........        3,340         218,233
Less: Current portion of notes payable, net of
  discount.....................................       (1,464)           (478)
                                                     -------        --------
  Long term notes payable, net of discount.....      $ 1,876        $217,755
                                                     =======        ========

 7. COMMITMENTS AND CONTINGENCIES:

     FACILITY OPERATING LEASES

     The Company is committed under long-term operating leases for various facilities expiring at various dates through 2014 with varying renewal options and escalating rent clauses. The Company generally pays for real estate taxes, insurance, and specified maintenance costs under real property leases. The minimum rental commitments under these lease agreements as of December 31, 1999, are as follows:

                                                                  LEASED
                  YEAR ENDING DECEMBER 31,                      FACILITIES
                  ------------------------                    --------------
                                                              (IN THOUSANDS)
2000........................................................     $ 6,686
2001........................................................       7,420
2002........................................................       7,570
2003........................................................       7,703
2004........................................................       7,476
Thereafter..................................................      47,990
                                                                 -------
                                                                 $84,845
                                                                 =======

     Rent expense, net of amounts capitalized to construction in progress, for the period from inception (April 2, 1997) to December 31, 1997, and for the years ended December 31, 1998 and 1999 (excluding the expansion site abandoned in 1999), and for the three months ended March 31, 1999 and 2000, was approximately $26,000, $121,000, $338,000, $14,000 (unaudited) and $388,000
(unaudited), respectively. These amounts are included in operating expenses in the accompanying statements of operations.

                           COLO.COM AND SUBSIDIARIES

               DECEMBER 31, 1999, AND MARCH 31, 2000 (UNAUDITED)

     PURCHASE COMMITMENTS

     The Company has entered into certain capital expenditure commitments associated with construction of future facilities and equipment purchases. As of December 31, 1999, and March 31, 2000, purchase commitments were $42 million and $53 million (unaudited), respectively, excluding the commitments described in
Note 8.

     CARRIER COMMITMENTS

     To attract carriers to connect to our facilities, the Company plans to place circuit orders with up to three carriers prior to completing construction of a facility. These orders generally require the Company to pay an installation fee and a minimum monthly charge for periods anticipated to be approximately one to three years. As of March 31, 2000, the Company had placed orders with multiple carriers to connect to six facilities.

     As of March 31, 2000, the Company had the following commitments associated with these contracts:

                                                              MARCH 31, 2000
                                                              --------------
                                                               (UNAUDITED)
2000........................................................      $  910
2001........................................................       1,468
2002........................................................       1,407
2003........................................................         610
                                                                  ------
                                                                  $4,395
                                                                  ======

The table above excludes amounts payable under month to month carrier commitments. As customers connect to carriers, it is anticipated that the related monthly charges will be assigned to the customers, thereby reducing the Company's obligation.

     ABANDONED LEASES

     In 1998, the Company leased its original San Francisco facility and an adjacent expansion site under operating leases with original expiration dates in 1999 and 2007, respectively.

     In the first quarter of 1999, management determined that the original facility and the expansion site adjacent to the San Francisco facility would not be used, and thus it was anticipated that the lease would be terminated. On October 5, 1999, the Company entered into an agreement to terminate its expansion site lease whereby the Company paid the owner approximately $286,000 and forfeited its security deposit. Additionally, the Company wrote off rent that was prepaid through August and paid certain legal costs associated with terminating the lease. For the year ended December 31, 1999, the Company has recorded a $472,000 provision for loss associated with terminating the lease. This provision is included in loss on lease and leasehold improvements in the accompanying consolidated statements of operations.

                           COLO.COM AND SUBSIDIARIES

               DECEMBER 31, 1999, AND MARCH 31, 2000 (UNAUDITED)

 8. TRANSACTIONS WITH PREFERRED STOCK INVESTORS:

     AGREEMENT WITH NEXTLINK

     In December 1999, the Company entered into a Definitive Agreement and Warrant (the NEXTLINK Agreement) with NEXTLINK Communications, Inc. (NEXTLINK). Among other items, the NEXTLINK Agreement specifies a minimum number of facilities the Company must open by December 31, 2001, and provides for the connection of NEXTLINK's network at up to 20 of the Company's Neutral Optical Hubs within two years. As part of the NEXTLINK Agreement, the Company granted NEXTLINK a warrant to purchase up to 300,000 shares of the Company's Series C preferred stock at an exercise price of $10.00 per share. The warrants are issued in increments of 30,000 for up to 10 facilities. The warrants become exercisable when specific performance measures in the first quarter of 2000 are achieved and expire five years from the warrant issuance. As of December 31, 1999, measurement dates had not yet occurred, and no warrants had been earned. In the first quarter of 2000, NEXTLINK met the performance measures of initiating connections into 10 facilities and earned the warrants to purchase 300,000 shares of the Company's Series C Preferred stock. The value associated with these warrants of $2,294,000 was included in cost of revenues in the three months ended March 31, 2000 (unaudited).

     This agreement also provides NEXTLINK with available space provisions at the Company's Neutral Optical Hubs and grants NEXTLINK certain rental rights. The terms of the agreement are for five years and provide NEXTLINK with two five-year renewal options.

     The value assigned to the above warrants was calculated using the Black-Scholes pricing model with the following assumptions: risk free interest rate of 6.6 percent, no expected dividend yield, expected life of four years from the grant date, and expected volatility of 70 percent.

     AGREEMENT WITH MASTEC AND SKANSKA

     In December 1999, the Company entered into a Project Management and Construction Services Agreement (the Construction Agreement) with Mastec North America, Inc. (Mastec) and Sordoni Skanska Construction Company (Skanska). The Construction Agreement provides for the construction of 22 Neutral Optical Hubs and the related project management at specified prices.

     Skanska will perform the construction work, and Mastec will provide project management services. Management estimates the Company's obligation under this agreement to be approximately $120 million, depending on the building specifications. Mastec and Skanska are holders of Series C preferred stock.

     AGREEMENT WITH NORTEL

     In December 1999, the Company entered into a Strategic Alliance Agreement with Nortel Networks, Inc. (Nortel). The agreement requires the Company to purchase Nortel equipment in an amount of no less than $5 million before December 31, 2001, and gives Nortel the right of first refusal on a percentage of space in future Neutral Optical Hubs. Contemporaneous with the execution of the Strategic Alliance Agreement, Nortel purchased Series C preferred stock.

                           COLO.COM AND SUBSIDIARIES

               DECEMBER 31, 1999, AND MARCH 31, 2000 (UNAUDITED)

 9. STOCKHOLDERS' EQUITY:

     The Company's amended and restated articles of incorporation allow for the issuance of 81,000,000 shares of common stock, 5,250,000 shares of Series A preferred stock (Series A Stock), 24,500,000 shares of Series B preferred stock (Series B Stock), and 21,000,000 shares of Series C preferred stock (Series C Stock).

     COMMON STOCK

     The holders of common stock are entitled to one vote per share. Subject to preferences on outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors. In the event of a liquidation, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock.

     Certain holders of common stock have entered into repurchase agreements allowing the Company the exclusive option to repurchase the unreleased shares as defined in the stock purchase agreement in the event of termination of the stockholder's employment with the Company. The repurchase option extends for 90 days after termination and grants the right to the Company to repurchase the shares at the original purchase price per share. The number of shares subject to repurchase is reduced over a four-year vesting period. The Company has the right to repurchase 88,889, 35,556 and 22,224 (unaudited) unreleased shares as of December 31, 1998 and 1999, and March 31, 2000, respectively, at the stock issuance price if the holders' service with the Company terminates.

     For the year ended December 31, 1999, the Company issued 9,785,368 shares of common stock as a result of the exercise of stock options and repurchased 981,829 shares (see Note 11). The Company has the right to repurchase 7,551,976 unvested shares as of December 31, 1999, at the stock issuance price if the holders' service with the Company terminates

     PREFERRED STOCK

     Significant rights and preferences attaching to the Series A Stock are as follows:

     DIVIDENDS -- The holders of Series A Stock are entitled, when and if declared by the Board of Directors, to receive noncumulative dividends out of the remaining assets of the Company after payment of liabilities, payable in preference and priority to any dividend to common stockholders, at the rate of $0.04 per share per annum. To date, no dividends have been declared by the Board of Directors.

     PREFERENCE IN LIQUIDATION -- In the event of any liquidation, dissolution, or winding up of the Company, the holders of Series A Stock are entitled to receive, prior and in preference to any distribution of any assets or surplus funds to the holders of common stock, an amount equal to $0.50 per share plus a further amount equal to any dividends declared but unpaid on such shares.

     VOTING RIGHTS -- The holders of Series A Stock are entitled to the number of votes equal to the number of shares of common stock into which each share of preferred stock is convertible on the record date for the vote.

                           COLO.COM AND SUBSIDIARIES

               DECEMBER 31, 1999, AND MARCH 31, 2000 (UNAUDITED)

     CONVERSION -- Each share of Series A Stock is convertible, at the option of the holder, into the number of fully paid and nonassessable shares of common stock on a one-for-one basis, subject to certain adjustments. All preferred stock will convert upon the closing of a public offering of the Company's common stock in which the public offering price equals or exceeds $15.00 per share and the aggregate proceeds raised equal or exceed $40 million.

During 1998, the Company issued 231,000 shares of Series A Stock to individuals at no cost in exchange for services. The value of $116,000 was assigned to the stock and has been expensed as selling, general, and administrative expenses in the accompanying statements of operations.

     SERIES B PREFERRED STOCK

     In April 1999, the Company issued 24,500,000 shares of Series B Stock at $0.50 per share. The sale of Series B Stock raised $12,219,000, net of issuance costs. The Series B Stock has essentially the same rights and preferences as the Series A Stock.

     SERIES C PREFERRED STOCK

     In December 1999, the Company issued 20,408,164 shares of Series C Stock at $9.80 per share. The sale of Series C Stock raised $194,056,000, net of issuance costs.

     The Series C Stock has essentially the same rights and preferences as the Series A Stock, except that (1) dividends are payable at a rate of $0.784 per share per annum and (2) in the event of any liquidation, dissolution, or winding up of the Company, the holders of Series C Stock are entitled to receive, prior and in preference to any distribution of assets or surplus funds to the holders of Series A Stock, Series B Stock or common stock an amount equal to $9.80 per share plus a further amount equal to any dividends declared but unpaid on such shares.

     NOTES RECEIVABLE FROM STOCKHOLDERS

     The Company has implemented a program under which directors, officers, and a number of key employees are permitted to exercise their outstanding options as to both the vested and unvested shares. The Company has the right to repurchase any unvested shares at the original option price in the event of termination of employment prior to vesting of all shares. Under this program, the participants paid the exercise price for their outstanding options through a full-recourse promissory note. These notes bear interest at a rate of 6.2 percent per annum and are due and payable on the earlier of termination of employment or on various dates beginning in November 2003.

     As of December 31, 1998 and 1999, and March 31, 2000 (unaudited), there were one stockholder, fifteen stockholders and seventeen stockholders, respectively, with loans outstanding. Stockholder loans are classified as a contra account within stockholders' equity.

10. WARRANTS TO PURCHASE STOCK:

     In conjunction with the issuance of Series A Stock in March 1998, the Company issued warrants to purchase 545,500 shares of the Company's common stock at an exercise price of

                           COLO.COM AND SUBSIDIARIES

               DECEMBER 31, 1999, AND MARCH 31, 2000 (UNAUDITED)

$0.05 per share to certain individuals involved in identifying Series A Stock investors. The purchase rights under the warrants expire in March 2002 unless terminated earlier in accordance with the stock warrant purchase agreement.

     See Notes 6 and 8 for a description of Series C Stock and common stock warrants issued to various lenders and a related party, respectively.

     Warrants outstanding have the following contractual lives (in years):

                                                                              MARCH 31, 2000
                                      DECEMBER 31, 1999                        (UNAUDITED)
                          -----------------------------------------   ------------------------------
                                      NUMBER OF    WEIGHTED AVERAGE    NUMBER OF    WEIGHTED AVERAGE
                          EXERCISE    WARRANTS        REMAINING        WARRANTS        REMAINING
                           PRICE     OUTSTANDING   CONTRACTUAL LIFE   OUTSTANDING   CONTRACTUAL LIFE
                          --------   -----------   ----------------   -----------   ----------------
Common stock............   $ 0.01            --           --           5,991,540         10.0
Common stock............     0.05       545,500          3.2             530,000          3.0
Common stock............     2.00        24,845            *                  --           --
Series C Stock..........     7.57        73,976          9.8              73,976          9.5
Series C Stock..........     6.44       227,679          9.8             227,679          9.6
Series C Stock..........    10.00       300,000          5.0             300,000          4.7
                                      ---------                        ---------
  Total.................              1,172,000                        7,123,195
                                      =========                        =========

-------------------------
* This warrant had no stated expiration date and was exercised during the three months ended March 31, 2000.

     All of the warrants outstanding at December 31, 1999, are exercisable except the 300,000 Series C Stock warrants related to NEXTLINK (see Note 8). A holder of any of the warrants described above will not be entitled to any rights as a stockholder of the Company, including, without limitation, the right to vote the underlying shares of preferred stock until the holder has exercised the warrants. All of the warrants outstanding at March 31, 2000 are exercisable except the 5,991,541 common stock warrants related to the Senior Notes (unaudited).

11. STOCK OPTION PLAN:

     The Company's 1998 Stock Option Plan (the Plan) provides for the grant of incentive stock options and nonstatutory stock options to employees, directors, and consultants of the Company. The Plan also allows for the issuance of stock purchase rights and an option exchange program. As of December 31, 1999 and March 31, 2000 (unaudited), there were no stock purchase rights outstanding and no activity in the option exchange program. Stock options granted under the Plan generally vest over a four-year period, with 25 percent vesting after one year of the grant date and an additional one forty-eighth of the total number of shares becoming exercisable on each monthly anniversary thereafter. Options expire ten years after the grant date. The terms of the Plan allow certain individuals to exercise their options prior to full vesting. In the event that an individual's service to the Company terminates before his/her options become fully vested, the Company has the right to repurchase the unvested shares at the original option price. The maximum aggregate number of shares authorized for options under the Plan was 3,490,000 at December 31, 1998 and 14,047,839 at both December 31, 1999 and March 31, 2000 (unaudited).

                           COLO.COM AND SUBSIDIARIES

               DECEMBER 31, 1999, AND MARCH 31, 2000 (UNAUDITED)

     The Company accounts for stock options granted to employees and directors under APB Opinion No. 25. For the year ended December 31, 1998, no compensation expense was recognized. Stock-based compensation expense of $1,248,000, $0 (unaudited) and $2,258,000 (unaudited) was recognized for the year ended December 31, 1999, and for the three months ended March 31, 1999 and 2000, respectively.

     Options issued to consultants were valued using the Black-Scholes option pricing model consistent with SFAS No. 123. Expense is being recognized over the vesting period of the options.

     Had compensation cost for the stock options issued to employees and directors been determined consistently with SFAS No. 123, the Company's net loss and basic and diluted loss per share would have been changed to the following pro forma amounts:

                                                    YEARS ENDED         THREE MONTHS ENDED
                        PERIOD FROM INCEPTION       DECEMBER 31,             MARCH 31,
                         (APRIL 2, 1997) TO      ------------------    ---------------------
                          DECEMBER 31, 1997       1998       1999        1999        2000
                        ---------------------    -------    -------    --------    ---------
                           (IN THOUSANDS, EXCEPT PER SHARE DATA)       (IN THOUSANDS, EXCEPT
                                                                          PER SHARE DATA)
                                                                            (UNAUDITED)
Net loss:
  As reported.........         $  (78)           $(1,553)   $(8,887)   $(1,176)    $(11,892)
  Pro forma...........            (78)            (1,554)    (9,040)    (1,182)     (12,343)
Basic and diluted net
  loss per common
  share:
  As reported.........         $(0.03)           $ (0.28)   $ (1.86)     (0.26)    $  (1.49)
  Pro forma...........          (0.03)             (0.28)     (1.89)     (0.26)       (1.55)

                           COLO.COM AND SUBSIDIARIES

               DECEMBER 31, 1999, AND MARCH 31, 2000 (UNAUDITED)

     A summary of the status of the Company's stock option plan is as follows:

                                                                         WEIGHTED
                                                          RANGE OF       AVERAGE
                                                          EXERCISE       EXERCISE
                                           OPTIONS         PRICES         PRICE
                                          ----------    -------------    --------
Outstanding at December 31, 1997........          --    $          --     $  --
  Granted...............................   2,472,500     0.03 - 0.055      0.05
  Exercised.............................          --               --        --
  Canceled..............................          --               --        --
                                          ----------    -------------     -----
Outstanding at December 31, 1998........   2,472,500     0.03 - 0.055      0.05
  Granted...............................   9,735,072     0.05 -  2.00      0.21
  Exercised.............................  (9,785,368)    0.03 -  1.00      0.13
  Canceled..............................    (963,854)    0.05 -  0.50      0.06
                                          ----------    -------------     -----
Outstanding at December 31, 1999........   1,458,350     0.05 -  2.00      0.54
  Granted (unaudited)...................   1,629,500     2.00 -  5.00      3.63
  Exercised (unaudited).................    (210,000)    0.05 -  2.00      1.57
  Canceled (unaudited)..................     (17,300)    0.05 -  2.00      1.00
                                          ----------    -------------     -----
Outstanding at March 31, 2000
  (unaudited)...........................   2,860,550    $0.05 -  2.00     $2.22
                                          ==========    =============     =====

     The weighted average fair value of options granted as of December 31, 1998 and 1999, and March 31, 2000, is $0.007, $1.190 and $8.42 (unaudited), respectively.

     Of the options outstanding at December 31, 1998 and 1999, and March 31, 2000, 850,000, 250,000 and 250,000 (unaudited), respectively, are vested.

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1998, 1999 and 2000: risk-free weighted-average interest rates of between 4.5 and 6.5 percent, expected dividend yield of 0 percent, expected life of between three and four years from the grant date, and expected volatility of 0 percent in 1998 and 70 percent in 1999 and 2000. Included in the options exercised above for the year ended December 31, 1999, was 981,829 of unvested options where the Company repurchased the stock upon the individuals' leaving the Company.

                           COLO.COM AND SUBSIDIARIES

               DECEMBER 31, 1999, AND MARCH 31, 2000 (UNAUDITED)

     The options outstanding have the following contractual lives:

         DECEMBER 31, 1998                      DECEMBER 31, 1999                         MARCH 31, 2000
------------------------------------   ------------------------------------   ---------------------------------------
                          WEIGHTED                               WEIGHTED                                  WEIGHTED
                           AVERAGE                                AVERAGE                                   AVERAGE
 NUMBER OF                REMAINING     NUMBER OF                REMAINING     NUMBER OF                   REMAINING
  OPTIONS     EXERCISE   CONTRACTUAL     OPTIONS     EXERCISE   CONTRACTUAL     OPTIONS      EXERCISE     CONTRACTUAL
OUTSTANDING    PRICE        LIFE       OUTSTANDING    PRICE        LIFE       OUTSTANDING      PRICE         LIFE
-----------   --------   -----------   -----------   --------   -----------   -----------   -----------   -----------
                                                                                            (UNAUDITED)
150,000...     0.030        9.07               --     0.030         N/A               --       0.030           --
1,472,500..    0.050        9.76          479,000     0.050        9.58          440,000       0.050         9.33
850,000...     0.055        9.79          250,000     0.055        8.71          250,000       0.055         8.48
--........     0.500         N/A          478,050     0.500        9.81          456,750       0.500         9.58
--........     2.000         N/A          251,300     2.000        9.96          827,600       2.000         9.80
--........     5.000         N/A               --     5.000                      886,200       5.000         9.85
 ---------                              ---------                              ---------
2,472,500..                             1,458,350                              2,860,550
 =========                              =========                              =========

12. 401(K) RETIREMENT PLAN:

     The Company established a 401(k) retirement plan in May 1999 for which all full-time employees are eligible after one month of employment. Pursuant to this plan, employees may elect to reduce their current compensation by up to the lesser of 15% of their annual compensation or the statutorily prescribed annual limit, and to have the amount of such reduction contributed to the plan. Company contributions to the plan are at the discretion of the Board of Directors, begin to vest upon completion of one year of employment, and become fully vested after five years of employment. As of both December 31, 1999 and March 31, 2000 (unaudited) the Company has not declared or paid any contributions to the plan.

13. SUBSEQUENT EVENTS:

     Subsequent to March 31, 2000, the Company has formed three new subsidiaries, COLOCOM Iberia, S.A. in Spain, COLO.COM Limited in Canada, and COLO.COM B.V. in the Netherlands. Each of these subsidiaries are wholly owned by the Company.

     In April 2000, the Company authorized 1,724,439 shares of Series D preferred stock. No shares have been issued.

                                  $300,000,000

                                    COLO.COM

                       EXCHANGE OFFER FOR ALL OUTSTANDING

                         13 7/8% SENIOR NOTES DUE 2010

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Our articles of incorporation and our bylaws provide for indemnification of our directors, officers, employees and other agents to the extent and under the circumstances permitted by the California Corporations Code.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) EXHIBITS

EXHIBIT
NUMBER                         DESCRIPTION OF DOCUMENT
-------                        -----------------------
   3.1       Amended and Restated Articles of Incorporation
   3.2       Bylaws of COLO.COM
  *4.1       Purchase Agreement, dated March 3, 2000, by and among
             COLO.COM and Goldman, Sachs & Co., Bear, Stearns & Co. Inc.,
             Chase Securities Inc., Deutsche Bank Securities Inc.,
             Warburg Dillon Read LLC and Jefferies & Company Inc. (as
             representatives of the Purchasers)
   4.2       Senior Notes Indenture by COLO.COM as Issuer and State
             Street Bank and Trust Company, N.A. as Trustee, dated March
             10, 2000
   4.3       Registration Rights Agreement dated March 10, 2000 between
             COLO.COM and Goldman, Sachs & Co., Bear, Stearns & Co. Inc.,
             Chase Securities Inc., Deutsche Bank Securities Inc.,
             Warburg Dillon Read LLC and Jefferies & Company Inc. (as
             representatives of the Purchasers)
  *5.1       Opinion of Wilson Sonsini Goodrich & Rosati, Professional
             Corporation
  10.1       Amended and Restated Investors Rights Agreement dated
             December 17, 1999
 *10.2       1998 Incentive Stock Option Plan and forms of agreements
             thereunder
  10.3       Office Lease by and between COLO.COM and Hitachi America,
             LTD, dated December   , 1999
  10.4       Office Building Net Lease by and between COLO.COM and
             BEP-Emeryville, LP, dated July 16, 1999
  10.5       Strategic Alliance Agreement by and between COLO.COM and
             Nortel Networks Inc., dated December 23, 1999
  10.6       Definitive Agreement by and between COLO.COM and NextLINK
             Communications, Inc., dated December 23, 1999
  10.7       Employment Agreement by and between COLO.COM and Charles
             Skibo, with Addendum, dated January 25, 1999
  10.8       Loan and Security Agreement by and between COLO.COM and
             Comdisco, Inc., dated October 22, 1999
  10.9       Loan and Security Agreement by and among COLO.COM and
             MMC/GATX Partnership No. 1, Silicon Valley Bank, Venture
             Lending and Leasing II, Inc., Transamerica Business Credit
             Corporation and Lighthouse Capital Partners, dated November
             9, 1999

EXHIBIT
NUMBER                         DESCRIPTION OF DOCUMENT
-------                        -----------------------
  10.10      Retail Lease between Telehub, Inc. and Mauswerks, Inc.,
             dated November 7, 1996 and related assignment by Mauswerks,
             Inc. to COLO.COM dated July 8, 1997
 *10.11      Office Lease by and between COLO.COM and Sierra Point One
             Trust, dated June 8, 2000.
  21.1       List of Subsidiaries
  23.1       Consent of Arthur Andersen LLP, Independent Auditors
 *23.2       Consent of Counsel (included in exhibit 5.1)
  24.1       Power of Attorney (included on signature page)
 *25.1       Statement of Eligibility of Trustee
  27.1       Financial Data Schedule
 *99.1       Form of Letter of Transmittal
 *99.2       Form of Notice of Guaranteed Delivery

-------------------------
* To be filed by amendment

     (b) FINANCIAL STATEMENT SCHEDULES

     All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 22. UNDERTAKINGS

     Insofar as indemnification by COLO.COM for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of COLO.COM, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by COLO.COM of expenses incurred or paid by a director, officer or controlling person of COLO.COM in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by COLO.COM is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     We hereby undertake:

          (a) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (1) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Act"); (2) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (3) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (b) that, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

          (d) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), COLO.COM undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition the information called for by the other items of the applicable form; and

          (e) that every prospectus (1) that is filed pursuant to paragraph d immediately preceding, or (2) that purports to meet the requirements of
     Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement, relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, COLO.COM has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brisbane, State of California, on the 8th day of June, 2000.

                                      COLO.COM

                                      By:       /s/ CHARLES M. SKIBO
                                         ---------------------------------------
                                                    Charles M. Skibo
                                                 Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Charles M. Skibo and Stephen I. Robertson and each of them, his attorneys-in-fact, each with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same Offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto in all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every Act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended this Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated:

                  SIGNATURE                                   TITLE                      DATE
                  ---------                                   -----                      ----
            /s/ CHARLES M. SKIBO                   Chief Executive Officer and       June 8, 2000
---------------------------------------------         Chairman of the Board
              Charles M. Skibo                    (Principal Executive Officer)

          /s/ STEPHEN I. ROBERTSON              Chief Financial Officer (Principal   June 8, 2000
---------------------------------------------   Financial and Accounting Officer)
            Stephen I. Robertson

         /s/ CHRISTOPHER E. CLOUSER                          Director                June 8, 2000
---------------------------------------------
           Christopher E. Clouser

              /s/ YOUNG SOO HA                               Director                June 8, 2000
---------------------------------------------
                Young Soo Ha

                  SIGNATURE                                   TITLE                      DATE
                  ---------                                   -----                      ----
              /s/ JOHN W. JARVE                              Director                June 8, 2000
---------------------------------------------
                John W. Jarve

           /s/ RICHARD P. NESPOLA                            Director                June 8, 2000
---------------------------------------------
             Richard P. Nespola

            /s/ ARTHUR PATTERSON                             Director                June 8, 2000
---------------------------------------------
              Arthur Patterson

          /s/ KIRBY G. PICKLE, JR.                           Director                June 8, 2000
---------------------------------------------
            Kirby G. Pickle, Jr.

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                        DESCRIPTION OF DOCUMENT
------      ------------------------------------------------------------
  3.1       Amended and Restated Articles of Incorporation
  3.2       Bylaws of COLO.COM
 *4.1       Purchase Agreement, dated March 3, 2000, by and among
            COLO.COM and Goldman, Sachs & Co., Bear, Stearns & Co. Inc.,
            Chase Securities Inc., Deutsche Bank Securities Inc.,
            Warburg Dillon Read LLC and Jefferies & Company Inc. (as
            representatives of the Purchasers)
  4.2       Senior Notes Indenture by COLO.COM as Issuer and State
            Street Bank and Trust Company, N.A. as Trustee, dated March
            10, 2000
  4.3       Registration Rights Agreement dated March 10, 2000 between
            COLO.COM and Goldman, Sachs & Co., Bear, Stearns & Co. Inc.,
            Chase Securities Inc., Deutsche Bank Securities Inc.,
            Warburg Dillon Read LLC and Jefferies & Company Inc. (as
            representatives of the Purchasers)
 *5.1       Opinion of Wilson Sonsini Goodrich & Rosati, Professional
            Corporation
 10.1       Amended and Restated Investors Rights Agreement dated
            December 17, 1999
*10.2       1998 Incentive Stock Option Plan and forms of agreements
            thereunder
 10.3       Office Lease by and between COLO.COM and Hitachi America,
            LTD, dated December   , 1999
 10.4       Office Building Net Lease by and between COLO.COM and
            BEP-Emeryville, LP, dated July 16, 1999
 10.5       Strategic Alliance Agreement by and between COLO.COM and
            Nortel Networks Inc., dated December 23, 1999
 10.6       Definitive Agreement by and between COLO.COM and NextLINK
            Communications, Inc., dated December 23, 1999
 10.7       Employment Agreement by and between COLO.COM and Charles
            Skibo, with Addendum, dated January 25, 1999
 10.8       Loan and Security Agreement by and between COLO.COM and
            Comdisco, Inc., dated October 22, 1999
 10.9       Loan and Security Agreement by and among COLO.COM and
            MMC/GATX Partnership No. 1, Silicon Valley Bank, Venture
            Lending and Leasing II, Inc., Transamerica Business Credit
            Corporation and Lighthouse Capital Partners, dated November
            9, 1999
 10.10      Retail Lease between Telehub, Inc. and Mauswerks, Inc.,
            dated November 7, 1996 and related assignment by Mauswerks,
            Inc. to COLO.COM dated July 8, 1997
*10.11      Office Lease by and between COLO.COM and Sierra Point One
            Trust, dated June 8, 2000.
 21.1       List of Subsidiaries
 23.1       Consent of Arthur Andersen LLP, Independent Auditors
*23.2       Consent of Counsel (included in exhibit 5.1)
 24.1       Power of Attorney (included on signature page)
*25.1       Statement of Eligibility of Trustee
 27.1       Financial Data Schedule
*99.1       Form of Letter of Transmittal
*99.2       Form of Notice of Guaranteed Delivery

-------------------------
* To be filed by amendment